Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                                24/7 MEDIA, INC.
            (Exact name of Registrant as specified in its charter)


             DELAWARE                         7319                    13-3995672
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)    Classification Code Number)    Identification No.)

                       1250 Broadway, New York, NY 10001
                                 (212) 231-7100
(Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                                 DAVID J. MOORE
                            Chief Executive Officer
                                24/7 Media, Inc.
                    1250 Broadway, New York, New York 10001
                                (212) 231-7100
                              Fax (212) 760-1081
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                          Copies of Communications to:

       Ronald R. Papa, Esq.                Larry W. Sonsini, Esq.
        Proskauer Rose LLP                  David Drummond, Esq.
          1585 Broadway               Wilson Sonsini Goodrich & Rosati
  New York, New York 10036-8299           Professional Corporation
          (212) 969-3000                     650 Page Mill Road
        Fax (212) 969-2900              Palo Alto, California 94304
                                              (650) 493-9300
                                            Fax (650) 493-6811

                                ---------------

        Approximate date of commencement of proposed sale to the public:

  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                      Amount          Proposed Maximum      Proposed Maximum       Amount of
    Title of Each Class of             to be           Offering Price          Aggregate          Registration
 Securities to be Registered       Registered(1)        Per Share(2)       Offering Price(2)          Fee
-----------------------------   ------------------   ------------------   -------------------   ---------------
Common Stock, par value
 $.01 per share..............   4,600,000 shares          $ 35.875            $165,025,000        $ 45,876.95

--------------------------------------------------------------------------------
(1) Includes shares which the Underwriters have an option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on January 19, 1999.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             Subject to Completion
                 Preliminary Prospectus dated January 20, 1999


PROSPECTUS


                                4,000,000 Shares

                               [24/7 Media logo]

                                 Common Stock
                               ----------------
  24/7 Media, Inc. is offering 2,000,000 shares of common stock and selling stockholders are offering 2,000,000 shares. Our shares are traded on the Nasdaq National Market under the symbol "TFSM." The last reported sale price of our common stock on January 19, 1999 was $35-3/4 per share.

  Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 4 of this prospectus.
                               ----------------

                                                            Per Share     Total
                                                           -----------   ------
      Public Offering Price ............................        $           $
      Underwriting Discount ............................        $           $
      Proceeds, Before Expenses, to 24/7 Media .........        $           $
      Proceeds to Selling Stockholders .................        $           $

     The underwriters may also purchase up to an additional 600,000 shares from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will be ready for delivery in New York, New
York on or about     , 1999.

                               ----------------

Merrill Lynch & Co.
                 Allen & Company Incorporated
                                 CIBC Oppenheimer
                                           J.P. Morgan & Co.
                                                       PaineWebber Incorporated

                               ----------------

                   The date of this prospectus is     , 1999.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

    [SEE GRAPHIC INDEX, LOCATED AFTER BACK COVER, FOR DESCRIPTION OF ARTWORK]

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
Prospectus Summary .....................................................................   1
Risk Factors ...........................................................................   4
Use of Proceeds ........................................................................  12
Dividend Policy ........................................................................  12
Price Range of Common Stock ............................................................  12
Capitalization .........................................................................  13
Dilution ...............................................................................  13
Selected Consolidated Financial Data ...................................................  14
Management's Discussion and Analysis of Financial Condition and Results of Operations ..  15
Business ...............................................................................  23
Management .............................................................................  33
Certain Transactions ...................................................................  41
Principal and Selling Stockholders .....................................................  43
Description of Capital Stock ...........................................................  45
Shares Eligible for Future Sale ........................................................  48
Underwriting ...........................................................................  50
Legal Matters ..........................................................................  52
Experts ................................................................................  52
Where You Can Find More Information ....................................................  52
Index to Financial Statements ..........................................................  F-1

                          FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors".

     Words such as "expect", "anticipate", "intend", "plan", "believe", "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               ----------------

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information. If anyone provides you different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                      (i)

                              PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. The terms "we" and "our company" mean 24/7 Media, Inc., its subsidiaries and each of its predecessor entities. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                                  24/7 Media

Overview

     We are an Internet advertising and direct marketing firm which enables both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and electronic commerce. We generate revenue by selling advertisements and promotions for our Affiliated Web sites. In particular, we:

    o operate the 24/7 Network, a network of over 125 high profile Affiliated Web sites to which we delivered an aggregate of more than 900 million advertisements in December 1998;

    o operate the ContentZone, a network of over 2,500 small to medium-sized Affiliated Web sites to which we delivered an aggregate of more than 50 million advertisements in December 1998;

    o operate the 24/7 Media Europe Network, a network of over 60 Web sites that generated an aggregate of more than 200 million page views in December 1998, through our recently acquired 60% owned subsidiary, 24/7 Media Europe; and

    o are developing the 24/7 Media Asia Network through an agreement with China.com Corporation.

     We believe that advertisers seek to place Internet ads in ways to maximize unduplicated "reach" (the number of unique Web users that visit a Web site or set of Web sites at least once in the given month). According to Media Metrix, our networks reached 50% of all Internet users in December 1998. We believe that this reach figure is among the highest in the Internet advertising industry.

     We plan to aggressively recruit Web sites, both domestically and internationally, for our networks. We expect this strategy to further extend our reach, provide advertisers with a broad and diverse base of online content and Web page views, and improve our brand awareness and visibility with media buyers.

     In addition, as online advertisers and direct marketers increase their use of the Internet, they seek solutions and technologies that allow them to efficiently deliver highly targeted messages. Our customized solutions allow advertisers and direct marketers to tailor their ad campaigns to reach desired audiences, while reducing costs, easing time pressures and alleviating the need to purchase a series of ad campaigns from numerous Web publishers. We are currently working on several initiatives to increase our targeting capabilities, including the further development of our Adfinity[TM] ad serving technology and our Profilz[TM] database.

     As Internet traffic grows, Web publishers increasingly seek to maximize the value of their online advertising inventory. Our extensive sales and marketing experience provides Web publishers access to media buyers at large ad agencies and enables them to sell advertising without incurring the costs and challenges associated with building and maintaining an ad sales force. Additionally, the ad serving and targeting capabilities of Adfinity effectively deliver advertisements to our Affiliated Web sites.

     Our senior management team includes several individuals with over fifteen years of experience in advertising sales in the television and proprietary online network industries. Other members of senior management contribute extensive knowledge of ad serving technology and data base targeting. We leverage our media sales and technology expertise to maximize the value of ad campaigns for both advertisers and Affiliated Web sites.

     Our principal executive offices are located at 1250 Broadway, New York, New York, 10001, and our telephone number at that location is (212) 231-7100. Our company's main Web site address is www.247media.com.

                                   The Offering

Common stock offered by 24/7 Media .........  2,000,000 shares

Common stock offered by the selling
 stockholders ..............................  2,000,000 shares

  Total offering ...........................  4,000,000 shares

Common stock to be outstanding after the
 offering ..................................  18,282,835 shares(1)

Use of proceeds ............................  For general corporate purposes, including working capital, expansion of sales and marketing capabilities, and
                                              possible acquisitions. See "Use of Proceeds."

Risk factors ...............................  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in our
                                              common stock.

Nasdaq National Market symbol ..............  TFSM

------------
(1) Excludes approximately 2,155,305 shares of common stock issuable upon exercise of stock options outstanding at January 15, 1999 granted under our 1998 Stock Incentive Plan (of which 211,186 are vested and exercisable at January 15, 1999) and approximately 721,400 shares of common stock reserved for issuance pursuant to future grants under the 1998 Stock Incentive Plan. The outstanding stock options have a weighted average exercise price of $12.69 per share. Also excludes approximately 3,177,985 shares of common stock issuable upon exercise of outstanding warrants at January 15, 1999. Such warrants have a weighted average exercise price of $9.20 per share.

                      Summary Consolidated Financial Data


                                                  Three Months Ended
                                    -----------------------------------------------
                                       March 31,        June 30,       Sept. 30,
                                          1997            1997            1997
                                    --------------- --------------- ---------------
Pro Forma (1)
-------------
Consolidated Statement of Operations Data:
 Advertising revenue ..............  $    414,983    $    591,722    $    806,543
 Consulting and license fees ......       805,245         639,588         244,890
   Total revenue ..................     1,220,228       1,231,310       1,051,433
 Gross profit .....................       741,263         626,595         147,149
 Operating loss (2) ...............    (3,148,037)     (4,431,798)     (5,852,286)
 Net loss .........................    (3,133,895)     (4,433,098)     (5,882,888)
 Cumulative dividends on
  mandatorily redeemable
  convertible preferred stock......      (136,500)       (136,500)       (136,500)
 Net loss attributable to
  common stockholders .............  $ (3,270,895)   $ (4,569,598)   $ (6,019,388)
 Pro forma:
  Basic and diluted net  loss
  per share (3) ...................  $      (0.86)   $      (0.98)   $      (1.30)
  Weighted average shares
   outstanding (3) ................     3,786,202       4,652,006       4,652,006

Historical
----------
Consolidated Statement of Operations Data:
 Advertising revenue ..............  $    388,892    $    355,346    $    315,697
 Consulting and license fees ......       805,245         630,588         233,130
   Total revenue ..................     1,194,137         985,934         548,827
 Gross profit .....................       734,550         551,294          37,361
 Operating loss ...................      (798,059)     (1,423,535)     (2,400,167)
 Net loss .........................      (784,377)     (1,427,594)     (2,433,302)
 Cumulative dividends on
  mandatorily redeemable
  convertible preferred stock......            --              --              --
 Net loss attributable to
  common stockholders .............      (784,377)     (1,427,594)     (2,433,302)
 Basic and diluted net loss per
  share (4) .......................  $      (0.73)   $      (1.32)   $      (2.25)
 Weighted average shares
  outstanding (4) .................     1,079,116       1,079,116       1,079,116


                                                          Three Months Ended
                                    ---------------------------------------------------------------
                                        Dec. 31,       March 31,        June 30,       Sept. 30,
                                          1997            1998            1998            1998
                                    --------------- --------------- --------------- ---------------
Pro Forma (1)
-------------
Consolidated Statement of Operations Data:
 Advertising revenue ..............  $  1,819,545    $  2,347,307    $   4,126,498   $  5,461,341
 Consulting and license fees ......        57,173          88,362           39,178         66,000
   Total revenue ..................     1,876,718       2,435,669        4,165,676      5,527,341
 Gross profit .....................       555,006         542,938          816,035        911,799
 Operating loss (2) ...............    (3,359,372)     (4,412,069)      (5,193,928)    (6,041,801)
 Net loss .........................    (3,437,217)     (4,590,761)      (5,157,817)    (5,796,349)
 Cumulative dividends on
  mandatorily redeemable
  convertible preferred stock......      (136,500)       (136,500)        (151,689)       (90,607)
 Net loss attributable to
  common stockholders .............  $ (3,573,717)   $ (4,727,261)   $  (5,309,506)  $ (5,886,956)
 Pro forma:
  Basic and diluted net  loss
  per share (3) ...................  $      (0.76)   $      (0.75)   $       (0.67)  $      (0.50)
  Weighted average shares
   outstanding (3) ................     4,681,998       6,342,350        7,892,251     11,737,255

Historical
----------
Consolidated Statement of Operations Data:
 Advertising revenue ..............  $    407,170    $  1,076,250    $   3,661,110   $  5,461,341
 Consulting and license fees ......        12,501              --           39,178         66,000
   Total revenue ..................       419,671       1,076,250        3,700,288      5,527,341
 Gross profit .....................       170,024         146,247          602,341        911,799
 Operating loss ...................      (587,601)     (2,130,580)     (10,291,973)    (6,041,801)
 Net loss .........................      (660,555)     (2,297,838)     (10,256,792)    (5,796,349)
 Cumulative dividends on
  mandatorily redeemable
  convertible preferred stock......            --         (33,500)        (151,689)       (90,607)
 Net loss attributable to
  common stockholders .............      (660,555)     (2,331,338)     (10,408,481)    (5,886,956)
 Basic and diluted net loss per
  share (4) .......................  $      (0.60)   $      (0.76)   $       (1.32)  $      (0.50)
 Weighted average shares
  outstanding (4) .................     1,109,108       3,055,432        7,892,251     11,737,255


                                                                                 As of September 30, 1998
                                                                             ---------------------------------
                                                                                 Actual        As Adjusted (5)
                                                                             --------------   ----------------
Consolidated Balance Sheet Data:
 Cash and cash equivalents ...............................................    $42,784,975       $109,602,475
 Working capital .........................................................     41,400,833        108,218,333
 Goodwill, net ...........................................................     11,519,218         11,519,218
 Total assets ............................................................     62,566,159        129,383,659
 Obligations under capital leases, excluding current installments ........         42,759             42,759
 Total stockholders' equity ..............................................     54,580,974        121,398,474

----------------
(1) Pro forma consolidated statement of operations data reflects the consolidation of the results of operations of Petry, Advercomm, Intelligent Interactions and CliqNow! as if each entity had been acquired on January 1, 1997 (or inception, if later). Our pro forma results of operations for the three months ended September 30, 1998 are equal to our historical results for the same period because our last acquisition took place on June 1, 1998.

(2) Includes acquisition related non-cash charges for amortization of goodwill beginning in the first quarter of pro forma 1997 and excludes the one-time write-off of in-process technology. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(3) See Note 2 to our Consolidated Financial Statements for the determination of shares used in computing pro forma basic and diluted net loss per share.

(4) See Note 1 to our Consolidated Financial Statements for the determination of shares used in computing basic and diluted net loss per share.

(5) Adjusted to reflect our sale of 2,000,000 shares of common stock, the net proceeds from which are estimated to be approximately $66,817,500 after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of the offering for general corporate purposes, including working capital, and for the expansion of our operations and sales and marketing capabilities. See "Use of Proceeds."

                                 RISK FACTORS

     You should carefully consider the following risk factors before you decide to buy our common stock. The risks and uncertainties described below are not the only ones facing our company. These risks and other risks and uncertainties may adversely impair our business operations.

     This prospectus contains forward-looking statements that are based largely on our current expectations and that are subject to a number of risks and uncertainties, including those set forth below. Our actual results could differ materially from the results discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

Extremely Limited Operating History

     None of our predecessor companies had an operating history of more than four years, and thus we have an extremely limited operating history. You must consider the risks, expenses and difficulties typically encountered by companies with limited operating histories, particularly companies in new and rapidly expanding markets such as Internet advertising. To address these risks, among other things, we must effectively:

    o develop new relationships and maintain existing relationships with Affiliated Web sites, advertisers, and other third parties;

    o   further develop and upgrade our technology;

    o   respond to competitive developments;

    o implement and improve operational, financial and management information systems; and

    o   attract, retain and motivate qualified employees.

     We were formed in January 1998 to consolidate three Internet advertising companies and have since acquired two companies and a 60% interest in a third company. To effectively integrate these previously independent operations, we must continue to integrate and improve our financial and management controls, ad serving technology, reporting systems and procedures, and expand, train and manage our work force. Completion of such integration may take a significant period of time and will require the dedication of management and other resources, which may distract management's attention from our other operations.

History of Losses and Anticipation of Continued Losses

     We incurred pro forma net losses of $16.9 million for the year ended December 31, 1997 and $15.5 million for the nine months ended September 30, 1998, and each of our predecessors had net losses in every year of their operation. We anticipate that we will incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures. Although our revenue has grown rapidly in recent periods, such growth may not continue and may not lead to profitability.

Our Quarterly Operating Results are Subject to Significant Fluctuations

     Our results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:

    o the addition of new or loss of current advertisers or Affiliated Web sites;

    o   changes in fees paid by advertisers;

    o changes in service fees payable by us to Web publishers, or ad serving fees payable by us to third parties;

    o the introduction of new Internet advertising services by us or our competitors;

    o variations in the levels of capital or operating expenditures and other costs relating to the expansion of our operations; and

    o   general economic conditions.

Our future revenues and results of operations may be difficult to forecast due to such factors.

     We believe that our revenues are also subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. Additional seasonal patterns in Internet advertising spending may emerge as the industry matures. Expenditures by advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers or the economy in general, which could alter current or prospective advertisers' spending priorities or budget cycles or extend our sales cycle.

     Our expense levels are based in large part on our investment plans and estimates of future revenues. In particular, we expect to significantly increase our operating expenses to expand our sales and marketing organization and to integrate and scale our Adfinity technology. Such expenses may precede or may not be followed by increased revenues, as we may be unable to, or may elect not to, adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

     Due to the foregoing factors, we believe that period-to-period comparisons of our results of operations may not be meaningful, and you should not rely on past periods as indicators of future performance. In future periods, our results of operations may fall below the expectations of securities analysts and investors, which could adversely affect the trading price of the common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The Internet Advertising Market is New and Unproven

     In the new and rapidly evolving Internet advertising market, demand and market acceptance for products and services are subject to high levels of uncertainty, and a significant number of entrants continually seek to penetrate the market. Since we expect to derive substantially all of our revenues in the foreseeable future from Internet advertising, our future success is highly dependent on the increased use of the Internet as an advertising medium.

     The Internet as an advertising medium has not been in existence for a sufficient period of time to demonstrate its effectiveness as compared with traditional advertising media. Most of our current or potential advertising customers have limited or no experience using the Internet as an advertising medium, have not devoted a significant portion of their advertising expenditures to Internet advertising and may not find Internet advertising to be effective for promoting their products and services relative to advertising across traditional media. Companies adopting Internet advertising, particularly those that use traditional media for advertising, must accept new ways of conducting business and exchanging information. In addition, most Web publishers have limited or no experience in generating revenues from advertising on their Web sites. We cannot be certain that the market for Internet advertising will continue to emerge or be sustainable.

     Online advertising must prove effective to justify a reallocation of resources from traditional forms of advertising to this developing medium. There are currently no widely accepted standards to measure the effectiveness of Internet advertising and we cannot be certain that such standards will develop to sufficiently support Internet advertising as a significant advertising medium. Advertisers may not accept our or third-party measurements of impressions on Web sites utilizing our services and such measurements may contain errors. In addition, the effectiveness of Internet advertising is dependent upon the accuracy of information contained in the databases used to target advertisements. We cannot be certain that the information in our database will be accurate or that advertisers will be willing to have advertisements targeted by any database containing such potential inaccuracies. Actual or perceived ineffectiveness of online advertising in general, or accuracy of measurements or database information in particular, could limit the long-term growth of online advertising.

     Banner advertising, from which we currently derive most of our revenues, may not be an effective advertising method in the future. We cannot be certain that any other forms of Internet advertising will be developed or accepted by the market. Even if new methods are developed, we may not be able to take advantage of them. Moreover, "filter" software programs that limit advertising from being delivered to a Web site are currently available. The Internet advertising market and our business could be adversely affected if use of filter software becomes widespread.

     Adoption of online direct marketing, particularly by those entities that have historically relied upon traditional means of direct marketing (such as telemarketing and direct mail), requires the broad acceptance of a new and substantially different approach to direct marketing. As with online advertising and other new markets, intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of our products and services to generate demand for our services. Enterprises that have already invested substantial resources in other methods of conducting business may be reluctant or slow to adopt a new approach that may replace, limit, or compete with their existing systems. In addition, since online direct marketing is emerging as a new and distinct market apart from online advertising, potential adoptors of online direct marketing services will increasingly demand functionality tailored to their specific requirements.

Reliance on a Limited Number of Web Publishers and Dependence on the 24/7
Network

     The 24/7 Network consists of a limited number of Affiliated Web sites that have contracted for our services under agreements cancellable upon a specified notice period. For the nine months ended September 30, 1998 and for the year ended December 31, 1997, approximately 40% and 68%, respectively, of the 24/7 Network's pro forma advertising revenues were derived from advertisements on the top ten Affiliated Web sites on the 24/7 Network. For the nine months ended September 30, 1998, the top ten Web sites included AT&T WorldNet Service, Netscape Communications, Reuters, Comedy Central, Encompass, Earthlink Network, Blizzard Entertainment, The Mining Company, Meredith and Reality Online. The top ten Web sites for the year ended December 31, 1997 included AT&T WorldNet Service, Reuters, USA.NET, Columbia House, Comedy Central, Reuters-MoneyNet, Maps on Us, Universal Media, FlashNet Communications and FoxNews Internet. We experience turnover from time to time in our Affiliated Web sites, and we cannot be certain that the Web sites named above remain or will remain associated with us. Affiliated Web sites generally measure satisfaction by acceptable revenue levels, adequate "click-thru rates" (the number of times users click on an advertisement as a percentage of page views), high levels of customer service and timely and accurate reporting. Levels of traffic on Affiliated Web sites may not remain consistent or increase over time, and we may be unable to replace any departed Affiliated Web site with another Web publisher with comparable traffic patterns and user demographics. The loss or reduction in traffic on these Web sites may cause advertisers or Web publishers to withdraw from the 24/7 Network.

Reliance on a Limited Number of Advertisers and Ad Agencies

     We generate our revenues from a limited number of advertisers and ad agencies that purchase space on Affiliated Web sites and we expect that a limited number of these entities may continue to account for a significant percentage of our revenues for the foreseeable future. In particular, for the nine months ended September 30, 1998 and for the year ended December 31, 1997, our top ten advertisers and ad agencies accounted for an aggregate of approximately 41% and 48%, respectively, of the 24/7 Network's pro forma advertising revenues. See "Management's Discussion and Analysis--General." Advertisers and ad agencies typically purchase advertising under purchase order agreements that run for a limited time. We cannot be certain that current advertisers and ad agencies will continue to purchase advertising from us or that we will be able to attract additional advertisers and ad agencies successfully, or that agencies and advertisers will make timely payment of amounts due to us.

Integration of Adfinity Technology and Dependence on Third Party Technology

     We currently use several ad serving technologies to deliver advertisements to our networks, including our Adfinity system, the Adforce service from Adforce, Inc., the MatchLogic service from Excite, Inc. and our own proprietary system for the ContentZone. We intend to migrate all of our Affiliated Web sites to the Adfinity system during 1999. To complete the transition to Adfinity, we must, among other things, ensure scalability of the Adfinity system, assimilate our current sales and reporting functions into the Adfinity model and work with certain existing Affiliated Web sites to re-tag such Web sites. Although we expect that the transition to Adfinity will be completed in the second half of 1999, we cannot be certain that we will be able to complete this transition on a timely basis. Our strategy to deliver targeted advertisements depends upon the successful integration of Adfinity as well as further development of interfaces between Adfinity, our Profilz database and third party demographic data. Our failure to effect a successful transition to Adfinity could result in a loss of Affiliated Web sites, a disruption in our ability to effectively deliver advertisements and a negative impact on our business.

     Until the integration of Adfinity is complete, we will be dependent in part upon Adforce and MatchLogic to deliver ads to the 24/7 Network and to produce frequent operational reports. If either service becomes unavailable or fails to serve our advertisements or effectively deliver our reports, our business would be materially adversely affected. Additionally, the use of multiple systems require us to employ a significant amount of effort to prepare information for financial reporting. This causes difficulties in preparing financial statements and reporting information on a timely basis. We are in the process of upgrading our systems to integrate newly developed and purchased modules with Adfinity to improve our accounting, control and reporting methods. Our inability to add additional software and hardware or to further develop and upgrade our existing technologies, systems or network infrastructure may cause unanticipated delays in delivering our customers' advertisements and providing timely reporting of accurate financial information.

Our Markets are Highly Competitive

     The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to increase. We believe that our ability to compete depends upon many factors both within and beyond our control, including:

    o the timing and market acceptance of new products and enhancements of existing services developed by us and our competitors;

    o   changing demands regarding customer service and support;

    o   shifts in sales and marketing efforts by us and our competitors; and

    o the ease of use, performance, price and reliability of our services and products.

     We compete for Internet advertising revenues with large Web publishers and Web portals, such as America Online, Excite, GeoCities, Go Network, Infoseek, Lycos, Microsoft Network and Yahoo! Further, our networks compete for Web site clients with a variety of Internet advertising networks, including DoubleClick, Link Exchange, Flycast and 2Can Media. We also encounter competition from a number of other sources, including content aggregators, companies engaged in advertising sales networks, advertising agencies and other entities that facilitate Internet advertising. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than ours. We cannot be certain that we will be able to successfully compete against current or future competitors. In addition, the Internet must compete for a share of advertisers' total budgets with traditional advertising media, such as television, radio, cable and print. To the extent that the Internet is perceived to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising, which could limit the growth of Internet advertising.

Risks Associated with Technological Change

     The Internet market is characterized by rapidly changing technology, evolving industry standards, frequent new product announcements and enhancements, and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete. Our future success depends on our ability to adapt to rapidly changing technologies and to improve the performance, features and reliability of our services and products in response to changing customer and industry demands. Furthermore, we may experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of services. New services or enhancements to existing services may not adequately meet the requirements of our current and prospective advertisers and Affiliated Web sites or achieve any degree of significant market acceptance.

Dependence on the Web Infrastructure

     Our success depends upon, among other things, the continued expansion of, and reliance on, the Internet and the development and maintenance of a viable Web network infrastructure. The maintenance and improvement of this infrastructure will require timely development of products, such as high speed modems and communications equipment, to continue to provide reliable Web access and improved content. The current Web infrastructure may be unable to support an increased number of users or the increased bandwidth requirements of users and, as such, the performance or reliability of the Web may be adversely affected. Furthermore, the Web has experienced certain outages and delays as a result of damage to portions of its infrastructure. Such outages and delays, including those resulting from Year 2000 problems, could adversely affect Web sites and the level of traffic on our networks. The effectiveness of the Web may decline due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet protocol) designed to support increased levels of activity. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed, we may be required to incur substantial expenditures to adapt our services to changing or emerging technologies. Moreover, critical issues concerning the commercial use and government regulation of the Internet (including security, cost, ease of use and access, intellectual property ownership and other legal liability issues) remain unresolved and could materially and adversely impact both the growth of the Internet and our business.

Dependence on Third Party Systems and Risk of System Failure

     A key to our strategy is to generate a high volume of traffic for our products and services. In particular, our success depends on the performance of Adfinity and of services we employ from third parties. Adfinity's computer hardware and software is housed at GlobalCenter, Inc., a third party provider of Internet communication services. See "Business--Facilities and Systems." Any Adfinity or third party ad server system failure, including failures that delay the delivery of advertisements to Web sites, could reduce customer satisfaction.

     In general, our operations are dependent upon the proper operation of our own and third party computer systems. Any damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, human error, and similar unexpected events could adversely affect our business. In addition, failure of our telecommunications providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the services we provide. Large increases in the volume of advertising delivered through our ad servers could strain the capacity of the software or hardware we deploy, which could lead to slower response time or system failures. Despite precautions taken by us, unanticipated problems affecting our computer and telecommunications systems in the future could cause interruptions in the delivery of our services.

Need to Manage Growth

     We have experienced rapid growth and expansion in operations that have placed a significant strain on our managerial, operational and financial resources. We have grown from approximately 60 employees on a pro forma basis as of September 30, 1997 to approximately 166 employees as of December 31, 1998 and expect the number of employees to increase in the future. To successfully compete in the evolving Internet industry, we must continue to improve our financial and management controls, enhance our reporting systems and procedures, continue to scale our ad serving systems and expand, train and manage our work force. We cannot be certain that our systems, procedures or controls will be adequate to support our expanding operations, or that management will be able to respond effectively to such growth. Our future results of operations also depend on the expansion of our sales, marketing and customer support departments.

Risks Associated with Acquisitions or Investments

     We intend to continue pursuing selective acquisitions of businesses, technologies and product lines as a key component of our growth strategy. We regularly seek to identify and acquire or invest in companies or assets that will enhance our revenue growth, operations and profitability. Any future acquisition or investment may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to goodwill and other intangible assets. In addition, acquisitions involve numerous risks, including:

    o the difficulties in the integration and assimilation of the operations, technologies, products and personnel of an acquired business;

    o   the diversion of management's attention from other business concerns;

    o the availability of favorable acquisition financing for future acquisitions; and

    o   the potential loss of key employees of any acquired business.

     Our inability to successfully integrate any acquired company could adversely affect our business.

Risks Associated with International Expansion

     We have operations in a number of international markets. We intend to continue to expand our international operations and international sales and marketing efforts. To date, we have limited experience in marketing, selling and distributing our solutions internationally. International operations are subject to other inherent risks, including:

    o   changes in regulatory requirements;

    o   reduced protection for intellectual property rights in some countries;

    o   potentially adverse tax consequences;

    o general import/export restrictions relating to encryption technology and/or privacy;

    o   difficulties and costs of staffing and managing foreign operations;

    o political and economic instability either domestically or internationally;

    o   fluctuations in currency exchange rates; and

    o seasonal reductions in business activity during the summer months in Europe and certain other parts of the world.

     In addition to these factors, due to our minority stake in our Asian operation, we are relying on our business partner to conduct operations, establish our network, aggregate Web publishers and coordinate sales and marketing efforts. Our success in Asia is directly dependent on the success of our business partner and its dedication of sufficient resources to our relationship.

Dependence on Key Personnel

     Our success depends upon our senior management and key sales and technical personnel, particularly David J. Moore, Chief Executive Officer, and Jacob I. Friesel, Executive Vice President. The loss of the services of one or more of these persons could materially adversely affect our business. Our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel. Competition for such personnel in the Internet industry is intense, and we cannot be certain that we will be able to retain our key personnel or that we can attract, assimilate or retain other highly qualified personnel in the future. We have experienced in the past, and may continue to experience in the future, difficulty in hiring and retaining candidates with appropriate qualifications, especially in sales and marketing positions. Although we have not experienced any material impact from the difficulty in hiring and retaining qualified employees, we may be materially impacted in the future from such hiring difficulties.

Dependence on Proprietary Rights and Risk of Infringement

     We rely upon patent, trademark, copyright and trade secret laws to protect our intellectual property. We have pursued the protection of our trademarks by applying to register them in the United States and internationally. We are the owner of a registration for the 24/7 Media trademark in the United States. Our trademark registrations or patent applications may not be approved or granted or may be successfully challenged by others or invalidated through administrative process or litigation. Further, if our trademark registrations are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, we cannot be certain that we will be able to enter into arrangements with such third parties on commercially reasonable terms to allow us to continue to use such trademarks. Such patent, trademark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available. In addition, we protect our proprietary rights through the use of confidentiality agreements with employees and affiliates. We also license certain proprietary rights to third parties. There is a risk that:

    o these agreements and licenses may not provide adequate protection of our proprietary rights;

    o   our employees and affiliates may not keep such information confidential;
        and

    o this proprietary information will otherwise become known, or be independently developed by competitors.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and we cannot be certain as to the future viability or value of any of our proprietary rights or other companies within the industry. The steps taken by us to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our proprietary rights. Additionally, our business activities may infringe upon the proprietary rights of others, or other parties may assert infringement claims against us. We anticipate that we may be subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our business partners. Such claims and any resultant litigation, should it occur, could subject us to significant liability for damages and could result in invalidation of our proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention.

Privacy Concerns

     Our Adfinity technology and Profilz database collect and use data derived from user activity on our networks, Affiliated Web sites and other sources. We cannot be certain that any trade secret, copyright or other protection will be available for such data or that others will not claim rights to such data. We must also keep certain information regarding Web publishers confidential pursuant to our contracts with Web publishers. Adfinity enables the use of "cookies," in addition to other mechanisms, to deliver targeted advertising, to help compile demographic information, and to limit the frequency with which an advertisement is shown to the user. Cookies are bits of information keyed to a specific server, file pathway or directory location that are stored on a user's hard drive and passed to a Web site's server through the user's browser software. Cookies are placed on the user's hard drive without the user's knowledge or consent, but can be removed by the user at any time. Currently available Internet browsers allow a user to delete cookies or prevent cookies from being stored on the user's hard drive. Due to privacy concerns, some Internet commentators, advocates and governmental bodies have suggested that the use of cookies be limited or eliminated. Any limitation on our ability to use cookies could impair our targeting capabilities and adversely affect our business.

Government Regulation and Legal Uncertainties

     Due to the increasing popularity and use of the Web, a number of laws and regulations may be adopted regarding user privacy, pricing, acceptable content, taxation and quality of products and services. Although there are currently few laws or regulations directly governing access to or commerce on the Internet, any new legislation could inhibit the growth in use of the Web and decrease the acceptance of the Web as a communications and commercial medium, which could have a material adverse effect on our business, results of operations and financial condition. In addition, the growing use of the Web has burdened existing telecommunications infrastructure and has caused interruptions in telephone service. Certain telephone carriers have petitioned the government to regulate and impose fees on Internet service providers and online service providers in a manner similar to long distance telephone carriers. Any such regulations could affect the costs of communicating on the Web and adversely affect the growth in use of the Web, which could in turn decrease the demand for our products. Further, due to the global nature of the Web, governments of states or foreign countries may attempt to regulate Internet transmissions or levy sales or other taxes relating to our activities. We cannot be certain that violations of local laws will not be alleged by applicable governments, we will not violate such laws or new laws will not be enacted in the future. Moreover, the applicability of existing laws governing issues such as property ownership, libel and personal privacy is uncertain in regards to the Internet.

Year 2000 Risks

     Beginning in the year 2000, the date fields coded in certain software products and computer systems will need to accept four digit entries in order to distinguish 21st century dates from 20th century dates. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance issues. We are working with our external suppliers and service providers to ensure that they and their systems will be able to support our needs and, where necessary, interoperate with our hardware and software infrastructure in preparation for the year 2000. We do not anticipate that we will incur material expenses to make our computer software programs and operating systems Year 2000 compliant. However, we cannot be certain that unanticipated costs associated with any Year 2000 compliance will not exceed our present expectations. In addition, our ad servers and certain of our customers may also be impacted by Year 2000 complications. Any failure by us, ad servers or our customers to make their products Year 2000 compliant could result in a decrease in sales of our products, an increase in the allocation of resources to address Year 2000 problems of our customers without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by our customers due to such Year 2000 problems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Control by Principal Stockholders, Officers and Directors

     After this offering, the directors and executive officers and their affiliates will beneficially own approximately 35% of the outstanding common stock. As a result, these stockholders will be able to exercise substantial control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in our control. See "Management" and "Security Ownership of Certain Beneficial Owners and Management."

Broad Discretion in Use of Proceeds

     The net proceeds of this offering will be added to our working capital and will be available for general corporate purposes, including capital expenditures and potential future acquisitions. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds. See "Use of Proceeds."

Shares Eligible for Future Sale and Registration Rights

     Sales of significant amounts of common stock in the public market after this offering, or the perception that such sales will occur, could materially affect the market price of the common stock or our future ability to raise capital through an offering of our equity securities. We will have 18,282,835 shares of common stock outstanding after this offering.

The 3,550,000 million shares sold in our initial public offering and the 4,000,000 shares offered hereby will be eligible for immediate sale in the public market without restriction, except shares purchased by our "affiliates" within the meaning of Rule 144 promulgated under the Securities Act. The remaining 10,732,835 shares of common stock held by existing stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Our directors and officers and a majority of our stockholders have agreed that they will not sell, directly or indirectly, any common stock without the prior consent of the representatives of the underwriters for a period of 90 days from the date of this prospectus. See "Underwriting." As a result of contractual restrictions and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market, if an exemption under Rule 144 is available, as follows:

    o ___ shares may be eligible for sale upon the expiration of their respective one-year holding periods which for a majority of these shares will occur on April 9, 1999; and

    o ___ shares may be eligible for sale upon the expiration of lock-up agreements 90 days after the date of this prospectus.

     In addition, there are outstanding options to purchase 2,155,305 shares of common stock, 211,186 of which will, upon exercise, be eligible for sale in the public market immediately after the date of this prospectus and an additional 126,061 of which will be eligible for sale in the public market not more than 90 days after the date of this prospectus. There are also outstanding warrants to purchase 3,177,985 shares of common stock, ____ of which may be eligible for sale upon the expiration of their respective one-year holding periods, which for all of these shares will occur on April 9, 1999, and ____ of which will be eligible for sale in the public market until expiration of lock-up agreements 90 days after the date of this prospectus. In addition, certain stockholders, representing approximately 8 million shares of common stock, have the right, subject to certain conditions, to include their shares in future registration statements relating to our securities and/or to cause us to register certain shares of common stock owned by them. See "Shares Eligible For Future Sale."

Continued Extreme Volatility of Stock Price

     The trading price of the common stock has fluctuated widely in its short history and is likely to continue to be highly volatile and subject to wide fluctuations caused by, among other things, investors' perceptions, variations in quarterly results of operations, the gain or loss of significant advertisers or Affiliated Web sites, changes in our earning estimates by industry analysts, announcements of technological innovations or new services by us or our competitors, or general conditions in the economy in general or in Internet-related industries.

     In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price for many companies in industries similar or related to ours and that have been unrelated to the operating performance of these companies. These market fluctuations may have a material adverse effect on the market price of our common stock.

                                USE OF PROCEEDS

     The net proceeds from the sale of the 2,000,000 shares of common stock sold by us in this offering are estimated to be approximately $66,817,500 after deducting underwriting discounts and estimated offering expenses payable by us. The primary purpose of this offering is to obtain additional working capital.

     We intend to use the net proceeds of this offering for general corporate purposes, including working capital, and for the expansion of our operations and sales and marketing capabilities. In addition, we may use a portion of the net proceeds of this offering to acquire or invest in complementary businesses, technologies, services or products. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds. Pending such uses, the net proceeds will be primarily invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     We have not declared or paid any dividends on our capital stock since our inception and do not anticipate paying dividends in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of the our business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our board of directors.

                          PRICE RANGE OF COMMON STOCK

     Since our initial public offering on August 13, 1998, our common stock has traded on the Nasdaq National Market under the symbol "TFSM." The following table sets forth the high and low closing prices of the common stock, for the periods indicated, as reported by the Nasdaq National Market.


                                                       High      Low
                                                     -------   -------
Year Ended December 31, 1998
Third Quarter (from August 14, 1998) .............   20-1/4       6-3/4
Fourth Quarter ...................................   34-1/8       6-3/8
Year Ending December 31, 1999
First Quarter (through January 19, 1999) .........   41-1/2      26-1/4

On January 19, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $35.75. As of January 15, 1999, there were approximately 300 holders of record of our common stock.

                                CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1998
(i) on an actual basis and (ii) on an as adjusted basis to give effect to our sale of 2,000,000 shares of common stock, after deducting underwriting discounts and estimated offering expenses payable by us. See "Use of Proceeds." The capitalization information set forth in the table below should be read in conjunction with the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                                     September 30, 1998
                                                                             -----------------------------------
                                                                                  Actual           As Adjusted
                                                                             ----------------   ----------------
Obligations under capital leases, excluding current installments .........    $      42,759      $      42,759
Stockholders' equity(1)
  Preferred stock, $.01 par value; 10,000,000 shares authorized;
   no shares issued and outstanding on an actual
   or as adjusted basis ..................................................               --                 --
  Common stock, $.01 par value; 70,000,000 shares authorized;
   15,482,804 shares issued and outstanding actual; 17,482,804
   shares issued and outstanding on an as adjusted basis .................          154,828            174,828
  Additional paid-in-capital .............................................       86,731,261        153,528,761
  Deferred stock compensation ............................................         (372,922)          (372,922)
  Accumulated deficit ....................................................      (31,932,193)       (31,932,193)
                                                                              -------------      -------------
   Total stockholders' equity ............................................       54,580,974        121,398,474
                                                                              -------------      -------------
    Total capitalization .................................................    $  54,623,733      $ 121,441,233
                                                                              =============      =============

------------
(1) Excludes approximately 2,155,305 shares of common stock issuable upon exercise of stock options outstanding at January 15, 1999 granted under our 1998 Stock Incentive Plan (of which 211,186 are vested and exercisable at January 15, 1999) and approximately 721,400 shares of common stock reserved for issuance pursuant to future grants under the 1998 Stock Incentive Plan. The outstanding stock options have a weighted average exercise price of $12.69 per share. Also excludes approximately 3,177,985 shares of common stock issuable upon exercise of outstanding warrants at January 15, 1999. Such warrants have a weighted average exercise price of $9.20 per share.

                                   DILUTION

     As of September 30, 1998, our net tangible book value was $43,038,447 in the aggregate, or $2.78 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of outstanding shares of common stock. Dilution per share represents the difference between the amount per share paid by investors in this offering of common stock and the net tangible book value per share after the offering. After giving effect to the sale of 2,000,000 shares of common stock and after our application of the estimated net proceeds from the offering, our net tangible book value as of September 30, 1998 would have been $109,855,947 in the aggregate, or $6.28 per share. This represents an immediate increase in net tangible book value of $3.50 per share to existing shareholders and an immediate dilution in net tangible book value of $ 29.47 per share to new investors purchasing shares of common stock in the offering. If the public offering price is higher or lower, the dilution to the new investors will increase or decrease accordingly. The following table illustrates this per share dilution:

   Public offering price per share .......................................                 $  35.75
     Net tangible book value per share before the offering ...............    $  2.78
     Increase in net tangible book value per share attributable
      to new investors ...................................................       3.50
                                                                              -------
   Net tangible book value per share after the offering ..................                     6.28
                                                                                           --------
   Dilution in net tangible book value per share to new investors ........                 $  29.47
                                                                                           ========

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data as of and for each of the years in the three-year period ended December 31, 1997 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated financial data for the period from September 1994 through December 31, 1994 have been derived from the financial statements of Interactive Imaginations not included in this prospectus and our accounting records. The selected consolidated financial data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are derived from unaudited consolidated financial statements appearing in this prospectus. In our opinion, such unaudited data reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial data for such period. The consolidated results of operations for the nine months ended September 30, 1998 are not necessarily indicative of results that may be expected for the full year. We believe that due to the acquisitions in 1998, the period to period comparisons are not meaningful and should not be relied upon as indicative of future performance. You should read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto included elsewhere in this prospectus.


                                                         September
                                                      1994 (inception)               Year Ended December 31,
                                                    through December 31,  ---------------------------------------------
                                                          1994(1)              1995            1996            1997
                                                    --------------------  --------------  -------------   -------------
Consolidated Statement of Operations Data:
Revenues:
 Advertising .....................................       $      --        $    151,750    $  1,106,329    $  1,467,105
 Consulting and license fees .....................              --                  --         435,834       1,681,464
                                                         ---------        ------------    ------------    ------------
  Total revenues .................................              --             151,750       1,542,163       3,148,569
Cost of revenues .................................              --             198,291       1,592,771       1,655,340
                                                         ---------        ------------    ------------    ------------
 Gross profit (loss) .............................              --             (46,541)        (50,608)      1,493,229
Operating expenses:
 Sales and marketing .............................              --             114,348       2,240,399       1,672,999
 General and administrative ......................         (35,771)            581,068       3,010,009       2,622,743
 Product development .............................              --             426,187       1,460,928       1,417,750
 Other expenses (2) ..............................              --                  --              --         989,099
 Write-off of acquired in-process technology                    --                  --              --              --
 Amortization of goodwill ........................              --                  --              --              --
                                                         ---------        ------------    ------------    ------------
  Total operating expenses .......................         (35,771)          1,121,603       6,711,336       6,702,591
Operating loss ...................................         (35,771)         (1,168,144)     (6,761,944)     (5,209,362)
Interest (expense) income, net ...................              --                  --         (33,731)        (96,466)
                                                         ---------        ------------    ------------    ------------
Net loss .........................................         (35,771)         (1,168,144)     (6,795,675)     (5,305,828)
Cumulative dividends on mandatorily
 convertible preferred stock .....................              --                  --              --              --
                                                         ---------        ------------    ------------    ------------
Net loss attributable to common stockholders .....       $ (35,771)       $ (1,168,144)   $ (6,795,675)   $ (5,305,828)
                                                         =========        ============    ============    ============
Basic and diluted net loss per share (3) .........       $    (.14)       $      (2.78)   $      (6.48)   $      (4.88)
Weighted average shares outstanding (3) ..........         250,000             420,908       1,049,432       1,086,614

                                                           Nine Months Ended
                                                             September 30,
                                                   ---------------------------------
                                                         1997             1998
                                                   ---------------- ----------------
Consolidated Statement of Operations Data:
Revenues:
 Advertising .....................................   $  1,059,935    $  10,198,701
 Consulting and license fees .....................      1,668,963          105,178
                                                     ------------    -------------
  Total revenues .................................      2,728,898       10,303,879
Cost of revenues .................................      1,405,693        8,643,492
                                                     ------------    -------------
 Gross profit (loss) .............................      1,323,205        1,660,387
Operating expenses:
 Sales and marketing .............................      1,475,763        4,806,710
 General and administrative ......................      2,194,824        5,207,699
 Product development .............................      1,285,280        1,002,478
 Other expenses (2) ..............................        989,099               --
 Write-off of acquired in-process technology                   --        5,477,281
 Amortization of goodwill ........................             --        3,630,573
                                                     ------------    -------------
  Total operating expenses .......................      5,944,966       20,124,741
Operating loss ...................................     (4,621,761)     (18,464,354)
Interest (expense) income, net ...................        (23,512)         113,375
                                                     ------------    -------------
Net loss .........................................     (4,645,273)     (18,350,979)
Cumulative dividends on mandatorily
 convertible preferred stock .....................             --         (275,796)
                                                     ------------    -------------
Net loss attributable to common stockholders .....   $ (4,645,273)   $ (18,626,775)
                                                     ============    =============
Basic and diluted net loss per share (3) .........   $      (4.30)   $       (2.45)
Weighted average shares outstanding (3) ..........      1,079,116        7,610,191


                                                                 As of December 31,
                                                ----------------------------------------------------
                                                  1994         1995          1996           1997
                                                ---------  ------------  ------------   ------------
Consolidated Balance Sheet Data:
Cash and cash equivalents ....................  $ 10,722   $        --   $1,689,395     $     93,945
Working capital (deficit) ....................    (9,278)     (235,342)      (6,493)      (1,165,482)
Goodwill, net ................................        --            --           --               --
Total assets .................................    29,229       497,165    3,950,790        1,038,941
Long-term debt ...............................        --            --           --        2,316,511
Obligations under capital leases, excluding
 current installments ........................        --            --           --               --
Total stockholders' equity (deficit) .........     9,229       202,573    1,750,202       (2,727,967)


                                                  As of September 30, 1998
                                                ----------------------------
                                                   Actual     As Adjusted(4)
                                                ------------  --------------
Consolidated Balance Sheet Data:
Cash and cash equivalents ....................  $42,784,975    $109,602,475
Working capital (deficit) ....................   41,400,833     108,218,333
Goodwill, net ................................   11,519,218      11,519,218
Total assets .................................   62,566,159     129,383,659
Long-term debt ...............................           --              --
Obligations under capital leases, excluding
 current installments ........................       42,759          42,759
Total stockholders' equity (deficit) .........   54,580,974     121,398,474

----------------
(1) We were incorporated in September 1994 and had insignificant activities from inception through December 31, 1994.

(2) Includes an aggregate of $232,304 in legal costs incurred in defending a class-action lawsuit filed by certain Affiliated Web sites on the ContentZone, which defense resulted in grant of summary judgment in our favor and a net write-off of approximately $756,795 of property and equipment that was deemed to have no future economic benefit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto.

(3) See Note 1 to our Consolidated Financial Statements for the determination of shares used in computing basic and diluted net loss per share.

(4) Adjusted to reflect our sale of 2,000,000 shares of common stock, the net proceeds from which are estimated to be approximately $66,817,500 after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds of the offering for general corporate purposes, including working capital, and for expansion of our operations and sales and marketing capabilities. See "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

General

     We are the result of several recent mergers and acquisitions and the combination of these entities resulted in an integrated Internet advertising company with both media sales and technology expertise. We were incorporated in January 1998 to consolidate three Internet advertising companies: Petry Interactive, Inc., Advercomm, Inc. and Interactive Imaginations, Inc. Petry established the network business model and contributed its network of Web sites which became the foundation for the 24/7 Network. Advercomm folded several high profile Web sites into the 24/7 Network, which increased the breadth of content available on the 24/7 Network and accelerated our ability to organize our Affiliated Web sites into channels. Interactive Imaginations' ContentZone provided us with the ability to offer advertising solutions for small to medium-sized Web sites. We subsequently acquired Intelligent Interactions, a developer of ad serving and targeting technology, and CliqNow!, a network of over 75 medium to large Web sites. We believe that the combination of these predecessor entities has enabled us to offer advertisers and Web publishers comprehensive advertising solutions and to pursue our objective of becoming the leading Internet advertising and direct marketing firm.

     We generate substantially all of our revenues by delivering advertisements and promotions to Affiliated Web sites on our networks. We typically sell our advertisements under purchase order agreements with advertisers which are short-term in nature or subject to cancellation. We sell our products and services through our sales and marketing staff located in New York, Boston, Chicago, Dallas, Detroit, Los Angeles, San Francisco, Seattle and the Washington, D.C. area.

     The pricing of ads is based on a variety of factors, including the gross dollar amount spent on the advertising campaign and whether the campaign is delivered on a specific Web site basis, a channel basis or a run of network basis. We strive to sell 100% of our inventory through the combination of advertisements sold on a "CPM" basis (the cost to the advertiser to run 1,000 ads) and a "cost-per-action" basis (whereby revenues are generated if the user responds to the ad with an action, such as an inquiry or a purchase of the product advertised).

     We recognize advertising revenues in the period that the advertisement is delivered, provided that no significant obligations remain. In nearly all cases, we recognize revenues generated from advertising sales, net of any commissions paid to advertising agencies on behalf of their clients. We pay our Affiliated Web sites a service fee calculated as a percentage of revenues generated by advertisements run on the Web site, which amount is included in cost of revenues. In addition, we are generally responsible for billing and collecting for advertisements delivered to our networks. We expect to generate most of our revenues for the foreseeable future from advertisements delivered to Affiliated Web sites on our networks.

     We have recently started to sell sponsorship advertising, which involves a greater degree of coordination among us, the advertiser and Affiliated Web sites. These sponsorships are generally priced based on the length of time that the sponsorship runs, rather than on a CPM basis. Revenues relating to sponsorship advertising are recognized ratably over the sponsorship period.

     Our strategy is to aggressively recruit Web sites of all sizes for our networks in order to extend our reach and to provide advertisers with a broad base of page views and online content. We added a number of high-profile Web sites during the third and fourth quarters of 1998, including cars.com, Cybershop, New York Mets, Real Cities, Reuters Health, San Francisco Giants, Server.com, and Sports Network.com. For the nine months ended September 30, 1998 and for the year ended December 31, 1997, approximately 40% and 68%, respectively, of the 24/7 Network's pro forma advertising revenues were derived from advertisements on the top ten Affiliated Web sites on the 24/7 Network. For the nine months ended September 30, 1998, one Affiliated Web site accounted for approximately 13% of our total advertising revenue.

     In addition, for the nine months ended September 30, 1998 and the year ended December 31, 1997, our top ten advertisers and ad agencies accounted for an aggregate of approximately 41% and 48%, respectively, of the 24/7 Network's pro forma advertising revenues.

     We believe that the period-to-period comparisons of our historical operating results are not meaningful and should not be relied upon as indicative of future performance. Our prospects should be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of development, particularly companies in the rapidly evolving Internet market. Although we have experienced revenue growth in recent periods, we anticipate that we will incur operating losses for the foreseeable future due to a high level of planned operating and capital expenditures. In particular, we expect to increase our operating expenses in order to expand our sales and marketing organization and to integrate and scale our Adfinity technology.

Pro Forma Results of Operations

     Because we have a limited operating history, we have included in the following table our results of operations on a pro forma basis so investors can better understand our business as a result of the combination of the businesses of Petry, Advercomm, Interactive Imaginations, Intelligent Interactions and CliqNow!. The unaudited pro forma consolidated statements of operations give effect to these acquisitions as if they had occurred on January 1, 1997 (or inception, if later) by consolidating the results of operations of the acquired entities with our results of operations for the periods presented.

     As a result, for pro forma purposes, amortization of goodwill has been recognized beginning in the first quarter of pro forma 1997 and the one-time write-off of in-process technology has been excluded. For financial reporting purposes:

    o amortization of goodwill will be recognized over a two-year period from the respective dates of the acquisitions, and

    o the write-off of acquired in-process technology of approximately $5.5 million related to the Intelligent Interactions acquisition has been recognized in the second quarter of 1998 (the date of acquisition).

  We believe that all necessary adjustments, consisting of normal recurring adjustments, have been included in the amounts stated below. The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results. Our pro forma results of operations for the three months ended September 30, 1998 are equal to our historical results for the same period because our last acquisition took place on June 1, 1998.


                                                      Pro Forma
                                                 Three Months Ended
                                   -----------------------------------------------
                                      March 31,        June 30,       Sept. 30,
                                         1997            1997            1997
                                   --------------- --------------- ---------------
Consolidated Statement of Operations Data:
Revenues:
 Advertising .....................  $    414,983    $    591,722    $    806,543
 Consulting and license fees .....       805,245         639,588         244,890
                                    ------------    ------------    ------------
  Total revenues .................     1,220,228       1,231,310       1,051,433
Cost of revenues .................       478,965         604,715         904,284
                                    ------------    ------------    ------------
  Gross profit....................       741,263         626,595         147,149
Operating expenses:
 Sales and marketing .............       983,756       1,474,497       1,583,320
 General and administrative ......     1,185,545       1,444,037       1,555,818
 Product development .............       469,309         542,683         521,708
 Other expenses ..................            --         123,843         865,256
 Amortization of goodwill ........     1,250,690       1,473,333       1,473,333
                                    ------------    ------------    ------------
  Total operating expenses .......     3,889,300       5,058,393       5,999,435
 Operating loss ..................    (3,148,037)     (4,431,798)     (5,852,286)
 Interest (expense) income:
   Interest income ...............        16,070           6,939           3,954
   Interest expense ..............        (1,928)         (8,239)        (34,556)
                                    ------------    ------------    ------------
 Total interest (expense)
  income .........................        14,142          (1,300)        (30,602)
                                    ------------    ------------    ------------
 Net loss ........................  $ (3,133,895)   $ (4,433,098)   $ (5,882,888)
                                    ============    ============    ============


                                                              Pro Forma
                                                         Three Months Ended
                                   ---------------------------------------------------------------
                                       Dec. 31,       March 31,        June 30,       Sept. 30,
                                         1997            1998            1998            1998
                                   --------------- --------------- --------------- ---------------
Consolidated Statement of
Operations Data:
Revenues:
 Advertising .....................  $  1,819,545    $  2,347,307    $  4,126,498    $  5,461,341
 Consulting and license fees .....        57,173          88,362          39,178          66,000
                                    ------------    ------------    ------------    ------------
  Total revenues .................     1,876,718       2,435,669       4,165,676       5,527,341
Cost of revenues .................     1,321,712       1,892,731       3,349,641       4,615,542
                                    ------------    ------------    ------------    ------------
  Gross profit ...................       555,006         542,938         816,035         911,799
Operating expenses:
 Sales and marketing .............     1,028,940       1,300,636       1,731,154       2,524,284
 General and administrative ......     1,200,060       1,888,876       1,950,017       2,118,610
 Product development .............       212,045          66,738         515,699         486,779
 Other expenses ..................            --              --              --              --
 Amortization of goodwill ........     1,473,333       1,698,757       1,813,093       1,823,927
                                    ------------    ------------    ------------    ------------
  Total operating expenses .......     3,914,378       4,955,007       6,009,963       6,953,600
 Operating loss ..................    (3,359,372)     (4,412,069)     (5,193,928)     (6,041,801)
 Interest (expense) income:
   Interest income ...............         2,449          25,504          51,309         250,403
   Interest expense ..............       (80,294)       (204,196)        (15,198)         (4,951)
                                    ------------    ------------    ------------    ------------
 Total interest (expense)
  income .........................       (77,845)       (178,692)         36,111         245,452
                                    ------------    ------------    ------------    ------------
 Net loss ........................  $ (3,437,217)   $ (4,590,761)   $ (5,157,817)   $ (5,796,349)
                                    ============    ============    ============    ============

     Revenues

     Advertising Revenue. Our pro forma advertising revenue increased each quarter primarily due to an increase in the number of Web sites on the 24/7 Network, the number of advertisers using our advertising solutions and the number of advertisements delivered to the 24/7 Network. Such increase was partially offset by a decline in pro forma advertising revenue generated by the ContentZone through the first three quarters of 1997. We expect the 24/7 Network to continue to account for a significant portion of our total advertising revenue. Pro forma barter and prize revenue decreased sequentially from approximately 15.4% of total pro forma advertising revenue for the first quarter of 1997 to 0% in all quarters of 1998. We believe that barter and prize revenue will continue to comprise an insignificant portion of our total revenues in the future.

     Consulting and License Fees. Through the first three quarters of 1997, we derived pro forma consulting and license fees primarily from an agreement with SegaSoft, whereby SegaSoft licensed certain software from Interactive Imaginations. We do not expect to realize any additional revenues from the SegaSoft license agreement in the future. Pro forma consulting and license fees in the fourth quarter of 1997 and all quarters of 1998 consisted primarily of fees generated from licensing the Adfinity system to third parties. We no longer offer new licenses for Adfinity to third parties and we do not currently expect to recognize any meaningful revenues from the licensing of Adfinity in the future.

     Cost of Revenues and Gross Profit. Cost of revenues consists primarily of fees paid to Affiliated Web sites, which are calculated as a percentage of revenues resulting from ads delivered on our networks. Cost of revenues also includes third party ad serving costs, depreciation of our ad serving system and Internet access costs. Pro forma gross profit, in dollars, generally declined through 1997 but generally increased during the first three quarters of 1998. However, pro forma gross margin, which is pro forma gross profit as a percent of total pro forma revenues, has generally declined and remained at low levels during the most recent periods. The general decline in pro forma gross margin over the periods presented was caused by:

    o the significant growth in advertising revenue generated by the 24/7 Network, which typically pays higher fees to Affiliated Web sites, at the same time that advertising revenue generated by the ContentZone declined;

    o an increase in third party ad serving costs related to the growth of the 24/7 Network, as well as increased costs relating to ad serving capacity for the ContentZone for the first three quarters of 1997; and

    o the increase, which began late in the first quarter of 1998, in third party ad serving costs incurred by us in connection with the transition to Adfinity.

    o the significant quarter-to-quarter decline during 1997 in high margin consulting and license fees generated by the SegaSoft agreement;

Until we complete the transition to Adfinity, we expect to incur ad serving costs that are significantly higher than historical levels. Thereafter, we expect gross margins to increase because third party ad serving fees will no longer be paid.

     Operating Expenses. Each of pro forma sales and marketing expenses, general and administrative expenses and product development expenses increased over the first three quarters of 1997 as Petry, CliqNow! and Interactive Imaginations incurred expenses in connection with the growth of their respective businesses. All of such expense categories decreased in the fourth quarter of 1997 because (i) Petry's pro forma fourth quarter results no longer included expenses of its then-parent and (ii) Interactive Imaginations reduced its expense levels as it consolidated its operations in the third quarter of 1997.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of sales force salaries and commissions, advertising expenditures and costs of trade shows, conventions and marketing materials. Through all quarters of 1998, pro forma sales and marketing expenses increased as a result of the growth of our business. We expect sales and marketing expenses to increase as we continue to invest in sales and marketing personnel, expand into new markets and broaden our visibility.

     General and Administrative Expenses. General and administrative expenses consist primarily of compensation, facilities expenses and other overhead expenses incurred to support the growth of our business. Through all quarters of 1998, pro forma general and administrative expenses increased as a result of the growth of our business. We expect general and administrative expenses to continue to increase due to the additional personnel and other expenses required to support our anticipated business growth.

     Product Development Expenses. Product development expenses consist primarily of compensation and related costs incurred to further develop our ad serving capabilities. Pro forma product development expenses increased beginning in the second quarter of 1998 primarily as a result of our Adfinity development and integration efforts. We believe that continued investment in product development, particularly for our Adfinity system, is critical to our strategy of providing excellent service, and we expect to increase the future amounts spent on product development.

     Other Expenses. Pro forma other expenses in 1997 included an aggregate of $232,304 in legal costs incurred during the second and third quarters in defending a class-action lawsuit filed by certain Affiliated Web sites on the ContentZone. Our defense of the lawsuit resulted in a grant of summary judgment in our favor, but the lawsuit resulted in a diversion of management resources during that period. During September 1997, as part of our consolidation and downsizing, we conducted a book-to-physical inventory of our property and equipment primarily with the intent to identify any property or equipment that no longer existed as a result of the rapid expansion in our operations and employee headcount in 1996 and the first half of 1997 combined with the significant downsizing in our headcount in the third quarter of 1997. As a result of this book-to-physical observation, we identified and wrote-off $756,795 of equipment purchases, net of accumulated depreciation, that could no longer be located. As a result, management has instituted specific internal controls over our fixed assets to properly inventory and safeguard our assets into the future. We recorded pro forma goodwill amortization expense beginning in the first quarter of 1997, which represents the excess purchase price over the fair value of net liabilities of the acquired businesses of Petry, Advercomm, CliqNow! and Intelligent Interactions.

Historical Results of Operations

     Years Ended December 31, 1997, 1996 and 1995

     Interactive Imaginations (our then parent) was merged into us on April 9, 1998 in a manner similar to a pooling-of-interests. As a result, our historical results of operations for the fiscal years ended December 31, 1997, 1996 and 1995 represent the results of Interactive Imaginations and do not reflect any of the operating results of Petry, Advercomm, CliqNow! or Intelligent Interactions, or the pro forma adjusting entries resulting from the merger of these entities into us in 1998.

     During 1997, the historical results of operations of Interactive Imaginations, the stability and morale of its workforce and overall value of the common stock of Interactive Imaginations were negatively impacted by certain significant factors. Such events included a class action lawsuit in the second and third quarters of 1997, which resulted in extraordinary expenses of $232,304 in legal costs, unfavorable publicity to Interactive Imaginations, a significant diversion of management resources, and difficulty in obtaining financing to continue its operations.

     We do not believe that the historical revenues or expenses as presented below are reliable or accurate indicators of the future performance of the combined company. See "Selected Consolidated Financial Data" and our Consolidated Financial Statements and related Notes thereto.

     Revenues. Total revenues were $3,148,569, $1,542,163 and $151,750 for the years ended December 31, 1997, 1996 and 1995, respectively. Year-to-year growth resulted from increases in (i) advertising revenue generated by the ContentZone and Riddler.com, our online games site, and (ii) consulting and license fees derived from the SegaSoft agreement, under which SegaSoft licensed certain software from Interactive Imaginations. We do not expect to realize meaningful revenues from the SegaSoft agreement in the future. Two customers (SegaSoft and Microsoft Corporation) accounted for $326,707 and $157,019 of Interactive Imaginations' total cash advertising revenues (excluding barter), respectively, during 1997, two customers (SegaSoft and Microsoft Corporation) accounted for $211,936 and $178,191 of total cash advertising revenues (excluding barter), respectively, during 1996, and four customers (Marion Foundation, AT&T, Coors and 20th Century) accounted for $50,000, $32,000, $30,000 and $20,000 of total cash advertising revenues (excluding barter), respectively, during 1995.

     Cost of Revenues and Gross Profit (Loss). Cost of revenues was $1,655,340, $1,592,771 and $198,291 for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in cost of revenues in all years was due to the related growth in advertising revenue, and the smaller percentage increase from 1996 to 1997 was due to a significant increase in the percentage of total advertising revenue generated by Riddler.com, which does not entail payment of fees to Affiliated Web sites. Gross profit increased from 1996 to 1997 primarily due to a significant increase in high margin revenues generated by the SegaSoft agreement.

     Operating Expenses. Total operating expenses were $6,702,591, $6,711,336 and $1,121,603 for the years ended December 31, 1997, 1996 and 1995, respectively. The increase from 1995 to 1996 was caused by increased expenditures incurred in anticipation of our continued growth. The decrease from 1996 to 1997 was primarily due to the consolidation of the Interactive Imaginations business, offset by $989,099 in other expenses recorded in 1997. Other expenses included $232,304 of legal costs associated with the successful defense of a class-action lawsuit filed by certain Affiliated Web sites on the ContentZone, as well as a net write-off of $756,795 of property and equipment that was deemed to have no future economic value.

     Nine Months Ended September 30, 1998 and 1997

     For the nine month period ended September 30, 1998, our historical results of operations reflect the acquisitions of Petry, Advercomm, CliqNow! and Intelligent Interactions from their respective dates of acquisition. For the nine month period ended September 30, 1997, our historical results of operations only include the results of Interactive Imaginations. We do not believe that the historical revenues or expenses as presented below are accurate indicators of the future performance of our combined company.

     Revenues. Total revenues were $10,303,879 for the nine month period ended September 30, 1998, as compared to $2,728,898 for the nine month period ended September 30, 1997. This increase was caused primarily by the inclusion of the acquired companies' activities and a significant increase in advertising revenue, offset by a decline in revenues caused by the cessation of the SegaSoft agreement in 1997.

     Cost of Revenues. Cost of revenues was $8,643,492 for the nine month period ended September 30, 1998, as compared to $1,405,693 for the nine month period ended September 30, 1997. This increase was primarily related to increased payments to our Affiliated Web sites and increases in third party ad serving costs which were caused by growth in advertising revenue and the temporary increase in costs in connection with the transition to Adfinity. This increase was offset by reduced ContentZone ad serving costs.

     Operating Expenses. Total operating expenses were $20,124,741 for the nine month period ended September 30, 1998, as compared to $5,944,966 for the nine month period ended September 30, 1997. These increases were caused by:

    o higher sales and marketing and general and administrative expenses resulting from the acquisitions we completed in 1998;

    o   additional operating expenses incurred in anticipation of future growth;

    o acquired in-process technology of approximately $5.5 million from the acquisition of Intelligent Interactions which was immediately charged to operations in April 1998; and

    o amortization of goodwill resulting from the acquisitions we completed in 1998.

This increase was partially offset in the nine months ended September 30, 1998 by the significant reduction of product development expense prior to our acquisition of Intelligent Interactions in April 1998. The value of the acquired in-process technology was determined using a combination of a risk-adjusted income approach and an independent valuation. The acquired in-process technology had not reached the stage of technological feasibility at the date of acquisition and had no alternative future use.

Liquidity and Capital Resources

     Historically, we financed our operations primarily from private placements of equity and convertible debt securities. Concurrently with the merger of Petry and Advercomm into us, we completed a private placement of preferred stock and warrants which resulted in net proceeds of $9.8 million. In August 1998, we completed an initial public offering of our common stock pursuant to which we realized net proceeds of approximately $44.8 million. As of September 30, 1998, we had cash and cash equivalents of $42,784,975.

     In addition to funding on-going operations, our principal commitments consist of various obligations under operating and capital leases. Total lease expenses, excluding rent, was $229,881 for the nine-month period ended September 30, 1998, as compared to $567,855 for the nine-month period ended September 30, 1997. An operating lease which we initially entered into in 1996 requires current quarterly payments of approximately $43,000 and expired in November 1998. During the second and third quarters of 1998, we entered into a series of operating leases for computer equipment and software related to our Adfinity system, with a combined fair market value of $849,488. These operating leases, as amended, require monthly payments and expire in November 2000. During the fourth quarter of 1998, we entered into a lease line of credit for up to $3.0 million to finance capital equipment. As of December 1998, total obligations under this lease line of credit were approximately $600,000. Total rent expense for currently outstanding leases is expected to be approximately $130,000 per quarter.

     Furthermore, we expect to incur approximately $1 million in leasehold improvements prior to moving into additional leased office space at our headquarters in New York City, through 2008. In the aggregate, our annual lease expense for this office space will be approximately $1.2 million. We believe that the expenses associated with such additional office space will not have a material effect on our financial position.

     Net cash used in operating activities was $9,364,523 for the nine months ended September 30, 1998 as compared to $3,724,711 for the nine months ended September 30, 1997. Net cash used in operating activities resulted from our net operating losses, adjusted for certain non-cash items, including:

    o the write-off of acquired in-process technology in the second quarter of 1998;

    o the amortization of goodwill in the first nine months of 1998 related to the acquisitions we completed in 1998;

    o   the write-off of property and equipment in 1997; and

    o a significant advance by SegaSoft in late 1996 for revenues that were primarily recognized during 1997.

Net cash used in operating activities also resulted from a high level of accounts receivable and related accrued liabilities due to the time lag between revenue recognition and receipt of payments from advertisers. We have recently taken steps to improve the timeliness of our billing procedures such as working with our ad serving providers to ensure the timely receipt of reports and improving our internal billing and collection procedures and systems. We anticipate that we will be able to further improve the timeliness of our billing and collections processes as we complete the transition to a single ad serving solution, which will enable us to produce required reports internally.

     Net cash used in investing activities was $2,437,519 for the nine months ended September 30, 1998 as compared to $11,616 for the nine months ended September 30, 1997. Net cash used in investing activities resulted primarily from capital expenditures relating to computer equipment as well as the cash portion of the purchase of CliqNow! To the extent that we purchase significant ad serving hardware in the future, net cash used in investing activities could increase.

     Net cash provided by financing activities was $54,493,072 for the nine months ended September 30, 1998 as compared to $2,125,011 for the nine months ended September 30, 1997. Net cash provided by financing activities for the nine month periods ended September 30, 1998 and 1997 included issuances of convertible notes, convertible preferred stock, common stock and warrants. Prior to September 30, 1998, all of the previously issued convertible notes, convertible preferred stock and warrants were converted or exercised into common stock, except for warrants to purchase approximately 3.8 million shares of common stock with exercise prices ranging from $3.81 to $11.42 per share.

     No provision for federal or state income taxes has been recorded because we incurred net operating losses for all periods presented. At December 31, 1997, we had approximately $13,394,000 of federal net operating loss carryforwards available to offset future taxable income; such carryforwards expire in various years through 2012.

     As a result of various equity transactions during 1996, 1997 and 1998, management believes that we have undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforward may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforward, we have not recorded any tax benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset.

     In addition, certain events, including this offering, our initial public offering and other sales of our stock, may partially restrict our ability to utilize our net operating loss carryforwards.

     Subsequent to September 30, 1998, we completed three transactions that involved the use of net cash for investing activities. On December 30, 1998, we completed the acquisition, for $1.0 million in cash, of an initial 80% (on an as converted basis) interest in CardSecure, Inc., which manufactures the transactional banner software that we employ in our e-commerce applications. CardSecure also operates a Web site hosting service. On December 31, 1998, we invested $3.0 million in cash and issued 203,851 shares of common stock to China.com Corporation in exchange for a 10% equity interest in China.com. Finally, on January 20, 1999, we invested a total of $3.9 million to purchase a 60% interest in InterAd Holdings Limited, which will operate the 24/7 Media Europe Network. We expect to invest an additional aggregate of $5 million of working capital in CardSecure and InterAd in 1999 to support their future operations.

     We believe that our current cash and cash equivalent balances will be sufficient to fund our requirements for working capital and capital expenditures for at least the next 12 months. To the extent that we encounter unanticipated opportunities, we may need to raise additional funds sooner, in which case we may sell additional equity or debt securities or borrow funds from banks or other financial sources. Sales of additional equity or convertible debt securities may result in additional dilution of our stockholders. We cannot be certain that we will be able to sell additional equity or debt securities in the future or that additional financing will be available to us when needed on commercially reasonable terms, or at all.

Year 2000 Compliance

     Beginning in the Year 2000, the date fields coded in certain software products and computer systems will need to accept four digit entries in order to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

     Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance issues.

State of Readiness

     We have developed a remediation plan for our Year 2000 issue that involves identification, assessment and testing of the equipment and systems affected:

    o We have assessed our information technology (IT) equipment and systems, which includes our ad servers and ad serving technology.

    o We have identified and assessed non-information technology (non-IT) embedded systems such as building security, voice mail, fire prevention, climate control and other systems.

    o We are analyzing the readiness of significant third party vendors and suppliers of services.

Our evaluation, which we expect to complete by the second quarter of 1999, covers the following phases:

    o   identification of all IT equipment and systems, and non-IT systems;

    o   assessment of repair or replacement requirements;

    o   repair or replacement;

    o   testing;

    o   implementation; and

    o   creation of contingency plans in the event of Year 2000 failures.

     We have reviewed our non-IT systems and internally developed programs, and we do not consider them to be date sensitive to the Year 2000. Based on this evaluation, we do not believe that our systems and programs present Year 2000 issues, and we generally believe that we will be Year 2000 compliant.

     Although we believe that we will be Year 2000 compliant, we use third party equipment and software that may not be Year 2000 compliant. We are currently in the process of evaluating the Year 2000 compliance of the third party products used in our internal systems and our major vendors, but are unable to predict the extent to which:

    o   the Year 2000 issue will affect our suppliers; or

    o we would be vulnerable to the suppliers' failure to remediate any Year 2000 issues on a timely basis.

The failure of such a major supplier to convert its systems on a timely basis or in a manner compatible with our systems causing us to incur unanticipated expenses to remedy any problems, could adversely affect our business.

     In addition, the software and hardware products used by Web publishers, advertisers, governmental agencies, and public utilities and telecommunication companies and others, may not be Year 2000 compliant. If these products are not Year 2000 compliant, our customers' ability to use our products may be disrupted. Furthermore, the purchasing patterns of advertisers may be affected by Year 2000 issues as companies expend significant resources to become Year 2000 compliant. These expenditures may result in reduced funds available for Web advertising or sponsorship of Web services, which could adversely affect our business.

Costs to Address Our Year 2000 Issue

     To date, we have not incurred any material expenditures in connection with identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to the opportunity cost of time spent by our employees evaluating our software, the current versions of our products, and Year 2000 compliance matters generally.

     We do not believe that the costs to evaluate or address Year 2000 issues will be material. However, the impact of the Year 2000 issues cannot be determined at this time. The failure by certain third parties to address their Year 2000 issues on a timely basis could adversely affect our business.

Contingency Plan

     We have not developed a Year 2000-specific contingency plan. If Year 2000 compliance issues are discovered, we then will evaluate the need for contingency plans relating to such issues. We intend to actively work with and encourage our suppliers to minimize the risks of business disruptions resulting from Year 2000 issues and develop contingency plans where necessary. Such plans may include, but are not limited to, using alternative suppliers and establishing contingent supply arrangements. We expect to have such plans in place by the second quarter of 1999.

                                   BUSINESS

Overview

     We are an Internet advertising and direct marketing firm that enables both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and electronic commerce. We generate revenue by selling advertisements and promotions for our Affiliated Web sites. In particular, we:

    o operate the 24/7 Network, a network of over 125 high profile Affiliated Web sites to which we delivered an aggregate of more than 900 million advertisements in December 1998;

    o operate the ContentZone, a network of over 2,500 small to medium-sized Affiliated Web sites to which we delivered an aggregate of more than 50 million advertisements in December 1998;

    o operate the 24/7 Media Europe Network, a network of over 60 Web sites that generated an aggregate of more than 200 million page views in December 1998, through our recently acquired 60% owned subsidiary, 24/7 Media Europe; and

    o are developing the 24/7 Media Asia Network through an agreement with China.com Corporation.

     We operate in the rapidly growing Internet advertising industry. International Data Corp. ("IDC") estimates that at the end of 1998 there were over 51 million Web users in the United States and over 97 million Web users worldwide and that by the end of 2002 the number of Web users will increase to over 135 million in the United States and to over 319 million worldwide. There can be no assurance that such rapid industry growth rates will be achieved or that we will experience similar rates of growth. Forrester Research estimates that the dollar value of Internet advertising will increase from $1.5 billion in 1998 to $15.3 billion in 2003.

     We believe that advertisers seek to place Internet ads in ways to maximize unduplicated reach. In December 1998 we delivered an aggregate of approximately one billion impressions and, according to Media Metrix, our networks reached 50% of all Internet users. We believe that this reach figure is among the highest in the Internet advertising industry. We plan to aggressively recruit Web sites for our networks to:

    o   further extend our reach;

    o provide advertisers with a broad and diverse base of online content and page views; and

    o   improve our brand awareness and visibility with media buyers.

     In addition, as online advertisers and direct marketers increase their use of the Internet, they seek solutions and technologies that allow them to efficiently deliver highly targeted messages. Our customized solutions allow advertisers and direct marketers to tailor their ad campaigns to reach desired audiences, while reducing costs, easing time pressures and alleviating the need to purchase a series of ad campaigns from numerous Web publishers. Advertisers and direct marketers can achieve their objectives by buying ad space on a specific Web site, within a particular content channel or across an entire network. We are currently working on several initiatives to increase our targeting capabilities, including the further development of our Adfinity ad serving technology and our Profilz database.

     As Internet traffic grows, Web publishers increasingly seek to maximize the value of their online inventory. Our extensive sales and marketing experience provides Web publishers access to media buyers at large ad agencies and enables them to sell advertisement space without incurring the costs and challenges associated with building and maintaining an ad sales force.

     Our senior management team includes several individuals with over fifteen years of experience in advertising sales in the television and proprietary online network industries. Other members of senior management contribute extensive knowledge of ad serving technology and database targeting. We leverage our media sales and technology expertise to maximize the value of ad campaigns for both advertisers and Affiliated Web sites.

Industry Background

Growth of the Internet and the Web
     The Internet and the Web are experiencing dramatic growth in terms of both the number of Web users and the number of Web sites. IDC estimates that at the end of 1998 there were over 51 million Web users in the United States and over 97 million Web users worldwide, and that by the end of 2002 the number of Web users will increase to over 135 million in the United States and to over 319 million worldwide. In addition, Web users are spending an increasing amount of time on the Web; a 1997 U.S. Department of Commerce study estimated that overall traffic on the Internet is doubling every 100 days. According to Network Solutions, the number of paid active Internet domains (.com, .net, .edu and .org) had grown to over 3 million by January 1999. The growth in the number of Web users, the amount of time users spend on the Web and the number of Web sites is being driven by the increasing importance of the Internet as a sales and distribution channel, a communications medium and an information resource.

Growth of Online Commerce

     The Internet is dramatically affecting the methods by which consumers and businesses are buying and selling goods and services. The Web provides online merchants with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing consumers with a broad selection, increased pricing power and unparalleled convenience. As a result, a growing number of consumers are transacting business on the Web, including trading securities, buying consumer goods, paying bills and purchasing airline tickets. IDC estimates that approximately 28% of Web users purchased goods or services over the Web in 1998 and that approximately 40% of Web users will make online purchases in 2002. Jupiter Communications also estimates that retail consumer purchases of goods and services over the Internet will increase from $5.0 billion in 1998 to $29.4 billion in 2002. We believe that as electronic commerce expands, advertisers and direct marketers will increasingly use the Web to advertise products, drive traffic to their Web sites, attract customers and facilitate transactions.

Growth of Internet Advertising

     The Web is evolving into an important medium for advertisers due to its interactive nature, global reach, rapidly growing audience and the expected increase in online commerce. Unlike more traditional advertising methods, the Web gives advertisers the potential to target advertisements to broad audiences or to selected groups of users with specific interests and characteristics. The Web also allows advertisers and direct marketers to measure the effectiveness and response rates of advertisements and to track the demographic characteristics of Web users. The interactive nature of Web advertising enables advertisers to better understand potential customers, and to change messages rapidly and cost effectively in response to customer behavior and product availability. Additionally, the Web allows advertisers and direct marketers to reach users with attractive demographic profiles. In June 1998, IDC estimated that 38% of Web users have a college degree, 40% have a household income greater than $60,000, and the average Web user is approximately 33 years old.

     The unique capabilities of online advertising, the growth in traffic on the Web and the favorable characteristics of Web users have led to a significant increase in online advertising. Forrester Research estimates that the dollar value of Internet advertising in the U.S. will increase from $1.3 billion in 1998 to $10.4 billion in 2003, representing a 52% compounded annual growth rate. International online ad spending is expected to grow from $0.2 billion in 1998 to $4.9 billion in 2003, representing an 87% compounded growth rate. By comparison, Broadcasting & Cable estimates that $130 billion was spent on traditional media advertising in the U.S. (television, radio, outdoor and print) in 1998. Until recently, the leading Internet advertisers have been technology companies, search engines and Web publishers. However, many of the largest advertisers utilizing traditional media, including consumer products companies and automobile manufacturers, are expanding their use of online advertising. We believe that online advertising will continue to capture an increasing share of available advertising dollars and that this trend will drive demand for online ad inventory and for sophisticated Internet advertising solutions.

Opportunities for Direct Marketing

     The Web also represents an attractive medium for direct marketing, which has traditionally been conducted through direct mail, telemarketing and televison infomercials. The interactive nature of the Web enables direct marketers to deliver targeted promotions to consumers at the point-of-sale. The success of a direct marketing campaign is measured by the response rate of consumers (e.g., number of leads, number of sales or transactions as a percentage of promotions viewed). The Internet has the potential to enable direct marketers to increase consumer response rates and decrease costs-per-transaction by targeting and delivering direct marketing campaigns to particular consumers based on their demographic profile, self-selected interests and online behavioral characteristics. By providing a more cost-effective method to reach target customers, online advertising is expected to improve the direct marketer's return on investment. The Direct Marketing Association estimates that in 1998

$163 billion was spent on direct marketing initiatives in the United States, and Jupiter Communications estimates that expenditures on direct marketing over the Internet will exceed $1.3 billion in 2002.

Challenges Facing Advertisers, Direct Marketers and Web Publishers

     While the Web offers numerous opportunities, most online advertisers, direct marketers and Web publishers face a number of significant challenges to realizing the potential of Internet advertising. As online advertisers, direct marketers and Web publishers increase their use of the Internet, they seek solutions and technologies which will allow them to deliver highly targeted messages, receive real-time feedback, benefit from business efficiencies and capitalize on other potential advantages of online advertising and direct marketing.

     Advertisers and Direct Marketers. For advertisers and direct marketers, large advertising campaigns can be time-consuming, expensive and difficult to manage and can require the use of media purchasers at advertising agencies to place advertisements. Given the breadth of content available on the Web, it is difficult for advertisers and direct marketers to justify the costs of transacting individually with a number of smaller, but desirable, sites in order to reach a large online audience. In addition, many advertisers and direct marketers lack the analytical tools to evaluate and optimize the effectiveness of advertising campaigns, target appropriate users, efficiently place advertisements and deliver content. Advertisers and direct marketers also find that individual Web sites typically lack the technology to serve a variety of advertisements to a broad reach of Internet users.

     Web Publishers. Web publishers who seek to sell ad space on their Web sites face an array of challenges. Most Web publishers have difficulty attracting and maintaining experienced personnel to sell ad space on their Web sites and justifying the costs of establishing such a sales force. In addition, most Web publishers cannot afford, or lack the ability, to operate and maintain sophisticated ad servers and databases to provide effective ad serving, targeting and reporting to advertisers. Furthermore, for sales personnel at all but the largest Web sites, it can be difficult to gain access to media buyers at large advertising agencies. As a result, online advertising spending is highly concentrated on large Web sites. In March 1998, Forrester Research estimated that Internet portals accounted for 15% of total Web page views and 59% of all dollars spent on Internet advertising. The Company believes all but the largest Web sites will continue to face challenges in capturing a share of the total advertising dollars spent on the Internet.

Our Solution

     We operate the 24/7 Network and the ContentZone, which are networks of Web sites that enable both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and electronic commerce. The 24/7 Network is comprised of over 125 high profile Web sites and the ContentZone is comprised of over 2,500 small to medium-sized Web sites. We offer comprehensive advertising sales solutions for both emerging and mature Web publishers and provide advertisers and direct marketers with targeted ad delivery across our networks. In December 1998, we delivered an aggregate of approximately one billion impressions and, according to Media Metrix, our networks reached 50% of all Internet users. We believe that this reach figure is among the highest in the Internet advertising industry.

Benefits to Advertisers and Direct Marketers

     We reduce costs and ease time pressures for advertisers and direct marketers by alleviating the need to purchase a series of ad campaigns from numerous Web publishers. Our networks provide advertisers and direct marketers with access to a wide variety of online content and a broad reach of Internet users. Advertisers and direct marketers can enhance the effectiveness of advertising and direct marketing campaigns by customizing their ad delivery on our networks and buying ad space either on selected Affiliated Web sites, within a particular content channel or across an entire network. We believe that our Adfinity ad serving technology and our Profilz database will enable advertisers to optimize ad performance by reaching highly targeted audiences based on demographic profiles and user behavior. In addition, we provide advertisers and direct marketers with comprehensive reporting services to monitor the effectiveness of ad delivery.

Benefits to Web Publishers

     Membership in our networks enables Web publishers to immediately generate advertising revenues by gaining access to advertisers and direct marketers without the costs and challenges associated with building and maintaining their own ad sales force and ad serving technology. Web sites included on our networks benefit from our experienced management team, our extensive sales and marketing organization and our direct access to advertisers and agencies. The organization of our networks into channels of Web publishers' content enhances the value of inventory on small to medium-sized Web sites and enables such Web sites to generate revenues by selling ad space within a channel that is attractive to advertisers. Furthermore, we believe that the targeting capabilities of our Adfinity ad serving technology and our Profilz database will increase the value of Web publishers' inventory. We also provide sophisticated tracking and reporting functions for our Affiliated Web sites.

Strategy

     Our objective is to provide superior turnkey advertising solutions for Web publishers to maximize the effectiveness of advertisers' Internet advertising campaigns. We intend to reach our objective by implementing the following interconnected strategies:

     Expand our Networks of Web Sites. We plan to aggressively recruit Web sites for our networks, both domestically and internationally, to extend our reach and to provide a broad base of page views and online content to advertisers. We believe that our approach to expansion is unique in that we recruit Web sites of all sizes, including high-profile or larger to medium-sized Web sites on the 24/7 Network, as well as medium to smaller-sized Web sites on the ContentZone. Such a collection of Web sites of diverse sizes and content allows advertisers to target Internet users by interest and enhances the value of each Affiliated Web site's inventory. An increased number of Affiliated Web sites and an expanded breadth of available content will further enable advertisers to consolidate their ad purchases and will improve our brand awareness and visibility with media buyers.

     Maximize Sales and Marketing Effectiveness. We believe that our sales and marketing organization is among the largest in the Internet advertising industry, providing us with a competitive advantage. We intend to leverage the substantial media sales experience of our management team in order to maximize the value of ad campaigns to benefit both advertisers and its Affiliated Web sites. We believe that advertiser awareness of us is critical to our success. Accordingly, we continually expand our services for advertisers and advertising agencies in order to establish and expand the recognition of our corporate identity. We also promote our service offerings through our Web site, trade publication advertisements, direct mail and promotional activities, trade shows and other media events.

     Increase Value of Ad Inventory. We seek to increase click-thru rates as our Adfinity ad serving technology and Profilz database deliver advertisements to a more highly targeted audience, resulting in more effective advertising campaigns and enabling us to charge higher CPM rates. Furthermore, we believe that as we increase the breadth and depth of our content channels, the sale of ads targeted to specific channels will increase, displacing lower CPM run of network campaigns, in which ads are delivered across the Web sites in a network, and cost-per-action campaigns that generate revenues only if the user responds to the ad with an action, such as an inquiry or a purchase of the product advertised. We intend to further increase the value of our Affiliated Web sites' ad inventory by seeking to sell 100% of inventory through the sale of a combination of advertisements sold on a CPM basis and a cost-per-action basis, by selling sponsorships on Affiliated Web sites and by further refining our management of ad space inventory.

     Enhance Capabilities of Ad Targeting Technology. We intend to enhance our targeting capabilities and technology through continued investment in our Adfinity ad serving technology and Profilz database. We believe that Adfinity and Profilz will create significant value for advertisers, direct marketers and our Affiliated Web sites. Adfinity and Profilz are designed to create a profile of an individual Internet user by integrating such user's online behavior with third party demographic and lifestyle data. We believe that these profiles will enable us to deliver targeted advertisements to the right person at the right time.

     Provide Highest Level of Customer Service. We emphasize service for our Affiliated Web sites and advertisers. For example, we employ techniques of benchmarking, statistical analysis and continuous process improvement to provide its Affiliated Web sites and advertisers with "best of class" service. We continually survey our Affiliated Web sites and advertisers to monitor service levels and identify and resolve problems. In addition, we expect that Adfinity will offer enhanced reporting capabilities that allow Web publishers and advertisers to better assess the efficiency and performance of ad campaigns.

Our Products and Services

Internet Advertising Networks

     The 24/7 Network. Through the 24/7 Network, we provide advertisement sales and delivery services and related functions to over 125 Affiliated Web sites. The 24/7 Network aggregates large and medium-sized Web sites that are attractive to advertisers, generate a high number of ad impressions and contribute a variety of online content to the network. Web publishers seeking to join the 24/7 Network must meet specified standards, such as quality content and brand name recognition, specified levels of existing and projected page views, attractive user demographics, and sponsorship opportunities. The 24/7 Network includes, among others, the following Web sites:


         o AT&T WorldNet Service              o HeadHunter.NET
         o All Apartments                     o Knight Ridder/Real Cities
         o The Associated Press--The Wire     o MapQuest
         o Baltimore Orioles                  o Match.com
         o Blizzard                           o New York Magazine
         o BottomDollar.com                   o New York Mets
         o cars.com                           o Partes' FreeEdgar
         o ChannelOne.com                     o Reader's Digest
         o College Hoops Insider              o Reuters' MoneyNet
         o Comedy Central                     o Reuters' News Network
         o Currency Site                      o Soap Opera Digest
         o Delphi                             o Talk City
         o Doonesbury                         o Thomson Financial Services
         o EarthLink                          o Wall Street Sports
         o Encompass                          o YachtWorld

     For all Affiliated Web sites on the 24/7 Network, we sell Web site-specific advertising campaigns as well as bundle advertisements for sale in one of the channels listed above or across the entire network. For our flagship Affiliated Web sites on the 24/7 Network, we appoint a relationship manager, actively solicit sponsorships and integrate sales efforts with the Web site's management.

     ContentZone. The ContentZone is a network of over 2,500 small to medium-sized Web sites to which we provide advertisement sales and delivery services and related functions. Such Web sites encompass a broad and diverse range of content that reflects the eclectic, grass-roots nature of the Web. The ContentZone provides one of a few advertising opportunities for such small and emerging Web sites. Advertisement delivery is highly automated and ads are delivered across Web sites included in specific channels on the ContentZone or across the entire ContentZone. Any Web publisher possessing non-objectionable content on its Web site can qualify for admission to the ContentZone, and we "graduate" ContentZone members to the 24/7 Network if they generate a sufficient number of ad impressions and satisfy the requisite standards.

     The 24/7 Media Europe Network. Through our majority owned subsidiary acquired in January 1999, we operate the 24/7 Media Europe Network. The 24/7 Media Europe Network provides advertisement sales and delivery services and related functions to over 60 Affiliated Web sites that during December 1998 aggregated more than 200 million page views. This network currently covers Belgium, Central Europe, Denmark, France, Germany, Holland, Italy, Norway, Portugal, Spain, Sweden, and UK.

     The 24/7 Media Asia Network. Through an agreement with China.com Corporation, we are developing the 24/7 Media Asia Network. This network covers Australia, China, Hong Kong, Japan, Korea, Singapore, Southeast Asia and Taiwan. The 24/7 Media Asia Network, launched in November 1998, includes high profile Asian Web sites such as China.com, Hongkong.com, Taiwan.com, and Netscape's Netsearch, Netguide and Goyoyo Web sites.

Channels on the Networks

     The 24/7 Network's and the ContentZone's Affiliated Web sites are currently organized into the following 21 topical channels:


  o Automotive                    o Local
  o Business/Financial            o Music
  o Careers                       o News/Information
  o Community                     o Real Estate
  o E-commerce                    o Search/Directory
  o Entertainment                 o Sports
  o Games                         o Technology
  o Health                        o Teen/College
  o International                 o Travel
  o ISP/Portal                    o Women/Family
  o Kids

We are presently enhancing existing channels and developing several new channels for our networks prompted by user and advertiser interests.

     To enhance our Sports channel, we entered into an agreement with American Cities Studios, a new media design and sports marketing firm, to co-market our services to professional sports franchises and leagues and NCAA teams. As a result of the agreement, leading sports sites designed by American Cities Studios, including the official team Web sites of the New York Mets, Baltimore Orioles, Detroit Tigers, Chicago White Sox and San Francisco Giants, as well as other high profile sports sites, including College Hoops Insider, Corel WTA tour and NYSports.net, joined the Sports channel of the 24/7 Network.

Advertisers on the Networks

     We focus our sales and marketing efforts on the leading Internet and traditional advertisers and advertising agencies, many of which have utilized our solutions. Advertisers and advertising agencies employ us in various ways. Advertisers and ad agencies typically buy advertising using written purchase order agreements that run for a limited time. Based on our breadth of online content and our extensive reach, we have the ability to package personalized advertising solutions for advertisers and ad agencies. Our sales force works closely with advertisers to customize ad delivery to enhance the effectiveness of advertising campaigns. Set forth below is a representative list of advertising agencies and advertisers that delivered advertisements on our networks in 1998. Certain of these advertising agencies and advertisers represented less than one percent of 24/7 Media's total revenues in 1998.

                             Advertising Agencies


  o Agency.com                         o J. Walter Thompson
  o Anderson & Lembke                  o Kirshenbaum Bond & Partners
  o BBDO Interactive                   o Left Field
  o Black Dog Design                   o McCann-Erickson
  o Catalina Marketing                 o Media.com
  o CKS                                o Mercury Seven
  o Dahlin Smith White                 o Modem Media
  o DMB&B                              o Ogilvy & Mather
  o Eagle River Interactive            o planet U
  o Freeman                            o Rives Carlberg
  o Giant Step                         o THINK New Ideas
  o Grey Interactive                   o Thunderhouse
  o Hal Riney                          o US Interactive
  o iballs                             o Wolverine
  o i-frontier                         o Y&R Wunderman
  o i-traffic

                                  Advertisers


  o Amazon.com                         o Internet Shopping Network
  o Ameritech                          o MatchLogic
  o AT&T                               o Microsoft
  o Bell Atlantic                      o Mining Company
  o CDnow                              o Netscape
  o Cendant                            o NextCard
  o Charles Schwab                     o PointCast
  o Citibank                           o PolyGram Music
  o Compaq                             o Procter & Gamble
  o Dell                               o Sony
  o Disney                             o Sprint
  o eBay                               o Standard & Poor's
  o Encyclopedia Britannica            o Tower Records
  o Ford                               o U.S. Marine Corps
  o General Motors                     o US West
  o Hewlett Packard                    o Visa
  o IBM                                o Web Genesis
  o Intel                              o Wells Fargo

Technology

Adfinity

     Adfinity ad serving technology is designed to allow Web sites to target, deliver, and track a high volume of advertisements to Internet viewers without degrading the performance of the Web site or causing a delay in ad delivery. We expect Adfinity to serve as our technology platform, delivering all of the advertisements to our networks, and intend to migrate all of our Affiliated Web sites to the Adfinity system during 1999. To complete the transition to Adfinity, we must, among other things, ensure scalability of the Adfinity system, assimilate our current sales and reporting functions into the Adfinity model and work with certain existing Affiliated Web sites to re-tag such Web sites.

     Adfinity's targeting engine is designed to enable advertisers and direct marketers to target advertisements and Internet content to individuals or audience segments using flexible, advertiser-defined demographic profiles. Advertisers can control the advertisement delivered, the user groups targeted, and the frequency of ad delivery. Adfinity is able to integrate information, such as a user's online response rate to advertisements, name, address, age, or e-mail address, with third-party databases to generate a comprehensive demographic profile of the Internet user.

Profilz

     We are in the process of building Profilz, an online database of Web user profiles, which is expected to be employed with Adfinity to deliver ads based on demographic profiles. We will compile data for Profilz through agreements with Affiliated Web sites that have a database of registered users as well as through our strategic relationship with Intelliquest Information Group, Inc. IntelliQuest registers one million consumers in an average month, and processed electronic registrations for over 1.8 million new technology products during December 1998. With these partners we will set cookies and retrieve basic user information, including name, address, city, state, zip code and e-mail address. To complete the demographic and lifestyle profile of these records, we will match them with the IntelliQuest High-tech Household file which contains more than 200 demographic and lifestyle data characteristics on over 100 million U.S. households. Since advertisers seek to reach consumers who fit their demographically-profiled target, our Profilz database will provide online advertisers the ability to execute highly targeted, database marketing campaigns based on consumers' lifestyles and interests, and track the effectiveness of the campaigns markets.

E-Commerce Initiatives

     We recently acquired rights to a technology that enables transactional banners, through which an Internet user is able to view a banner, click on the banner, and purchase products directly in the banner without being transported to another Web site. We believe this service is attractive to Affiliated Web sites because it is designed to allow them to run transaction-based advertising at potentially high rates and receive a percentage of the e-commerce sale without losing user traffic to the e-commerce merchant. The technology also enables us and the product manufacturer to track the success of a campaign in real-time. We are currently testing this service under the consumer brand "Click2Buy by 24/7".

Privacy Protection

     In using our targeting technology and software, we adhere to the principles of the Direct Marketing Association regarding privacy concerns. To address privacy concerns, users are permitted, at their request, to "opt-out" of demographic profile targeting. When a subscriber objects to profile targeting, Adfinity automatically delivers ads based only on non-user specific information, such as Web page subject matter.

Sales and Marketing

     We believe we maintain one of the largest Internet advertising sales organizations. We sell services in the United States through a sales and marketing organization which included 72 salespeople as of December 31, 1998. These employees are located at our headquarters in New York and our offices in Boston, Chicago, Dallas, Detroit, Los Angeles, San Francisco, Seattle and the Washington, D.C. area.

     Advertisers typically purchase advertising under written purchase order agreements that run for a limited time. We believe that the terms of our purchase order agreements are consistent with industry practice. These agreements provide for our indemnification by the advertiser for breach of representations and warranties included therein and limit the right of the advertiser to cancel or modify a campaign once commenced. In addition to purchase order sales, we have recently started to sell sponsorship advertising whereby an advertiser enters into a long-term agreement with a single Web site, typically with some exclusivity and renewal privileges and restrictions on the advertisers' ability to cancel the agreement. Such sponsorship advertising involves a greater degree of integration among our company, the advertiser and the Affiliated Web sites.

     We believe that we have a competitive advantage due to the geographic breadth of our sales force and our ability to continually improve our sales and marketing capabilities. We continuously leverage the substantial media experience of our management team to maximize the value of ad campaigns for both advertisers and Affiliated Web sites. We also employ a Web site relationship department that surveys Affiliated Web sites and monitors qualitative indicators of service levels in order to continuously improve our customer service.

     We believe that advertiser awareness of our company and our services is critical to our success. As a result, we seek to continually communicate with advertisers and advertising agencies through our Web site, trade publication advertisements, public relations, direct mail, ongoing customer communications programs, promotional activities, trade shows and online advertisements over our networks and on third party Web sites.

International

     Our international strategy consists of acquiring or entering into strategic alliances with existing Internet advertising networks in foreign countries. We recently acquired a 60% interest in InterAd Holdings Limited, which has been renamed 24/7 Media Europe Ltd. and operates the 24/7 Media Europe Network. In October 1998 we entered into an agreement with China.com Corporation to develop the 24/7 Media Asia Network. We collaborate with China.com on expanding and training its China and Hong Kong-based sales force as well as recruiting Web sites for the network. We receive royalties from all sales through the 24/7 Media Asia Network for a period of between seven and ten years and we acquired a 10% equity stake in China.com in exchange for $3.0 million in cash and approximately 204,000 shares of common stock. We also have mutual sales agreements with both the 24/7 Media Europe Network and the 24/7 Media Asia Network. Additionally, ClickThrough Interactive of Canada has the exclusive third party right to sell page views on the 24/7 Network when such pages are accessed by Canadian Internet users, and we have the exclusive third party right to sell page views on the ClickThrough network when accessed by U.S. Internet users.

Intellectual Property

     We regard our intellectual property as critical to our success, and rely upon patent, trademark, copyright and trade secret laws in the United States and other jurisdictions to protect our proprietary rights and intellectual property. Although we do not currently have any patents, we have filed applications with the United States Patent and Trademark Office to protect certain aspects of our Adfinity technology. We have pursued the protection of our trademarks by applying to register our trademarks both domestically and internationally. These trademark registrations and patent applications may not be approved or granted and may be challenged by others or invalidated through administrative process or litigation. Patent, trademark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available. In addition, we protect our proprietary rights through the use of confidentiality agreements with employees, consultants and affiliates.

     Profilz collects demographic profiles of Internet users and Adfinity collects and uses data derived from user activity on our networks and Affiliated Web sites. This data is used for advertisement targeting and for predicting advertisement performance. Although we believe that we have the right to use such data, trade secret, copyright or other protection may not be available for such information or others may claim rights to such information. Further, under our contracts with Web publishers using our services, we are obligated to keep certain information regarding the Web publisher confidential.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and currently evolving. The future viability or value of any of our proprietary rights is unknown. Steps taken by us to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our proprietary rights.

Competition

     The markets for Internet advertising and related products and services are intensely competitive and we expect competition to increase. We believe that our ability to compete depends upon many factors within and beyond our control, including:

    o the timing and market acceptance of new services and enhancements to existing services developed by us and our competitors;

    o   our customer service and support;

    o   our sales and marketing efforts; and

    o the ease of use, performance, price and reliability of our products and services.

     We compete for Internet advertising revenues with large Web publishers and Web portals, such as America Online, Excite, GeoCities, Go Network, Infoseek, Lycos, Microsoft Network and Yahoo!. Further, our networks compete for Web site clients with a variety of Internet advertising networks, including DoubleClick, Link Exchange, Flycast and 2Can Media. We also encounter competition from a number of other sources, including content aggregators, companies engaged in advertising sales networks, advertising agencies, and other entities which facilitate Internet advertising. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do.

Employees

     As of December 31, 1998, we employed 166 persons, including 110 in sales, marketing and customer support, 28 in technology and product development, and 28 in accounting, human resources and administration. We are not subject to any collective bargaining agreements and believe that we enjoy a good relationship with our employees.

Facilities and Systems

     Our principal executive offices are located at 1250 Broadway, New York, New York. They consist of approximately 39,000 square feet under a lease that expires in 2008 and provides for total annual rent of approximately $1,200,000 (subject to increase annually to reflect increases in operating expenses). 26,000 square feet of this space is currently under construction to provide for the expansion of personnel and facilities and is expected to be occupied in the second quarter of 1999. We also temporarily lease office space at One Penn Plaza, New York, New York.

     In addition, we lease office space for our sales, marketing and product development staff in Boston, Chicago, Dallas, Detroit, Los Angeles, San Francisco, Seattle and the Washington, D.C. area. We believe that our existing facilities, will be sufficient for our purposes over the next 12 months.

     Our Adfinity ad serving software and hardware are housed at GlobalCenter, Inc. in Herndon, Virginia. Our agreement with GlobalCenter provides for Internet connectivity services, the lease of certain hardware, the licensing of certain software, and the lease of secure space to store and operate such equipment. Service orders currently in place under this agreement, which expire in May 1999, require monthly payments of $27,000. GlobalCenter may not increase prices or terminate services during the pendency of any service order. Our agreement with GlobalCenter includes a "99% Uptime Guarantee" with respect to the services provided. Downtime results in certain returns of payment and gives rise to a right of termination by us. In the future, we may opt to utilize other facilities similar to GlobalCenter, including facilities owned by us, in other regions of the United States and the world.

Legal Proceedings

     We are not a party to any material legal proceedings.

                                  MANAGEMENT


Executive Officers and Directors

     The following table sets forth certain information concerning our executive officers and directors:


Name                          Age     Position and Offices
-------------------------     ---     -------------------------------------------------------
David J. Moore                 46     President and Chief Executive Officer and a Director
R. Theodore Ammon              48     Chairman of the Board
Jacob I. Friesel               49     Executive Vice President -- Sales and Marketing and a
                                      Director
C. Andrew Johns                39     Executive Vice President, Treasurer and Chief Financial
                                      Officer
John F. Barry III              46     Director
Jack L. Rivkin                 57     Director
Arnie Semsky                   52     Director
Charles W. Stryker, Ph.D.      51     Director

     David J. Moore has been our President and Chief Executive Officer and a Director since February 1998. Mr. Moore was Chief Executive Officer of Petry from December 1995 to February 1998. From 1993 to 1994, Mr. Moore was President of Geomedica, an online service for physicians, which he sold to Reuters. From 1982 to 1992, Mr. Moore was a Group Vice President at Hearst/ABC-Viacom Entertainment Services, where he participated in the launch of Cable Health Network, Lifetime Television, Lifetime Medical Television, a service targeted to physicians, and HealthLink Television, a physician waiting room television service. From 1979 to 1982, Mr. Moore had a television advertising sales position with Turner Broadcasting. Mr. Moore received a B.A. degree in Communications from Northern Illinois University.

     R. Theodore Ammon, Chairman of our Board, has been Chairman of the Board of Big Flower Holdings, Inc. and its predecessor company, Big Flower Press Holdings, Inc. since 1993. From 1990 to 1992, Mr. Ammon was a General Partner of Kohlberg Kravis Roberts & Co., a New York and San Francisco-based investment firm, and an executive of such firm prior to 1990. Mr. Ammon also serves on the board of directors of each of Host Marriott Corporation, Culligan Water Technologies, Inc. and Samsonite Corporation. Mr. Ammon received a B.A. degree in Economics from Bucknell University.

     Jacob I. Friesel has been our Executive Vice President -- Sales and Marketing and a Director since February 1998. From 1997 to 1998, Mr. Friesel was President of Katz Millennium Marketing, the Internet media sales division of Katz Media Group, Inc. He was Vice President, Strategic Planning for the Katz Television Group from 1994 to 1997. From 1993 to 1994, he was a Vice President and General Sales Manager of Katz American Television, a leading advertising representative of major market television stations. He was Vice President, General Sales Manager of Katz Continental Television from 1991 through 1993, and was employed in various media advertising sales and management positions with the Katz Agency from 1976 to 1991. Mr. Friesel received a B.A. degree in Mass Communications from the City University of New York.

     C. Andrew Johns has been Executive Vice President, Treasurer and Chief Financial Officer since April 1998. From 1996 to 1998, he was co-founder and Managing Director of Manufacturers Renaissance Network, Inc., which provides strategic consulting and investment banking services to small and medium-sized businesses. From 1990 to 1996, Mr. Johns was President and owner of Strathmore Hill Associates, Inc., an investment banking and strategic consulting firm. Mr. Johns received a M.B.A. degree from Stanford University Graduate School of Business and a B.S. degree in Commerce from The University of Virginia. Mr. Johns is a Chartered Financial Analyst.

     John F. Barry III, a Director, is presently the Managing General Partner of Prospect Street Ventures, a private equity and venture capital firm, which he joined in 1990. From 1988 to 1989, he was the head of investment banking at L.F. Rothschild & Co. From 1983 to 1988, he was a corporate finance specialist at Merrill Lynch and from 1979 to 1983, he was a securities attorney with Davis Polk & Wardwell. Mr. Barry serves on the boards of directors of nine information technology companies, including Skyline Multimedia, Inc. Mr. Barry is also the chairman of Bondnet Trading Systems, Inc. Mr. Barry received a J.D. degree from Harvard Law School and a B.A. degree in History from Princeton University.

     Jack L. Rivkin, a Director, has been a Senior Vice President of Travelers Investment Group Inc. since January 1997, where he is responsible for the management of venture capital and private equity partnerships for various Travelers insurance companies. He is also a director and member of the investment committee of Greenwich Street Capital Partners, L.P., a $460 million merchant banking fund affiliated with Travelers, and an adjunct professor at Columbia University Business School. From October 1995 to December 1996, he was a Senior Vice President of the Investment Group of Travelers Group Inc. From March 1993 to October 1995, Mr. Rivkin was vice chairman and director of Global Research at Smith Barney. From 1987 to 1992, Mr. Rivkin was director of the Equities Division and Director of Research of Lehman Brothers. From 1984 to 1987, Mr. Rivkin was President of PaineWebber Capital, Inc., the merchant banking arm of PaineWebber Group, and Chairman of Mitchell Hutchins Asset Management. Mr. Rivkin is also a director of HumaScan Inc., a medical device company, and PRT Group, Inc., an information technology company. Mr. Rivkin received a M.B.A. degree from Harvard Business School and a B.A. degree in Metallurgical Engineering from the Colorado School of Mines.

     Arnie Semsky, a Director, recently retired from his position as the Executive Vice President, Worldwide Media Director of the BBDO Worldwide unit of Omnicom Group. Mr. Semsky joined BBDO Worldwide in 1979 as Vice President and Associate Director of Network Programming and he has served as a member of the board of directors of BBDO Worldwide since 1991.

     Charles W. Stryker, Ph.D., a Director, has been President of IntelliQuest Marketing Information Solutions, Inc. and President of Zona/Research since 1998. Dr. Stryker served as a Director of IntelliQuest Information Group Inc. from October 1997 to March 1998. From 1991 to 1997, he was President of each of MkIS User Forum and Information Technology Forum, companies providing marketing information, consulting and service products to executives and technology companies. Dr. Stryker received a B.S. degree and a M.S. degree in Electrical Engineering and a Ph.D. in Computer Science from New York University.

Key Employees

     Joseph T. Apprendi has been Senior Vice President -- Strategic Sales since January 1999. Mr. Apprendi was Senior Vice President -- Sponsorships and Promotions from June 1998 to December 1998. From March 1998 to June 1998, Mr. Apprendi was Executive Vice President of the CliqNow! Sales Group of K2 Design, Inc. From February 1996 to March 1998, Mr. Apprendi was Senior Vice President of Media and Promotion for K2 Design, Inc., from September 1995 to February 1996, Mr. Apprendi was an Account Executive with Harrington, Righter, and Parson, Inc. and from June 1992 to September 1995, Mr. Apprendi was an Account Executive with MMT Sales, Inc., a national broadcast advertising sales rep firm. Mr. Apprendi received a B.A. degree in Economics from Oberlin College.

     Mark A. Burchill has been Senior Vice President of Business Development and International since February 1998 and was Senior Vice President and co-founder of Petry from December 1995 to February 1998. In 1994, Mr. Burchill was Director of International Sales & Development for Petry Media Corp, a television rep firm. From 1992 to 1994, Mr. Burchill was a market consultant for the Los Angeles Rams and MTV Networks while also pursuing a graduate degree. From 1989 to 1992, Mr. Burchill was a Senior Media Planner in the media department of Young & Rubicam Advertising. Mr. Burchill received a M.B.A. degree from Anderson School of Management at the University of California at Los Angeles and a B.A. degree from Hobart College.

     Garrett P. Cecchini has been Senior Vice President, e-Commerce since January 1999. Mr. Cecchini was Senior Vice President of National Sales from February 1998 through December 1998. From February 1997 to February 1998, he was Vice President, General Manager of Katz Millennium Marketing. From December 1994 to February 1997, Mr. Cecchini was co-founder of Goodman Cecchini Media Design, a Web site development concern, and US Cybersites, a commercial bandwidth reseller. From 1992 to 1994, Mr. Cecchini was Vice President, Director of Sales for Sony Pictures Entertainment's Columbia TriStar Television Division, a syndicator of television programming. From January 1991 to December 1992, Mr. Cecchini was Senior Vice President, Director of Sales for Telemundo Group, Inc., a Spanish language television network. Mr. Cecchini received a B.S. degree in Accounting and Marketing from Manhattan College.

     Ronald A. Johnson has been Senior Vice President and Chief Information Officer since December 1998. Prior to joining our company, Mr. Johnson was with Bell Atlantic since 1983 where he led development and network integration of systems for Bell Atlantic's cellular, video, Internet and electronic publishing subsidiaries. Immediately prior to joining our company, Mr. Johnson headed systems development for Bell Atlantic Internet Solutions, Inc.

and Big Yellow, Bell Atlantic's online yellow pages. Mr. Johnson managed the systems/network integration of interactive video-on-demand (VOD) systems for Bell Atlantic's Northern Virginia ADSL trial resulting in the integration and deployment of VOD for Telecom Italia in Rome, Italy. Specifically, he managed billing and operational support systems for Bell Atlantic, NYNEX and US West as they started their cellular businesses. Mr. Johnson received a B.A. degree in Chemistry from Central Methodist College.

     Geoff Judge has been Senior Vice President of Affiliate Relations since February 1998. Mr. Judge was President of Interactive Imaginations from September 1997 to February 1998 and was Executive Vice President, Marketing and Sales from May 1997 to September 1997. From 1995 to 1997, Mr. Judge was Vice President, Marketing for iMarket Inc., a software company. From 1994 to 1995, Mr. Judge was Vice President--Marketing at Doubleday Direct, where he managed the membership base of the company's nine book clubs. From 1985 to 1994, Mr. Judge was at American Express in numerous roles including Vice President and General Manager, Travel & Corporate Insurance Group, where he managed an operating group of over 70 people, and a $90 million portfolio of products that were direct marketed to cardmembers. Mr. Judge received a M.B.A. degree from the Columbia University Graduate School of Business and a B.A. degree in Economics from Northwestern University.

     Mark E. Moran has been Senior Vice President and General Counsel since April 1998. From June 1993 to April 1998, Mr. Moran was an associate attorney at Proskauer Rose LLP. From April 1986 to May 1993, Mr. Moran was a financial analyst in the Securities Processing Division of The Bank of New York. Mr. Moran received a J.D. degree from Fordham Law School, a M.B.A. degree in Finance from Fordham Graduate School of Business, and a B.A. degree in Economics from The University of Virginia.

     Scott Paternoster has been Senior Vice President--National Sales since January 1999. From June 1998 to December 1998, Mr. Paternoster was President of the CliqNow! division of our company. From February 1996 to June 1998, Mr. Paternoster was Founder and President of the CliqNow! Sales Group of K2 Design, Inc. and from 1989 to February 1996, Mr. Paternoster was the New York Sales Manager and an Account Executive at MMT Sales, Inc., a national broadcast advertising sales rep firm. Mr. Paternoster received a B.S. degree in Economics and Management from Ithaca College.

     Stuart D. Shaw has been Senior Vice President of Finance & Administration since February 1998. He was Vice President and Chief Financial Officer of Petry Interactive, Inc. from October 1997 to February 1998. From 1991 to 1997, Mr. Shaw was Director of Financial Reporting, then Vice President of Customer Resources for Penguin Books, a trade publisher. From 1989 to 1991, Mr. Shaw was Controller for Warren, Gorham & Lamont, a publisher of professional resource literature. From 1983 to 1989, Mr. Shaw was an auditor with Arthur Andersen. Mr. Shaw received a B.B.A. degree in Public Accounting from Pace University. Mr. Shaw is a Certified Public Accountant.

     Matthew B. Walker has been Senior Vice President and Chief Technology Officer since April 1998. Mr. Walker was co-founder and Senior Vice President of Intelligent Interactions Corporation from February 1995 to April 1998. From August 1990 to February 1995, Mr. Walker worked in a series of positions at Oracle Corporation including director of the Emerging Technologies Group, Manager of Design and Development of the interactive television trial system for Bell Atlantic Video Services, Inc., and director of Advanced Technologies. Mr. Walker received a M.B.A. degree from George Mason University and a B.S. degree in Systems Engineering and Economics from The University of Virginia.

Committees of the Board of Directors

     Audit Committee. The Audit Committee, composed of Messrs. Ammon, Rivkin and Barry, who are not employed by us and are, thus, independent directors, does the following:

    o makes recommendations concerning the engagement of independent public accountants;

    o reviews with the independent public accountants the plans and results of the audit engagement;

    o approves professional services provided by the independent public accountants;

    o   reviews the independence of the independent public accountants;

    o   considers the range of audit and non-audit fees; and

    o   reviews the adequacy of our internal accounting controls.

     Compensation Committee. The Compensation Committee, composed of Messrs. Moore, Rivkin and Stryker, approves the salaries and other benefits of our executive officers and administers any of our non-stock based bonus or incentive compensation plans (excluding any cash awards intended to qualify for the exception for performance-based compensation under Section 162(m) of the
Code). In addition, the Compensation Committee consults with our management regarding pension and other benefit plans, and compensation policies and our practices.

     Stock Option Committee. The Stock Option Committee, composed of Messrs. Ammon, Rivkin and Barry, directors who qualify as outside directors under
Section 162(m) of the Code and as non-employee directors under Rule 16b-3(c) of the Exchange Act, administers any of our stock-based incentive plans, including the 1998 Stock Incentive Plan (the "Incentive Plan"). In addition, the Stock Option Committee is responsible for granting any cash awards intended to qualify for the exception for performance-based compensation under Section 162(m) of the Code.

Election of Directors

     Prior to our first annual stockholders' meeting our board of directors will be divided into three classes. Directors of each class will be elected at the annual stockholders' meeting held in the year in which the term for such class expires and will serve the following for three years. No determination has been made as to which directors will be members of each class.

Compensation of Directors

     Directors do not receive salaries or cash fees for serving as directors nor do they receive any cash compensation for serving on committees; however, all members of the board of directors who are not one of our employees or consultants ("Non-Employee Directors") are reimbursed for their expenses for each meeting attended and are eligible to receive stock options pursuant to the Incentive Plan. Under the Incentive Plan, each existing Non-Employee Director has been granted a non-qualified option to purchase 18,750 shares of common stock at the fair market value on the date of grant, and each new Non-Employee Director upon the date of his or her election or appointment will be granted a non-qualified option to purchase 18,750 shares of common stock at the fair market value on the date of grant. Upon the date of each annual stockholders' meeting, each existing Non-Employee Director shall be granted a non-qualified option to purchase 4,688 shares of common stock (or a pro rata portion thereof if the director did not serve the entire year since the date of the last annual meeting). All options granted to Non-Employee Directors will vest at the rate of 25% on each of the first four anniversaries of the date of grant, assuming the Non-Employee Director is a director on those dates, and all such options generally will be exercisable for a period of ten years from the date of grant. Upon a Change of Control (as defined in the 1998 Stock Incentive Plan), all unvested options (which have not yet expired) will automatically become 100% vested. Directors who are employed by or act as our consultants to us will not be compensated for services as a director.

Executive Compensation and Employment Agreements

     We have entered into employment agreements with our executive officers and each of our key employees named in this document providing for annual compensation in excess of $100,000. The material terms of such employment agreements generally are as follows:

    o the employment term runs through December 31, 1999 (except as set forth below) and is automatically renewable for successive one-year terms unless either party gives written notice to the other at least six months prior to the expiration of the then employment term;

    o during the employment term and thereafter, we will indemnify the executive to the fullest extent permitted by law, in connection with any claim against such executive as a result of such executive serving as one of our officers or directors or in any capacity at our request in or with regard to any other entity, employee benefit plan or enterprise;

    o any dispute or controversy arising under or in connection with the employment agreement (other than injunctive relief) shall be settled exclusively by arbitration;

    o we may terminate the agreement at any time with or without cause (as defined in the agreement) and, if an executive is terminated without cause (including our giving notice of non-renewal), he will receive severance pay in an amount generally equal to six months' base salary and bonus, plus continued medical benefits for a period equal to the severance period as well as acceleration of outstanding options; and

    o if termination is the result of the executive's death or disability, we will pay to the executive or his estate an amount equal to six months' base salary at his then current rate of pay (reduced in the case of disability by his long-term disability policy payments).

     The agreement of David J. Moore extends through January 1, 2001. Mr. Moore's agreement provides for an annual base salary of $225,000 and a target bonus of $275,000, $300,000 and $325,000 for 1998, 1999, and 2000,
respectively. Mr. Moore was also awarded 56,250 shares of restricted stock that vest over three years. In connection with this issuance, we are recognizing compensation expense of $90,000 ratably over the three-year vesting period. If we terminate Mr. Moore without cause, he is entitled to receive severance pay in an amount equal to two times base salary, plus the maximum bonus for which he is eligible during the fiscal year of termination.

     The agreements of our other executive officers and named key employees provide for base salaries between $100,000 and $180,000 and target incentives, based on attainment of corporate goals, between $35,000 and $130,000.

     On December 14, 1998, we entered into a severance agreement with Yale R. Brown, our former director and Executive Vice President under which Mr. Brown resigned as an officer and director. We agreed to pay Mr. Brown the sum of $136,894 as severance, including attorneys' fees, and we exchanged mutual releases of substantially all claims arising out of his employment.

Executive Compensation And Other Information

                Summary of Cash and Certain Other Compensation

     The following table sets forth information about the compensation paid or payable by us for services rendered in all capacities to our Chief Executive Officer and each of our most highly paid executive officers who earned more than $100,000 for 1998 (the "Named Executive Officers").



                                                    Annual                                     Long Term
                                                 Compensation                                 Compensation
                             -----------------------------------------------------   ------------------------------      All
                                                                       Other           Restricted       Securities      Other
         Name and                                                     Annual              Stock         Underlying     Compen-
    Principal Position           Salary ($)        Bonus ($)     Compensation ($)     Award(s) ($)     Options (#)     sation
--------------------------   ------------------   -----------   ------------------   --------------   -------------   --------
David J. Moore ...........         259,137          343,750             0               56,250             0             0
 President and
 Chief Executive
 Officer
C. Andrew Johns ..........         105,192 (1)       66,706             0                  0             62,500          0
 Chief Financial
 Officer
Jacob I. Friesel .........         153,125 (2)      150,391             0                  0               0             0
 Executive Vice
 President
Yale R. Brown ............         255,202 (3)       13,923             0                  0               0             0
 Former Executive
  Vice President

------------
(1) Mr. Johns commenced his employment with us on April 17, 1998.

(2) Mr. Friesel commenced his employment with us on February 24, 1998.

(3) Mr. Brown commenced his employment with us on April 13, 1998 and terminated his employment on December 14, 1998. Amounts include all payments, totaling approximately $136,894, to be made pursuant to a severance agreement.

Stock Options

     The following table contains information concerning the grant of options under the 1998 Stock Incentive Plan to each of the Named Executive Officers during the year ended December 31, 1998. We did not grant any stock appreciation rights ("SARS") in 1998.

                       Option Grants in Last Fiscal Year


                                           Individual Grants
                    ---------------------------------------------------------------
                                                                                          Potential Realizable
                                         Percent of                                         Value at Assumed
                       Number of            Total                                           Annual Rates of
                       Securities          Options                                        Stock Appreciation
                       Underlying        Granted to       Exercise                          for Option Term
                        Options         Employees in        Price       Expiration    -------------------------
       Name          Granted(#)(1)     Fiscal Year(2)     ($/Share)       Date(3)          5%           10%
-----------------   ---------------   ----------------   -----------   ------------   -----------   -----------
C. Andrew Johns         62,500               4.3%          $ 4.00        3/25/08       $157,224      $398,436

------------
(1) All options granted in 1998 were granted pursuant to the 1998 Stock Incentive Plan. The grant to Mr. Johns is exercisable in annual increments of 25% of the total grant, beginning on the first anniversary of the date of grant. All options were granted at the fair market value of common stock on the effective date of grant.

(2) The total number of options granted to employees in 1998 was 1,456,145.

(3) Each option may be subject to earlier termination if the officer's employment with us is terminated.

     The following table sets forth information for each of the Named Executive Officers with respect to the value of options exercised during the year ended December 31, 1998 and the value of outstanding and unexercised options held as of December 31, 1998. There were no SARs exercised during 1998 and none were outstanding as of December 31, 1998.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-end Option Values



                                                           Number of
                                                     Securities Underlying             Value of Unexercised
                        Shares                        Unexercised Options                In-the-Money Options
                       Acquired       Value           at December 31, 1998             at December 31, 1998(1)
                     on Exercise     Realized   -------------------------------   ---------------------------------
       Name              ($)           ($)       Exercisable     Unexercisable     Exercisable     Unexercisable
-----------------   -------------   ---------   -------------   ---------------   -------------   --------------
C. Andrew Johns          --            --            0              62,500              $0          $1,500,000

------------
(1) Represents the difference between the closing market price of the common stock as reported by Nasdaq on December 31, 1998 of $28.00 per share and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.

1998 Stock Incentive Plan

     Background; Purpose; Eligibility. The following description of the Incentive Plan is intended only as a summary and is qualified in its entirety by reference to the Incentive Plan. The purpose of the Incentive Plan is to create a means to raise the level of stock ownership by employees, attract, retain and reward such employees, and make stock-based awards to non-employee directors thereby attracting, retaining and rewarding such non-employee directors. All of our employees and consultants and non-employee directors that satisfy certain requirements are eligible to be granted awards under the Incentive Plan. As of January 15, 1999, we have issued and outstanding pursuant to the Incentive Plan stock options to purchase a total of 2,155,305 shares of common stock at a weighted average price of $12.69.

     Administration. The Incentive Plan is administered by the Stock Option Committee of our board of directors. The Stock Option Committee has full authority and discretion, subject to the terms of the Incentive Plan, to determine those individuals eligible to receive awards and the amount and type of awards. Terms and conditions of awards are set forth in written grant agreements, the terms of which are consistent with the terms of the Incentive Plan. No option may have an exercise price less than the fair market value of the common stock at the time of grant (or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of fair market value), except that, in the case of certain modifications of the stock options that are deemed to be new issuances under the Code, the exercise price may continue to be the original exercise price. Awards under the Incentive Plan may not be made on or after the tenth anniversary of the date of its adoption, but awards granted prior to such date may extend beyond that date. All options granted under the Incentive Plan expire no more than ten years from the date of grant.

     Available Shares and Other Units. A maximum of 3,000,000 shares of common stock may be issued or used for reference purposes pursuant to the Incentive Plan. The maximum number of shares of common stock subject to each issue of stock options that may be granted to any individual under the Incentive Plan is 187,500 for each fiscal year during the term of the Incentive Plan. In general, upon the cancellation or expiration of an award, the unissued shares of common stock subject to such awards will again be available for awards under the Incentive Plan, but will still count against the individual specified limits.

     Amendments. The Incentive Plan may be amended by the board of directors, except that no such amendment, without stockholder approval (to the extent such approval is required by Rule 16b-3 of the Exchange Act, the exception for performance-based compensation under Section 162(m) of the Code or, to the extent applicable to incentive stock options, under Section 422 of the Code), may:

    o increase the aggregate number of shares of common stock reserved for awards or the maximum individual limits for any fiscal year;

    o change the classification of employees and non-employee directors eligible to receive awards;

    o   decrease the minimum option price of any option;

    o   extend the maximum option period under the Incentive Plan; or

    o   change any rights with respect to non-employee directors.

     Stock Options. Under the Incentive Plan, the Stock Option Committee may grant awards in the form of options to purchase shares of common stock. Options may be in the form of incentive stock options or non-qualified stock options. The Stock Option Committee will, with regard to each stock option, determine the number of shares subject to the option, the term of the option (which shall not exceed ten years, provided, however, that the term of an incentive stock option granted to one of our ten percent stockholders shall not exceed five years), the exercise price per share of stock subject to the option, the vesting schedule (if any), and the other material terms of the option.

     Restricted Stock. The Incentive Plan authorizes the Stock Option Committee to award shares of restricted stock. Upon the award of restricted stock, the recipient has all rights of a stockholder with respect to the shares, unless so specified by the Stock Option Committee at the time of grant, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient's restricted stock award agreement. Unless otherwise determined by the Committee at grant, payment of dividends, if any, shall be deferred until the date that the relevant share of restricted stock vests.

     Change of Control. In the event that we merge with another company, the sale of substantially all of our assets or securities representing 40% or more of the total combined voting power of our then outstanding securities or upon certain changes in membership of the board of directors during any two-year period, then:

    o each option will be fully vested and immediately exerciseable, or each option may be repurchased by us for an amount of cash equal to the excess of the Change of Control Price (as defined in the Incentive Plan) over the exercise price; and

    o the restrictions on shares of restricted stock shall lapse as if the applicable restriction period had ended.

                             CERTAIN TRANSACTIONS

     Investments by The Travelers Insurance Company

     In November 1996, we entered into a Securities Purchase Agreement with certain investors, including The Travelers Insurance Company, for the sale and issuance of convertible preferred shares with an initial conversion price of $11.48, subject to anti-dilution adjustment. Travelers' investment was approximately $1,000,000 and was subsequently converted into 119,613 shares of common stock. In addition, in 1997 and January 1998, we issued to The Travelers Insurance Company senior convertible notes in an aggregate principal amount of $1,400,000 with initial conversion prices ranging from $1.60 per share to $11.48 per share and also issued warrants. These securities were subsequently converted into approximately 642,401 shares of common stock. Jack L. Rivkin, one of our directors, is the Senior Vice President of the Investment Group of Travelers Group Inc.

     Merger of Petry, Advercomm and Interactive Imaginations into our Company

     Pursuant to an Agreement and Plan of Merger, dated February 2, 1998, among Interactive Imaginations, 24/7 Acquisitions Corp. (a wholly-owned subsidiary of Interactive Imaginations), Petry and Advercomm, each of Petry and Advercomm were merged into 24/7 Acquisition Corp., and 24/7 Acquisition Corp. changed its name to 24/7 Media, Inc. Upon consummation of these mergers, each share of common stock of Petry was converted into 20,988.74 shares of our common stock and each share of common stock of Advercomm was converted into 262.36 shares of our common stock.

     In connection with the acquisitions of Petry and Advercomm, Interactive Imaginations entered into a Securities Purchase Agreement, dated February 25, 1998, with certain investors (including David J. Moore, our President and Chief Executive Officer), for the sale and issuance of preferred shares and warrants in a private placement for total proceeds of $10,060,002. For each $10,000 invested, the investors received 10,000 shares of Series A preferred stock, which were automatically converted into common stock at a conversion price of $3.81 upon consummation of our initial public offering, and approximately 1,313 Class A warrants, exercisable into common stock at an exercise price of $7.62 per share, and approximately 1,313 Class B warrants, exercisable into common stock at an exercise price of $11.42 per share.

     Petry entered into an oral consulting agreement with Manufacturers Renaissance Network, Inc. ("MRN"), a corporation of which C. Andrew Johns, our Executive Vice President, Treasurer and Chief Financial Officer was an officer and a 50% stockholder, pursuant to which MRN was paid $75,000 and Class C warrants to purchase 18,750 shares of common stock at an exercise price of $3.81 per share for consulting services rendered in connection with the merger. We recorded $13,500 of acquisition costs in connection with these warrants. We also paid MRN a consulting fee of approximately $33,000 for services rendered in connection with the acquisition of Intelligent Interactions.

     On February 24, 1998, Interactive Imaginations and Michael P. Paolucci, one of our former directors, entered into a Confidential Separation Agreement and General Release ("Separation Agreement") pursuant to which Mr. Paolucci's employment as an executive, but not as a director, of Interactive Imaginations was terminated as of February 24, 1998. The terms of the Separation Agreement generally provide that each of Mr. Paolucci and Interactive Imaginations agreed to release and discharge the other party (and its successors and assigns) from all causes of action, claims, judgments, obligations, damages or liabilities. Interactive Imaginations agreed to issue to Mr. Paolucci Class C warrants to purchase up to 625,000 shares of common stock at an exercise price of $3.81 per share. In addition, Interactive Imaginations agreed to extend the term from January 31, 2000 to January 31, 2005 in respect of a fully vested option held by Mr. Paolucci to purchase 13,000 shares of Interactive Imaginations common stock at $1.72 per share. Accordingly, we recorded compensation expense of $450,000 during the three month period ended March 31, 1998 in connection with this transaction.

     Interactive Imaginations also entered into a Consulting Agreement, dated as of January 1, 1998 with Neterprises, Inc., pursuant to which Mr. Paolucci, President and sole stockholder of Neterprises, Inc., agreed to provide management and consulting services to Interactive Imaginations for a term of up to one year in connection with the identification and evaluation of potential strategic relationships and potential acquisition targets. In return for such services, Mr. Paolucci received a lump sum payment of $180,000 and received a monthly fee of $12,500. This agreement terminated December 31, 1998.

 Intelligent Interactions Acquisition

     Pursuant to an Agreement and Plan of Merger, dated as of April 9, 1998, among us, Interactions Acquisition Corp. and Intelligent Interactions Corporation, Interactions Acquisition Corp., one of our wholly-owned subsidiaries, was merged with and into Intelligent Interactions. Shareholders of Intelligent Interactions received shares of our capital stock. In connection with the acquisition of Intelligent Interactions, certain shareholders (i) entered into an amended and restated version of the Shareholders' Agreement and
(ii) were granted registration rights with respect to their shares of common stock. See "Description of Capital Stock--Registration Rights."

     During 1995 and 1996, Intelligent Interactions borrowed $56,000 and $55,000, respectively, from Yale R. Brown, who was the founder and principal stockholder of Intelligent Interactions. All amounts outstanding at September 6, 1996 under these notes, plus accrued interest on those amounts, were converted into one instrument in the amount of $113,856. During 1997, the full outstanding balance was paid on this obligation.

     Future Transactions

     Our board of directors has adopted a policy that future transactions between us and our officers, directors, principal stockholders and their affiliates will be subject to approval of a majority of the Independent Directors, and will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

     Other

     For information regarding the grant of stock options to executive officers and directors, see "Management-- Awards to Non-employee Directors," "--Executive Compensation and Employment Agreements," "--1998 Stock Incentive Plan" and "Security Ownership of Certain Beneficial Owners and Management."

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of the common stock as of January 15, 1999, by: (i) each person who we know to own beneficially more than 5% of the common stock; (ii) each of our directors and executive officers; (iii) our current directors and executive officers as a group and (iv) other selling stockholders as a group.

                                                                                                 Ownership After
                                                                                                   Offering and
                                                                         Ownership After          Over-Allotment
                                 Ownership Prior to Offering (1)           Offering (2)             Option (3)
                             --------------------------------------- ------------------------ ----------------------
                              Number of                Shares Being   Number of                Number of
      Beneficial Owner          Shares    Percentage      Offered       Shares    Percentage    Shares    Percentage
---------------------------- ----------- ------------ -------------- ----------- ------------ ---------- -----------
Executive Officers and
 Directors:
David J. Moore (4) (5)          994,893       6.1%
R. Theodore Ammon (6)         1,750,703      10.2
Jacob I. Friesel (4) (7)        787,078       4.8
C. Andrew Johns (4) (8)           9,375         *
John F. Barry III (9)         1,750,703      10.2
Jack L. Rivkin (10)           2,576,540      15.0
Arnie Semsky (4)                     --        --
Charles W. Stryker (11)              --        --
All directors and executive
 officers as a group (8
 persons)                     7,869,292      41.6
Other 5% Stockholders:
Yale R. Brown (12)              865,759       7.1
All other Selling
 Stockholders:                6,931,764      41.7

------------
* Represents less than 1% of the outstanding common stock.

 (1) Applicable percentage ownership is based on 16,282,835 shares of common stock outstanding as of January 15, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options or warrants that are presently exercisable within 60 days of January 15, 1999 and beneficially owned by the person holding such options and warrants are treated as outstanding for the purpose of computing the percentage ownership for such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Assumes that the underwriters' over-allotment option to purchase up to 600,000 shares is not exercised.

 (3) Assumes that the underwriters' over-allotment option to purchase 600,000 shares is exercised in full.

 (4) The address of Messrs. Moore, Friesel, Johns and Semsky is c/o 24/7 Media, Inc., 1250 Broadway, New York, New York 10001.

 (5) Includes 37,500 unvested shares of common stock issued pursuant to the Incentive Plan and subject to forfeiture pursuant thereto. Includes 244,505 shares held by a family trust and certain other trusts held for the benefit of family members, beneficial ownership of which is disclaimed by Mr. Moore. Mr. Moore's wife is the trustee of each such trust.

 (6) Represents 875,351 shares, Class A warrants to purchase 437,676 shares and Class B warrants to purchase 437,676 shares held by Big Flower Digital Services, Inc., an indirect subsidiary of Big Flower Holdings, Inc. Mr. Ammon is the Chairman of the board of directors of Big Flower Holdings, Inc. Mr. Ammon does not own any shares our common stock in his individual capacity and expressly disclaims beneficial ownership of the shares held by Big Flower Digital Services, Inc. The address of each of these entities is c/o Big Flower Holdings, Inc., 3 East 54th Street, New York, New York 10022.

 (7) Includes 262,360 shares held by a family trust, beneficial ownership of which is disclaimed by Mr. Friesel.

 (8) Represents Class C warrants to purchase 9,375 shares.

 (9) Represents 656,513 shares, Class A warrants to purchase 328,257 shares and Class B warrants to purchase 328,257 shares held by Prospect Street NYC Discovery Fund, L.P. and 218,838 shares, Class A warrants to purchase 109,419 shares and Class B warrants to purchase 109,419 shares held by Prospect Street NYC Co-Investment Fund, L.P. Mr. Barry is one of our directors and is the Managing General Partner of Prospect Street NYC Discovery Fund, L.P. Mr. Barry does not own any shares of our common stock in his individual capacity and expressly disclaims beneficial ownership of the shares held by Prospect Street NYC Discovery Fund, L.P. and Prospect Street NYC Co-Investment Fund, L.P. The address of each of these entities is c/o Prospect Street Ventures, 10 East 40th St., 44th floor, New York, New York 10016.

(10) Represents 1,666,829 shares, Class A warrants to purchase 437,676 shares and Class B warrants to purchase 437,676 shares held by The Travelers Insurance Company, and 34,359 shares held by The Travelers Indemnity Company. Mr. Rivkin is one of our directors and is Senior Vice President of Travelers Investment Group Inc., an affiliate of The Travelers Insurance Company and The Travelers Indemnity Company. Mr. Rivkin does not own any shares of our common stock in his individual capacity and expressly disclaims beneficial ownership of the shares held by The Travelers Insurance Company and The Travelers Indemnity Company. The address of each of these entities is c/o Travelers Group Inc., 388 Greenwich Street, 36th floor, New York, New York 10013.
   None of Travelers Group Inc., The Travelers Insurance Company, The
   Travelers Indemnity Company or their respective affiliates has assumed or has any responsibility for our management, business or operations, or for the statements contained in this prospectus or the registration statement of which this prospectus forms a part, other than the limited information regarding securities ownership contained in this table.

(11) The address of Mr. Stryker is c/o IntelliQuest Information Systems, Inc., 380 Interstate North Parkway, Suite 310, Atlanta, Georgia 30339.

(12) Represents 636,611 shares, Class A warrants to purchase 87,534 shares, Class B warrants to purchase 87,534 shares and Class C warrants to purchase 45,080 shares. Mr. Brown is a former officer and director of our company and was co-founder of Intelligent Interactions Corporation. Mr. Brown's address is 1175 North East Miami Gardens Drive, Apt. 709E, North Miami Beach, Florida 33719.

     Our company and certain of the selling stockholders are parties to registration rights agreements under which those selling stockholders are participating in this offering. Pursuant to this agreement, we are required to pay expenses incident to the registration, offering and sale of the securities, other than underwriting commissions, and to indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act.

                         DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock is not complete and should be read in conjunction with (i) applicable provisions of Delaware law and (ii) the provisions of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

     Our authorized capital stock consists of 70,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, which may be issued in one or more classes and series. Upon consummation of this offering, there will be 18,282,835 shares of common stock and no shares of preferred stock issued and outstanding. The following description of our capital stock is based upon our certificate of incorporation.

Common Stock

     Each holder of common stock is entitled to one vote per share of record on all matters to be voted upon by the stockholders. Holders do not have cumulative voting rights. Stockholders casting a plurality of the votes of stockholders entitled to vote in an election of directors may elect all of the directors. Subject to the preferential rights of any preferred stock that may at the time be outstanding, each share of common stock will have an equal and ratable right to receive dividends when, if, and as declared from time to time by the board of directors. We may be subject to certain future agreements which restrict the payment of dividends. We do not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

     If we are liquidated, dissolved or subject to winding up, then holders of our common stock are entitled to an equal share of all assets remaining after payments to creditors and after satisfaction of any liquidation preference of shares of preferred stock that may at the time be outstanding. Holders of common stock have no preemptive, subscription, conversion or redemption rights and are not subject to further calls or assessments by us. The outstanding shares of common stock are validly issued, fully paid and nonassessable. The shares of common stock offered by us in this offering will also be, when issued and paid for, validly issued, fully paid and nonassessable.

Preferred Stock

     Our certificate of incorporation authorizes the board of directors, without any vote or action by the stockholders (subject to applicable law, regulations and stock exchange rules) to issue up to 10,000,000 shares of preferred stock in one or more classes and series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and number of shares constituting any series. Although it presently has no intention to do so, the board of directors could issue preferred stock with voting and conversion rights that could adversely affect the voting powers of the holders of the common stock and the market price of the common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. Such issuance may also discourage bids for the common stock at a premium over the market price.

Registration Rights

     Under the terms of the registration rights agreements, dated as of April 9, 1998 and June 1, 1998, among us and the investors named therein, and also under certain stock purchase agreements with certain former shareholders of Interactive Imaginations, the beneficial holders of approximately 8,000,000 shares of common stock are entitled to certain registration rights with respect to the registration of such shares under the Securities Act. Under these registration rights agreements, the holders of such shares are entitled to demand that we register their shares under the Securities Act, subject to certain limitations. Subject to limited exceptions, we are not required to effect more than two such registrations for such investors except that The Travelers Insurance Company may demand three such registrations pursuant to such demand registration rights. In addition, the holders of such shares of common stock are entitled to certain "piggyback" registration rights with respect to the registration of such shares of common stock under the Securities Act. In the event that we propose to register any shares of common stock under the Securities Act, either for our account or for the account of other security holders, the holders of shares having piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, such holders may require us to file registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. We are generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

Delaware Anti-Takeover Law and Certain Charter Provisions

     We are subject to Section 203 of the Delaware General Corporation Law ("Section 203") which generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. Section 203 applies unless:

    o prior to the date such stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (the number of shares outstanding excludes those shares owned (A) by persons who are both directors and officers, and (B) by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

    o on or after such date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (not by written consent) by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     Section 203 defines a business combination to include:

    o any merger or consolidation involving the corporation and the interested stockholder;

    o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    o certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    o any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    o the receipt by the interested stockholder of any loans, advances, guarantees, pledges or other financial benefits provided through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     Certain provisions of our certificate of incorporation and Delaware law may delay, defer or prevent a change in our control and may adversely affect the voting and other rights of holders of common stock. In particular, the ability of the board of directors to issue preferred stock without stockholder approval may delay, defer or prevent a change in our control and may adversely affect the voting and other rights of other holders of common stock. In addition, our certificate of incorporation provides for a classified board of directors and the inability of stockholders to vote cumulatively for directors.

Limitation on Directors' Liability and Indemnification Matters

     Our certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty while serving as directors. Under Delaware law, the directors have a fiduciary duty to us which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for:

    o   breach of the director's duty of loyalty;

    o acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct;

    o   knowing violations of law;

    o   actions leading to improper personal benefit to the director; and

    o payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law.

This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     We have obtained liability insurance for our senior officers and directors and have entered into indemnity agreements to indemnify our executive officers and directors in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses (including attorneys' fees and associated legal expenses), judgments and fines and amounts paid in settlement, actually and reasonably incurred by any such person in any action, suit or proceeding arising out of such person's services as a director or executive officer on our behalf. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Certain Effects of Authorized but Unissued Stock

     Upon consummation of this offering, there will be 18,282,835 shares of common stock (not including shares reserved for issuance upon the exercise of outstanding warrants or reserved under the Incentive Plan) and 10,000,000 shares of preferred stock available for issuance without stockholder approval, except as may be required by our certificate of incorporation, by applicable law or regulatory agencies or by the rules of the Nasdaq National Market or any stock exchange on which the common stock may then be listed. We do not currently have plans to issue additional shares of capital stock. See "Shares Eligible for Future Sale; Registration Rights."

Stock Transfer Agent and Registrar

     The Stock Transfer Agent and Registrar for the common stock is The Bank of New York, located at 101 Barclay Street, 11E, New York, New York and its telephone number at such location is (800) 524-4458.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of 18,282,835 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the 3,550,000 shares sold in our initial public offering and the 4,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 10,732,835 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Holders of a majority of our shares of common stock, including all of our directors and officers, have agreed that they will not sell, directly or indirectly, any common stock without the prior consent of the representatives of the underwriters for a period of 90 days from the date of this prospectus. As a result of these contractual restrictions and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market, if an exemption under Rule 144 is available, as follows:

    o ___ shares may be eligible for sale upon expiration of the lock-up agreements 90 days after the date of this prospectus; and

    o ___ shares may be eligible for sale upon the expiration of their respective one-year holding periods which for a majority of such shares occurs on April 9, 1999.

     In addition, there are outstanding options to purchase 2,155,305 shares of common stock, 337,247 of which will, upon exercise, be eligible for sale in the public market less than 90 days after the date of this prospectus and an additional 1,818,058 of which will, upon exercise, be eligible for sale in the public market 90 or more days after the date of this prospectus. There are also
outstanding warrants to purchase 3,177,985 shares of common stock,      of
which will be eligible for sale in the public market upon expiration of their
one-year holding periods, generally occuring on April 9, 1999, and        of
which will be eligible for sale in the public market upon expiration of lock-up agreements 90 days after the date of this prospectus.

     Certain holders of shares of common stock, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    o one percent of the number of shares of common stock then outstanding (which will equal approximately 182,828 shares immediately after this offering); or

    o the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is deemed not to have been one of our Affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the Restricted Shares for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, such "144(k) shares" may be sold immediately upon the completion of this offering. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares immediately after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

     We have filed a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our 1998 Stock Incentive Plan. Such registration statement has become effective. Accordingly, shares registered under such registration statement will generally be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up agreements described herein.

                                 UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, Allen & Company Incorporated, CIBC Oppenheimer Corp., J.P. Morgan Securities Inc. and PaineWebber Incorporated are acting as representatives (the "Representatives") of each of the underwriters (the "Underwriters") named below. Subject to the terms and conditions set forth in the Purchase Agreement among us and the Underwriters, we and the selling stockholders (the "Selling Stockholders") have agreed to sell to each of the Underwriters, and each of the Underwriters, severally and not jointly, has agreed to purchase from us and the Selling Stockholders the number of shares of common stock set forth opposite its name below.

Underwriter                             Number of Shares
-------------------------------------- -----------------
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated ....................
Allen & Company Incorporated .........
CIBC Oppenheimer Corp. ...............
J.P. Morgan Securities Inc. ..........
PaineWebber Incorporated .............     ---------
     Total ...........................     4,000,000
                                           =========

     In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to the Purchase Agreement if any shares of common stock are purchased. Under certain circumstances, under the terms of the Purchase Agreement, the commitments of the non-defaulting Underwriters may be increased or the Purchase Agreement may be terminated.

     The Representatives have advised us and the Selling Stockholders that they propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus, and to
certain dealers at such price less a concession not in excess of $    per
share. The Underwriters may allow, and such dealers may reallow, a discount not
in excess of $    per share on sales to certain other dealers. After the
initial offering, the public offering price, concession and discount may be changed.

     The Selling Stockholders have granted to the Underwriters an option exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of an additional 600,000 shares of common stock at the public offering price set forth on the cover of this prospectus, less the underwriting discount. The Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

     The following table shows the per share and total underwriting discounts to be paid by us and the Selling Stockholders to the Underwriters. This information is presented assuming either no exercise or full exercise by the Underwriters of their over-allotment options.

                                                                       Without
                                                         Per Share     Option     With Option
                                                        -----------   --------   ------------
   Public Offering Price ............................        $            $            $
   Underwriting Discount ............................        $            $            $
   Proceeds, before expenses, to 24/7 Media .........        $            $            $
   Proceeds to Selling Stockholders .................        $            $            $

     We will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The expenses of the offering are estimated at $____ and are payable by us.

     The shares of common stock are being offered by the several Underwriters, subject to prior sale, when as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

     We have agreed, for a period of 90 days after the date of this prospectus, subject to certain exceptions, not to directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for common Stock, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or other agreement or any other agreement that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters; provided that we may at any time and from time to time (a) grant options to purchase shares of common stock under our 1998 Stock Incentive Plan and (b) issue shares of common stock upon the exercise of outstanding warrants. See "Shares Eligible for Future Sale."

     We and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the common stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

     If the Underwriters create a short position in the common stock in connection with this offering, i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus, the Representatives may reduce that short position by purchasing common stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     Neither we nor any of the Selling Stockholders or Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the Selling Stockholders or Underwriters make any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby is being passed upon by Proskauer Rose LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     Our financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 and the financial statements of Interactive Holdings, LLC as of December 31, 1997 and for the period from February 1, 1997 (inception) to September 28, 1997 (Predecessor) and the period from September 29, 1997 to December 31, 1997 (Successor), have been included in this prospectus and elsewhere in the Registration Statement in reliance on the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

     The financial statements of (i) Intelligent Interactions Corporation as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period from inception (February 28, 1995) to December 31, 1995 and (ii) CliqNow!, a division of K2 Design, Inc., as of December 31, 1997 and for the fiscal year ended December 31, 1997 included in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving their reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Commission. Our Commission filings are also available over the Internet at the Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our Commission reports and other information at the Nasdaq National Market, Inc., 1735 K Street, N.W., Washington, D.C. 20606-1500.

                           -------------------------

     24/7 Media, Intelligent Interactions, ContentZone, Riddler.com, CliqNow!, Profilz and Adfinity are our trademarks. This prospectus contains our other product names, tradenames and trademarks and of other entities, all of which are the property of their respective owners.

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)


                         INDEX TO FINANCIAL STATEMENTS



                                                                                    Page
                                                                                    ----
24/7 MEDIA, INC. (Successor Company to Interactive Imaginations, Inc.)
Independent Auditors' Report ....................................................   F-2
Consolidated Balance Sheets .....................................................   F-3
Consolidated Statements of Operations ...........................................   F-4
Consolidated Statements of Stockholders' Equity (Deficit) .......................   F-5
Consolidated Statements of Cash Flows ...........................................   F-6
Notes to Consolidated Financial Statements ......................................   F-7

INTERACTIVE HOLDINGS, LLC (Successor to Petry Interactive, Inc.)
Independent Auditors' Report ....................................................   F-30
Balance Sheet ...................................................................   F-31
Statements of Operations ........................................................   F-32
Statements of Cash Flows ........................................................   F-33
Notes to Financial Statements ...................................................   F-34

INTELLIGENT INTERACTIONS CORPORATION
Report of Independent Public Accountants ........................................   F-38
Balance Sheets ..................................................................   F-39
Statements of Operations ........................................................   F-40
Statements of Stockholders' Equity ..............................................   F-41
Statements of Cash Flows ........................................................   F-42
Notes to Financial Statements ...................................................   F-43

CLIQNOW!
Report of Independent Public Accountants ........................................   F-50
Balance Sheets ..................................................................   F-51
Statements of Operations and Changes in Parent Company's Investment and Advances    F-52
Statements of Cash Flows ........................................................   F-53
Notes to Financial Statements ...................................................   F-54

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
24/7 Media, Inc.

     We have audited the accompanying balance sheets of 24/7 Media, Inc. (successor company to Interactive Imaginations, Inc.) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 24/7 Media, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                                 KPMG LLP


New York, New York
June 2, 1998, except for note 12,
which is as of July 20, 1998

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)


                          CONSOLIDATED BALANCE SHEETS


                                                                                     December 31,
                                                                           --------------------------------   September 30,
                                                                                 1996            1997             1998
                                                                           --------------- ---------------- ----------------
                                                                                                               (unaudited)
                               ASSETS
Current assets:
   Cash and cash equivalents .............................................  $  1,689,395    $      93,945    $  42,784,975
   Accounts receivable, net of allowance for doubtful
    accounts of $66,000, $63,723 and $313,723,
    respectively .........................................................       267,173          176,034        6,229,674
   Prepaid expenses and other current assets .............................       237,527           14,936          328,610
                                                                            ------------    -------------    -------------
       Total current assets ..............................................     2,194,095          284,915       49,343,259
                                                                            ------------    -------------    -------------
Property and equipment, net ..............................................     1,677,936          591,337        1,474,279
Goodwill, net ............................................................            --               --       11,519,218
Deferred offering costs ..................................................            --          110,602               --
Intangible assets, net ...................................................        17,287            2,711           23,309
Deposits .................................................................        61,472           49,376          206,094
                                                                            ------------    -------------    -------------
       Total assets ......................................................  $  3,950,790    $   1,038,941    $  62,566,159
                                                                            ============    =============    =============
             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable ......................................................  $    136,523    $     882,696    $   5,128,306
   Accrued liabilities ...................................................       514,355          471,205        2,726,160
   Current installments of obligations under capital leases ..............            --               --           41,960
   Deferred revenue ......................................................     1,549,710           96,496           46,000
                                                                            ------------    -------------    -------------
       Total current liabilities .........................................     2,200,588        1,450,397        7,942,426
                                                                            ------------    -------------    -------------
Senior convertible notes payable--related parties, net of debt
 discount of $158,348 ....................................................            --        2,316,511               --
Obligations under capital leases, excluding current installments .........            --               --           42,759
Stockholders' equity (deficit):
   Convertible preferred stock, $.01 par value; 10,000,000 shares authorized; 140,722, 158,144 and no shares issued and
    outstanding, respectively; with aggregate liquidation
    preference of $4,038,722 and $4,538,733 at December 31,
    1996 and 1997, respectively ..........................................         1,407            1,581               --
   Common stock, $.01 par value; 70,000,000 shares authorized;
    1,079,116, 1,148,762 and 15,482,804 shares issued and
    outstanding, respectively ............................................        10,791           11,488          154,828
   Additional paid-in capital ............................................     9,737,594       10,564,382       86,731,261
   Deferred stock compensation ...........................................            --               --         (372,922)
   Accumulated deficit ...................................................    (7,999,590)     (13,305,418)     (31,932,193)
                                                                            ------------    -------------    -------------
       Total stockholders' equity (deficit) ..............................     1,750,202       (2,727,967)      54,580,974
                                                                            ------------    -------------    -------------
Commitments and contingencies

       Total liabilities and stockholders' equity
        (deficit) ........................................................  $  3,950,790    $   1,038,941    $  62,566,159
                                                                            ============    =============    =============

                                24/7 MEDIA, INC.
              (Successor Company to Interactive Imaginations, Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                            Nine months
                                                                                                               ended
                                                             Years ended December 31,                      September 30,
                                                  ----------------------------------------------- --------------------------------
                                                        1995            1996            1997            1997            1998
                                                  --------------- --------------- --------------- --------------- ----------------
Revenues:                                                                                                    (unaudited)
Advertising .....................................  $    151,750    $  1,106,329    $  1,467,105    $  1,059,935    $  10,198,701
Consulting and license fees .....................            --         435,834       1,681,464       1,668,963          105,178
                                                   ------------    ------------    ------------   -------------    -------------
    Total revenues ..............................       151,750       1,542,163       3,148,569       2,728,898       10,303,879
Cost of revenues ................................       198,291       1,592,771       1,655,340       1,405,693        8,643,492
                                                   ------------    ------------    ------------   -------------    -------------
    Gross profit (loss) .........................       (46,541)        (50,608)      1,493,229       1,323,205        1,660,387
                                                   ------------    ------------    ------------   -------------    -------------
Operating expenses:
   Sales and marketing ..........................       114,348       2,240,399       1,672,999       1,475,763        4,806,710
   General and administrative ...................       581,068       3,010,009       2,622,743       2,194,824        5,207,699
   Product development ..........................       426,187       1,460,928       1,417,750       1,285,280        1,002,478
   Write-off of property and equipment ..........            --              --         756,795         756,795               --
   Legal costs in connection with claim .........            --              --         232,304         232,304               --
   Write-off of acquired in-process
    technology ..................................            --              --              --              --        5,477,281
   Amortization of goodwill .....................            --              --              --              --        3,630,573
                                                   ------------    ------------    ------------   -------------    -------------
       Total operating expenses .................     1,121,603       6,711,336       6,702,591       5,944,966       20,124,741
                                                   ------------    ------------    ------------   -------------    -------------
       Loss from operations .....................    (1,168,144)     (6,761,944)     (5,209,362)     (4,621,761)     (18,464,354)
Interest income .................................            --          11,704          17,597          17,060          326,286
Interest expense ................................            --         (45,435)       (114,063)        (40,572)        (212,911)
                                                   ------------    ------------    ------------   -------------    -------------
       Net loss .................................    (1,168,144)     (6,795,675)     (5,305,828)     (4,645,273)     (18,350,979)
Cumulative dividends on mandatorily
 convertible preferred stock ....................            --              --              --              --         (275,796)
                                                   ------------    ------------    ------------   -------------    -------------
Net loss attributable to common
 stockholders ...................................  $ (1,168,144)   $ (6,795,675)   $ (5,305,828)   $ (4,645,273)   $ (18,626,775)
                                                   ============    ============    ============   =============    =============
Net loss per share--basic and diluted ...........  $      (2.78)   $      (6.48)   $      (4.88)   $      (4.30)   $       (2.45)
Weighted average shares outstanding .............       420,908       1,049,432       1,086,614       1,079,116        7,610,191


                See accompanying notes to financial statements.

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
     Years Ended December 31, 1995, 1996 and 1997 and the Nine Months Ended
                        September 30, 1998 (unaudited)


                                                                         Stockholders' Equity (Deficit)
                                                        ----------------------------------------------------------------------------
                                                               Convertible              Common stock               Common stock
                                                             preferred stock               voting                     Class A
                                                        ------------------------- ------------------------ -------------------------
                                                            Shares       Amount      Shares       Amount       Shares       Amount
                                                        ------------- ----------- ------------ ----------- ------------- -----------
Balance as of December 31, 1994 .......................          --    $      --           --   $     --        25,000    $     250
Issuance of Class B common stock subsequently
 converted to Class A .................................          --           --           --         --        15,677          157
Issuance of Class A common stock, net of $20,512
 issuance costs .......................................          --           --           --         --        32,656          327
Net loss ..............................................          --           --           --         --            --           --
                                                           --------    ---------    ---------   --------      --------    ---------
Balance as of December 31, 1995 .......................          --           --           --         --        73,333          734
Issuance of Class A common stock, net of $39,125
 issuance costs .......................................          --           --           --         --        34,371          343
Common stock Class A converted ........................          --           --    1,077,033     10,770      (107,704)      (1,077)
Issuance of common stock to officer ...................          --           --        2,083         21            --           --
Issuance of warrants in connection
 with mandatory conversion subordinated notes..........          --           --           --         --            --           --
Notes converted to preferred stock ....................      52,262          523           --         --            --           --
Issuance of preferred stock, net of $236,820
 issuance costs .......................................      88,460          884           --         --            --           --
Net loss ..............................................          --           --           --         --            --           --
                                                           --------    ---------    ---------   --------      --------    ---------
Balance as of December 31, 1996 .......................     140,722        1,407    1,079,116     10,791            --           --
Issuance of preferred stock ...........................      17,422          174           --         --            --           --
Issuance of common stock to officer ...................          --           --       10,462        105            --           --
Issuance of warrants in connection
 with senior convertible notes--related parties .......          --           --           --         --            --           --
Senior convertible notes payable--related parties
 converted into common stock ..........................          --           --       59,184        592            --           --
Net loss ..............................................          --           --           --         --            --           --
                                                           --------    ---------    ---------   --------      --------    ---------
Balance as of December 31, 1997 .......................     158,144        1,581    1,148,762     11,488            --           --
Issuance of warrants in connection with senior
 convertible notes payable--related parties ...........          --           --           --         --            --           --
Issuance of warrants to former officer ................          --           --           --         --            --           --
Issuance of warrants to consultant ....................          --           --           --         --            --           --
Issuance of common stock for acquired businesses.......          --           --    5,278,167     52,782            --           --
Issuance of stock options to employees ................          --           --           --         --            --           --
Issuance of common stock to officer ...................          --           --       56,250        563            --           --
Amortization of deferred stock compensation ...........          --           --           --         --            --           --
Issuance of common stock to consultants ...............          --           --        5,909         59            --           --
Offering costs in connection with mandatorily
 redeemable convertible preferred stock ...............          --           --           --         --            --           --
Senior convertible notes payable--related parties
 converted into common stock ..........................          --           --      828,036      8,280            --           --
Convertible preferred stock converted into
 common stock .........................................    (158,144)      (1,581)     542,908      5,429            --           --
Conversion of warrants into common stock ..............          --           --      191,349      1,913            --           --
Imputed interest on loans payable--related parties.....          --           --           --         --            --           --
Accrual of cumulative dividends on mandatorily
 redeemable convertible preferred stock ...............          --           --           --         --            --           --
Issuance of common stock in initial public
 offering, net ........................................          --           --    3,550,000     35,500            --           --
Conversion of mandatorily redeemable convertible
 preferred stock into common stock ....................          --           --    3,807,533     38,075            --           --
Exercise of stock options .............................          --           --       73,890        739            --           --
Net loss for the period ...............................          --           --           --         --            --           --
                                                           --------    ---------    ---------   --------      --------    ---------
Balance as of September 30, 1998 (unaudited) ..........          --    $      --   15,482,804   $154,828            --    $      --
                                                           ========    =========   ==========   ========      ========    =========


                                                                 Stockholders' Equity (Deficit)
                                                        ----------------------------------------------

                                                          Additional      Deferred
                                                            paid-in        stock         Accumulated
                                                            capital     compensation       deficit
                                                         ------------   ------------   ---------------
Balance as of December 31, 1994 .......................  $    44,750     $       --     $     (35,771)
Issuance of Class B common stock subsequently
 converted to Class A .................................       92,843             --                --
Issuance of Class A common stock, net of $20,512
 issuance costs .......................................    1,268,161             --                --
Net loss ..............................................           --             --        (1,168,144)
                                                         -----------     ----------     -------------
Balance as of December 31, 1995 .......................    1,405,754             --        (1,203,915)
Issuance of Class A common stock, net of $39,125
 issuance costs .......................................    4,485,532             --                --
Common stock Class A converted ........................       (9,693)            --                --
Issuance of common stock to officer ...................       37,606             --                --
Issuance of warrants in connection
 with mandatory conversion subordinated notes..........       17,900             --                --
Notes converted to preferred stock ....................    1,499,477             --                --
Issuance of preferred stock, net of $236,820
 issuance costs .......................................    2,301,018             --                --
Net loss ..............................................           --             --        (6,795,675)
                                                         -----------     ----------     -------------
Balance as of December 31, 1996 .......................    9,737,594             --        (7,999,590)
Issuance of preferred stock ...........................      499,837             --                --
Issuance of common stock to officer ...................       31,786             --                --
Issuance of warrants in connection
 with senior convertible notes--related parties .......      201,000             --                --
Senior convertible notes payable--related parties
 converted into common stock ..........................       94,165             --                --
Net loss ..............................................           --             --        (5,305,828)
                                                         -----------     ----------     -------------
Balance as of December 31, 1997 .......................   10,564,382             --       (13,305,418)
Issuance of warrants in connection with senior
 convertible notes payable--related parties ...........       12,156             --                --
Issuance of warrants to former officer ................      450,000             --                --
Issuance of warrants to consultant ....................       20,240             --                --
Issuance of common stock for acquired businesses.......   10,768,785             --                --
Issuance of stock options to employees ................      331,500       (331,500)               --
Issuance of common stock to officer ...................       89,437        (90,000)               --
Amortization of deferred stock compensation ...........           --         48,578                --
Issuance of common stock to consultants ...............       22,441             --                --
Offering costs in connection with mandatorily
 redeemable convertible preferred stock ...............     (229,105)            --                --
Senior convertible notes payable--related parties
 converted into common stock ..........................    2,665,614             --                --
Convertible preferred stock converted into
 common stock .........................................       (3,848)            --                --
Conversion of warrants into common stock ..............       (1,913)            --                --
Imputed interest on loans payable--related parties.....        9,000             --                --
Accrual of cumulative dividends on mandatorily
 redeemable convertible preferred stock ...............           --             --          (275,796)
Issuance of common stock in initial public
 offering, net ........................................   44,735,433             --                --
Conversion of mandatorily redeemable convertible
 preferred stock into common stock ....................   17,168,730             --                --
Exercise of stock options .............................      128,409             --                --
Net loss for the period ...............................           --             --       (18,350,979)
                                                         -----------     ----------     -------------
Balance as of September 30, 1998 (unaudited) ..........  $86,731,261     $ (372,922)    $ (31,932,193)
                                                         ===========     ==========     =============


                                                              Total
                                                          stockholders'
                                                         equity (deficit)
                                                         ----------------
Balance as of December 31, 1994 .......................  $        9,229
Issuance of Class B common stock subsequently
 converted to Class A .................................          93,000
Issuance of Class A common stock, net of $20,512
 issuance costs .......................................       1,268,488
Net loss ..............................................      (1,168,144)
                                                         --------------
Balance as of December 31, 1995 .......................         202,573
Issuance of Class A common stock, net of $39,125
 issuance costs .......................................       4,485,875
Common stock Class A converted ........................              --
Issuance of common stock to officer ...................          37,627
Issuance of warrants in connection
 with mandatory conversion subordinated notes..........          17,900
Notes converted to preferred stock ....................       1,500,000
Issuance of preferred stock, net of $236,820
 issuance costs .......................................       2,301,902
Net loss ..............................................      (6,795,675)
                                                         --------------
Balance as of December 31, 1996 .......................       1,750,202
Issuance of preferred stock ...........................         500,011
Issuance of common stock to officer ...................          31,891
Issuance of warrants in connection
 with senior convertible notes--related parties .......         201,000
Senior convertible notes payable--related parties
 converted into common stock ..........................          94,757
Net loss ..............................................      (5,305,828)
                                                         --------------
Balance as of December 31, 1997 .......................      (2,727,967)
Issuance of warrants in connection with senior
 convertible notes payable--related parties ...........          12,156
Issuance of warrants to former officer ................         450,000
Issuance of warrants to consultant ....................          20,240
Issuance of common stock for acquired businesses.......      10,821,567
Issuance of stock options to employees ................              --
Issuance of common stock to officer ...................              --
Amortization of deferred stock compensation ...........          48,578
Issuance of common stock to consultants ...............          22,500
Offering costs in connection with mandatorily
 redeemable convertible preferred stock ...............        (229,105)
Senior convertible notes payable--related parties
 converted into common stock ..........................       2,673,894
Convertible preferred stock converted into
 common stock .........................................              --
Conversion of warrants into common stock ..............              --
Imputed interest on loans payable--related parties.....           9,000
Accrual of cumulative dividends on mandatorily
 redeemable convertible preferred stock ...............        (275,796)
Issuance of common stock in initial public
 offering, net ........................................      44,770,933
Conversion of mandatorily redeemable convertible
 preferred stock into common stock ....................      17,206,805
Exercise of stock options .............................         129,148
Net loss for the period ...............................     (18,350,979)
                                                         --------------
Balance as of September 30, 1998 (unaudited) ..........  $   54,580,974
                                                         ==============

                See accompanying notes to financial statements.

                                24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                           Years ended December 31,
                                                              --------------------------------------------------
                                                                    1995             1996             1997
                                                              ---------------- ---------------- ----------------
Cash flows from operating activities:
   Net loss .................................................   $ (1,168,144)    $ (6,795,675)    $ (5,305,828)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization ...........................         59,196          305,050          364,607
    Amortization of debt discount ...........................             --           17,900           42,652
    Write-off of property and equipment .....................             --               --          756,795
    Write-off of acquired in-process technology .............             --               --               --
    Accrued interest on senior convertible notes--related
     parties ................................................             --               --           68,609
    Imputed interest on note payable--related party .........             --               --               --
    Provision for doubtful accounts .........................         10,000           66,000               --
    Amortization of intangible assets .......................             --               --               --
    Non-cash compensation ...................................             --           37,627           31,891
    Changes in operating assets and liabilities, net of
     effect of acquisitions:
     Accounts receivable ....................................        (69,250)        (273,923)          91,139
     Prepaid assets and other current assets ................             --         (237,527)         222,591
     Deposits ...............................................        (14,588)         (45,554)          12,096
     Accounts payable .......................................        136,231              292          746,172
     Accrued liabilities ....................................         51,361          442,994          (43,150)
     Deferred revenue .......................................             --        1,549,710       (1,453,214)
                                                                ------------     ------------     ------------
       Net cash used in operating activities ................       (995,194)      (4,933,106)      (4,465,640)
                                                                ------------     ------------     ------------
Cash flows from investing activities:
   Increase in intangible assets ............................             --          (41,205)              --
   Cash paid for acquisitions, net ..........................             --               --               --
   Proceeds from sale of property and equipment .............             --               --           22,850
   Purchases of property and equipment ......................       (464,016)      (1,537,071)         (42,069)
                                                                ------------     ------------     ------------
       Net cash used in investing activities ................       (464,016)      (1,578,276)         (19,219)
                                                                ------------     ------------     ------------
Cash flows from financing activities:
   Net proceeds from issuance of Mandatorily
    Redeemable Series A Preferred Stock .....................             --               --               --
   Deferred offering costs ..................................             --               --         (110,602)
   Proceeds from senior convertible notes payable--
    related parties .........................................             --               --        2,500,000
   Proceeds from notes payable--related parties .............        122,000               --               --
   Repayment of notes payable--related parties ..............        (35,000)         (87,000)              --
   Proceeds from exercise of stock options ..................             --               --               --
   Proceeds from mandatory conversion subordinated
    notes payable ...........................................             --        1,500,000               --
   Proceeds from issuance of common stock, net ..............      1,361,488        4,485,875               --
   Proceeds from issuance of convertible preferred stock,
    net .....................................................             --        2,301,902          500,011
                                                                ------------     ------------     ------------
       Net cash provided by financing activities ............      1,448,488        8,200,777        2,889,409
                                                                ------------     ------------     ------------
       Net change in cash and cash equivalents ..............        (10,722)       1,689,395       (1,595,450)
Cash and cash equivalents at beginning of period ............         10,722               --        1,689,395
                                                                ------------     ------------     ------------
Cash and cash equivalents at end of period ..................   $         --     $  1,689,395     $     93,945
                                                                ============     ============     ============


                                                                         Nine months
                                                                            ended
                                                                        September 30,
                                                              ----------------------------------
                                                                    1997              1998
                                                              ---------------- -----------------
Cash flows from operating activities:
   Net loss .................................................   $ (4,645,273)    $ (18,350,979)
   Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization ...........................        291,679           289,263
    Amortization of debt discount ...........................         12,936           158,348
    Write-off of property and equipment .....................        756,795                --
    Write-off of acquired in-process technology .............             --         5,477,281
    Accrued interest on senior convertible notes--related
     parties ................................................         27,636            14,630
    Imputed interest on note payable--related party .........             --             9,000
    Provision for doubtful accounts .........................         27,000           250,000
    Amortization of intangible assets .......................         18,000         3,630,573
    Non-cash compensation ...................................         15,876           536,318
    Changes in operating assets and liabilities, net of
     effect of acquisitions:
     Accounts receivable ....................................        188,672        (4,468,316)
     Prepaid assets and other current assets ................        135,874          (257,455)
     Deposits ...............................................           (271)         (156,718)
     Accounts payable .......................................        841,075         2,632,773
     Accrued liabilities ....................................        (62,972)          921,255
     Deferred revenue .......................................     (1,331,738)          (50,496)
                                                                ------------     -------------
       Net cash used in operating activities ................     (3,724,711)       (9,364,523)
                                                                ------------     -------------
Cash flows from investing activities:
   Increase in intangible assets ............................             --           (20,598)
   Cash paid for acquisitions, net ..........................             --        (1,458,886)
   Proceeds from sale of property and equipment .............         22,850                --
   Purchases of property and equipment ......................        (34,466)         (958,035)
                                                                ------------     -------------
       Net cash used in investing activities ................        (11,616)       (2,437,519)
                                                                ------------     -------------
Cash flows from financing activities:
   Net proceeds from issuance of Mandatorily
    Redeemable Series A Preferred Stock .....................             --        10,060,002
   Deferred offering costs ..................................             --          (321,066)
   Proceeds from senior convertible notes payable--
    related parties .........................................      1,625,000           150,000
   Proceeds from notes payable--related parties .............             --                --
   Repayment of notes payable--related parties ..............             --          (295,945)
   Proceeds from exercise of stock options ..................             --           129,148
   Proceeds from mandatory conversion subordinated
    notes payable ...........................................             --                --
   Proceeds from issuance of common stock, net ..............             --        44,770,933
   Proceeds from issuance of convertible preferred stock,
    net .....................................................        500,011                --
                                                                ------------     -------------
       Net cash provided by financing activities ............      2,125,011        54,493,072
                                                                ------------     -------------
       Net change in cash and cash equivalents ..............     (1,611,316)       42,691,030
Cash and cash equivalents at beginning of period ............      1,689,395            93,945
                                                                ------------     -------------
Cash and cash equivalents at end of period ..................   $     78,079     $  42,784,975
                                                                ============     =============

                See accompanying notes to financial statements.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies

 (a) Summary of Operations

     24/7 Media, Inc. (successor company to Interactive Imaginations, Inc. ("Interactive Imaginations")) operates networks of Web sites that enable both advertisers and Web publishers to capitalize on the opportunities presented by Internet advertising, direct marketing and electronic commerce. The Company generates revenues by delivering advertisements and promotions to Web sites affiliated with the Company. Interactive Imaginations's network properties included the ContentZone, which is a network of small to medium-sized Web sites to which advertisements and promotions are served; and Riddler.com, an advertising supported Web site that enables users to play intellectually challenging games for prizes and cash.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of electronic commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective project development efforts, and the acceptance of the Company's solutions by the marketplace.

     Interactive Imaginations was incorporated in the State of New York in September 1994 and first recognized revenue in June 1995. 24/7 Media, Inc. ("24/7 Media" or the "Company") was incorporated in Delaware on January 23, 1998, as a wholly owned subsidiary of Interactive Imaginations, to consolidate three Internet advertising companies: (i) Petry Interactive, Inc. ("Petry"), which sold advertising for Web sites organized in a network, (ii) Advercomm, Inc. ("Advercomm"), a newly formed corporation which brought a number of high profile Web sites to the 24/7 Network, and (iii) Interactive Imaginations.

     On February 25, 1998, pursuant to an Agreement and Plan of Merger, dated February 2, 1998, the Company simultaneously consummated the merger of each of Petry and Advercomm with and into the Company (the mergers, together with the concurrent investment of approximately $10 million by certain third party investors concurrent with an existing investor of Interactive Imaginations, the "Initial Merger"). Effective February 25, 1998, 24/7 Media commenced operations of the 24/7 Network, a network of high profile Web sites to which advertisements are served. On April 9, 1998, Interactive Imaginations (24/7 Media's then parent) was merged with and into the Company in a manner similar to a pooling of interests. As a result, 24/7 Media's historical results of operations for all periods prior to the Initial Merger represent those of Interactive Imaginations. In addition, on April 13, 1998, the Company acquired Intelligent Interactions Corporation ("Intelligent Interactions"), a corporation that developed and licensed ad serving technology and e-commerce software, and as of June 1, 1998, the Company acquired CliqNow!, a network of Web sites ("CliqNow!").

     Pursuant to the Agreement and Plan of Merger, certain conditions necessary to cause the merger included the following: the Company was required to cause
(i) the conversion of all of the then outstanding shares of its Convertible Preferred Stock into common stock, (ii) the conversion of substantially all of the then outstanding senior convertible notes payable to related parties into common stock, (iii) substantially all warrants exerciseable for common stock to be surrendered in exchange for common stock, and (iv) the investment of at least $10 million in the Company, pursuant to the Securities Purchase Agreement.

     In connection with the Initial Merger, Interactive Imaginations entered into a Securities Purchase Agreement, dated February 25, 1998, with certain investors (including David J. Moore, the President and Chief Executive Officer of the Company), for the sale and issuance of preferred shares and warrants in a private placement for total proceeds of $10,060,002. For each $10,000 invested, the investors received 10,000 shares of Series A Preferred Stock, which had automatic conversion rights into common stock at a conversion price of $3.81 upon consummation of the Company's initial public offering in August 1998 ("IPO"), and approximately 1,313 Class A Warrants, exercisable into Common Stock at an exercise price of $7.62 per share, and approximately 1,313 Class B Warrants, exercisable into Common Stock at an exercise price of $11.42 per share. The Securities Purchase Agreement also contained other standard terms and conditions, including covenants, representations and warranties, and mutual

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies--Continued

indemnification. Also in connection with the Initial Merger, Interactive Imaginations entered into a Shareholders' Agreement, dated February 25, 1998, among The Travelers Insurance Company (an existing investor in Interactive Imaginations), Prospect Street NYC Discovery Fund, L.P., Big Flower Digital Services, Inc. and certain individual investors (the "Shareholders' Agreement"), which included standard terms and conditions and provided these shareholders with a right to elect three members of the seven member board of directors of the Company and a right of first refusal with respect to transfers of Company securities. The Shareholders' Agreement was terminated in its entirety upon the consummation of the IPO. In connection with the Initial Merger, certain shareholders of the Company were granted registration rights with respect to their shares of Common Stock.

     Petry Interactive entered into an oral consulting agreement with Manufacturers Renaissance Network, Inc. ("MRN"), a corporation of which C. Andrew Johns, the Executive Vice President, Treasurer and Chief Financial Officer of the Company, was an officer and a 50% stockholder, pursuant to which MRN was paid $75,000 and Class C Warrants to purchase 18,750 shares of Common Stock at an exercise price of $3.81 per share for consulting services rendered in connection with the Merger. The Company recorded $13,500 of acquisition costs in connection with these warrants. 24/7 Media also paid MRN a consulting fee of approximately $33,000 for services rendered in connection with the acquisition of Intelligent Interactions.

 (b) Principles of Consolidation

     The Company's audited financial statements as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 include the historical results of Interactive Imaginations and do not reflect any operating results of the companies acquired subsequent to December 31, 1997; namely, Petry, Advercomm, Intelligent Interactions or CliqNow! (collectively, the "Acquisitions") (see note 2).

     In connection with the Initial Merger, no single former shareholder group obtained more than 50 percent of the outstanding shares of the Company following the transaction. However, the Company's former common shareholder interest group received the largest portion of the voting rights in the combined entity and, therefore, was deemed to be the accounting acquirer in connection with the Initial Merger.

     The Company's unaudited consolidated financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 include the consolidated accounts of the Company, and from their respective dates of acquisition (i) Petry and Advercomm from February 25, 1998, (ii) Intelligent Interactions from April 13, 1998, and (iii) CliqNow! from June 1, 1998. For the nine months ended September 30, 1997, the Company's historical results of operations only include the results of Interactive Imaginations. All significant intercompany transactions and balances have been eliminated in consolidation.

 (c) Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (d) Cash and Cash Equivalents

     The Company considers all highly liquid securities, with original maturities of three months or less, to be cash equivalents. Cash equivalents at December 31, 1996 and 1997 and September 30, 1998 were $1,252,802, $0 and
$41,510,047, respectively, which consisted principally of money market accounts.

 (e) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the term of the leases, whichever is shorter.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies--Continued

 (f) Intangible Assets

     Intangible assets including trademarks and licenses are being amortized using the straight-line method over one to five years.

     Goodwill resulting from the acquisition of Internet advertising businesses is estimated by management to be primarily associated with the acquired workforce, contracts and technological know how. As a result of the rapid technological changes occurring in the Internet industry and the intense competition for qualified Internet professionals and customers, recorded goodwill is amortized on the straight-line basis over the estimated period of benefit, which is two years.

     At each balance sheet date, the Company assesses the value of recorded goodwill for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to each company acquired. To date, the Company has not recorded any provisions for possible impairment of intangible assets.

 (g) Income Taxes

     The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs.

 (h) Deferred Revenue

     Deferred revenue consists of a prepaid software license fee for use of the Company's proprietary technology and prepaid advertising fees, although the majority of the Company's advertising customers generally pay after the services have been provided. As of December 31, 1996 and 1997 and September 30, 1998, the Company had deferred revenue related to the software license of $1,071,059, $0 and $0 and advertising agreements of $454,064, $96,496 and $46,000, respectively.

 (i) Revenue Recognition

     The Company's advertising revenues are derived principally from short-term advertising agreements in which the Company delivers advertising impressions or full-page advertisements for a fixed fee to third-party Web sites comprising the 24/7 Network, the CliqNow! Network and the ContentZone and to a lesser extent its Riddler.com Web site.

     Revenues from advertising are recognized in the period the advertising impressions are delivered, provided collection of the resulting receivables is probable. For the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998, the Company recognized $436,476, $682,853, and $908,719, respectively, of cash advertising revenue related solely to the ContentZone.

     Third party Web sites which register web page(s) with the Company's networks and display advertising banners on those pages are commonly referred to as "Affiliated Web sites." These third party Web sites are not "related party" relationships or transactions as defined in Statement of Financial Accounting Standards No. 57, "Related Party Disclosures." The Company pays its Affiliated Web sites a service fee for providing advertising space to the Company's networks. The Company becomes obligated to make payments to such Affiliated Web sites, which have contracted with

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies--Continued

the Company to be part of the Company's networks, in the period the advertising impressions are delivered. Such expenses are classified as cost of revenues in the consolidated statements of operations.

     The Company's licensing revenue is derived principally from software licensing fees and fees from maintenance, consulting and support of its software. Licensing fees are recognized as performance occurs under the terms of the applicable agreement. Expenses from the Company's licensing revenues are primarily payroll costs to deliver, modify and support the software. These expenses are classified in cost of revenues in the consolidated statements of operations and were not material.

     At December 31, 1997 and September 30, 1998, accounts receivable include approximately $56,000 and $1,493,782, respectively, of unbilled receivables, all of which have been subsequently billed.

 (j) Barter Transactions

     The Company historically traded advertisements on its Web properties in exchange for advertisements on the Internet sites of other companies. Barter revenues and expenses are recorded at the fair market value of services provided or received, whichever is more determinable in the circumstances. Revenue from barter transactions is recognized as income when advertisements are delivered on the Company's Web properties. Barter expense is recognized when the Company's advertisements are run on other companies' Web sites, which is typically in the same period when the barter revenue is recognized. Advertising barter revenues and expenses were approximately $0, $55,000, $83,000 and $0 for the years ended 1995, 1996, 1997 and the nine months ended September 30, 1998, respectively.

     The Company also receives payment for its advertising services in the form of goods that are used as prizes for the Riddler game site. Prize revenue and the corresponding prize expense is recorded at the estimated fair market value of the prizes received. Advertising prize revenues were approximately $0, $196,000, $86,000 and $0 for the years ended 1995, 1996 and 1997 and the nine months ended September 30, 1998, respectively.

     The Company expects that barter revenue will continue to represent a significantly smaller percentage of total revenues in the future.

 (k) Product Development Costs

     Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

 (l) Deferred Offering Costs

     At December 31, 1997, specific incremental costs directly attributable to the issuance of mandatorily redeemable convertible preferred stock were deferred. These costs have been charged against additional paid-in capital as a result of the Company's issuance of mandatorily redeemable convertible preferred stock during the first quarter of 1998.

 (m) Stock-Based Compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies--Continued

     The Company accounts for non-employee stock-based awards in which goods or services are the consideration received for the equity instruments issued based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

 (n) Impairment of Long-Lived Assets

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

 (o) Advertising Expenses

     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing on the statements of operations and totaled $54,123, $514,637, $181,280 and $937,255 for the years ended December 31, 1995, 1996 and 1997 and the nine months ended September 30, 1998, respectively.

 (p) Financial Instruments and Concentration of Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. At December 31, 1996 and 1997, the fair value of these instruments approximated their financial statement carrying amount because of the short term maturity of these instruments. Substantially all of the Company's cash equivalents were invested in certificates of deposit. The Company has not experienced any significant credit losses to date.

     The fair value of the Senior Convertible Notes Payable was determined based on an imputed market rate of interest which is equal to its carrying amount on the balance sheet.

     Total cash advertising revenues associated with major advertising customers (excluding barter) are as follows:

                                                                Nine Months
                          Year Ended December 31,           Ended September 30,
                    ------------------------------------   ----------------------
                       1995         1996         1997           1997         1998
                    ----------   ----------   ----------   --------------   -----
Customer(1)                                                     (unaudited)
  A .............    $50,000      $     --     $     --       $     --       $--
  B .............     32,000            --           --             --        --
  C .............     30,000            --           --             --        --
  D .............     20,000            --           --             --        --
  E .............         --       211,936      326,707        244,693        --
  F .............         --       178,191      157,019        139,819        --

     For the nine months ended September 30, 1998, one Affiliated Web site accounted for approximately 13% of the Company's total advertising revenues.

     Accounts receivable regarding significant advertising customers are as follows:

                         December 31,
                    ----------------------    September 30,
                       1996         1997          1998
                    ----------   ---------   --------------
Customer(1)                                    (unaudited)
  H .............    $93,800      $    --         $  --
  I .............     41,000           --            --
  J .............         --       31,000            --

     (1) Each of the customers listed in the revenue and accounts receivable tables are different.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies--Continued

     To date, accounts receivable have been derived from advertising fees billed to advertisers located in the United States. The Company generally requires no collateral. The Company maintains reserves for potential credit losses; historically, such losses have been minor and within management's expectations.

 (q) Interim Results (Unaudited)

     The accompanying interim consolidated financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are unaudited. In the opinion of management, the unaudited interim consolidated financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of September 30, 1998 and the results of the Company's operations and its cash flows for the nine months ended September 30, 1997 and 1998. The financial data and other information disclosed in these notes to consolidated financial statements related to these periods are unaudited. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

 (r) Loss Per Share

     Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share, (SFAS 128) and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. SFAS 128 replaced the presentation of primary and fully diluted earnings (loss) per share (EPS), with a presentation of basic EPS and diluted EPS. Under SFAS 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock. Diluted net loss per share is equal to basic loss per share since all common stock equivalents are anti-dilutive for each of the periods presented. Anti-dilutive potential common shares outstanding were 64,425, 466,635, and 1,636,474 for the years ended December 31, 1995, 1996 and 1997, respectively, and 885,419 and 4,993,984 for the nine-month periods ended September 30, 1997 and 1998, respectively.

     Net loss applicable to common stockholders for the nine-month period ended September 30, 1998 has been increased to give effect to $275,796 of cumulative dividends on mandatorily redeemable convertible preferred stock through the date of its conversion into common stock in connection with the Company's August initial public offering (see note 6).

 (s) Recent Accounting Pronouncements

     The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" in the quarter ended March 31, 1998. SFAS No. 130 requires the Company to report in its financial statements, in addition to its net income (loss), comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There were no differences between the Company's comprehensive loss and its net loss as reported.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance for determining whether computer software is internal-use software and on accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has not yet determined the impact, if any, of adopting SOP 98-1, which will be effective for the Company's year ending December 31, 1999.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies--Continued

about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has determined that it does not have any separately reportable business segments.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. This statement is not expected to affect the Company as the Company currently does not have any derivative instruments or hedging activities.

(2) Acquisitions

     Petry and Advercomm Acquisitions

     On February 25, 1998, in connection with the Initial Merger, the Company acquired all of the outstanding stock of Petry and Advercomm in separate transactions in exchange for 2,623,591 and 1,705,334 shares of the Company's Common Stock, respectively, for a total purchase price of $4,197,800 and $2,728,500, respectively, plus acquisition costs of $157,000. The fair value of the 4,328,925 aggregate shares of Common Stock issued in connection with the acquisition of Petry and Advercomm was estimated to be $1.60 per share, determined primarily by reference to the common stock conversion price of $1.60 per share in connection with the Company's issuance of approximately $1,000,000 senior convertible notes payable and detachable warrants during September and November 1997, and supported by an independent valuation of the Company's Common Stock as of February 25, 1998.

     The Petry and Advercomm acquisitions have been accounted for using the purchase method of accounting, and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. The aggregate purchase price of the Petry and Advercomm acquisitions were $7,083,300. Of this, $(1,979,000) of the aggregate purchase price was allocated to net tangible liabilities consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The historical carrying amounts of such net liabilities approximated their fair values. The purchase price in excess of the fair value of identified tangible and intangible assets and liabilities assumed in the amount of $9,062,300 was allocated to goodwill and is being amortized over its estimated useful life of two years from the date of acquisition.

     The Petry and Advercomm acquisitions have been primarily structured as tax free exchanges of stock; therefore, the differences between the recognized fair value of the acquired assets, including intangible assets, and their historical tax bases is not deductible for income tax purposes.

     Intelligent Interactions Acquisition

     During April 1998, the Company entered into an Agreement and Plan of Merger (the "II Merger") to acquire all of the outstanding stock of Intelligent Interactions.

     Upon consummation of the II Merger, each share of common stock of Intelligent Interactions was converted into approximately 16.3 shares of common stock, 2.3 Class A Warrants, 2.3 Class B Warrants and 1.2 Class C Warrants of the Company. Therefore, the Company issued 949,242 shares of common stock, 265,152 of Class A Warrants, 265,152 of Class B Warrants and 136,553 of Class C Warrants. The warrants have exercise prices of $7.62, $11.42 and $3.81 per share, respectively, and expire in five years. The Company's Class A, B, and C Warrants were determined to have a fair value of $0, $0, and $0.72 per share, respectively, using the Black-Scholes Option Model and supported by an independent valuation of the Warrants issued in the transaction. Additionally, the Company assumed 212,804 stock options for the purchase of Common Stock in accordance with the II Merger. The stock

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(2) Acquisitions--Continued

options have an exercise price ranging from $0.16 to $0.48, as defined in the II Merger Agreement, and expire no later than 10 years.

     Each share of Preferred Stock, Series A Preferred Stock, Series AA Preferred Stock or Series AAA Preferred Stock of Intelligent Interactions was converted to approximately 18 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A, par value $.01 per share, 2.7 Class A Warrants, 2.7 Class B Warrants and 1.4 Class C Warrants of the Company. Total Mandatorily Redeemable Convertible Preferred Shares issued were 3,561,505 shares which converted into 0.2626 shares of the Company's Common Stock, or 935,269 shares of Common Stock in connection with the Company's August initial public offering. Each shareholder of record of the Mandatorily Redeemable Convertible Shares had the right to cause the Company to redeem at the option of shareholder or part of the shareholder's outstanding shares by paying cash of $1.00 per share plus accrued dividends no later than the fifth anniversary of the original issue date. The convertible note payable was also converted into Mandatorily Redeemable Convertible Preferred Stock--Series A and detachable warrants were terminated as a result of the merger.

     In addition, each option to purchase shares of common stock of Intelligent Interactions was converted into an option to purchase approximately 16 shares of common stock of the Company under the terms and pursuant to the conditions of the Company's 1998 Stock Incentive Plan.

     The acquisition has been accounted for using the purchase method of accounting, and accordingly, the total purchase price of $7,670,500 has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. Approximately $(154,200) of the aggregate purchase price was allocated to net tangible liabilities consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The historical carrying amounts of such net liabilities approximated their fair values. The fair value of the purchased existing technology and in-process technology were determined by management using a risk-adjusted income valuation approach. This approach directly measured the value of the purchased in-process technology (exclusive of the purchased existing technology) by converting the cash flows directly attributable to the purchased in-process technology at a rate of return adjusted for the risks inherent in the development and ultimate technological feasibility of such technology. Based upon an independent appraisal, which takes into account replacement cost of assets, market multiples and present value of future after-tax earnings attributable to the purchased in-process technology, approximately $5,477,300 of the purchase price was allocated to in-process technology and was immediately charged to operations because such in-process technology had not reached the stage of technological feasibility at the acquisition date and had no alternative future use. The value was derived exclusive of the value of the purchased existing technology. The purchase price in excess of the fair value of identified tangible assets and liabilities assumed in the amount of $2,347,400 was allocated to goodwill and other intangibles and is being amortized over its estimated useful life of two years.

     The fair value of the Company's equity securities issued as consideration for the Intelligent Interactions acquisition was determined based upon a number of factors, including the sale of 10,060,002 shares of Mandatorily Convertible Redeemable Preferred Stock-Series A on February 25, 1998 (excluding detachable warrants) for $10,060,002 in cash. The fair value of the Company's Mandatorily Convertible Redeemable Preferred Stock was estimated to be $1.06 per preferred share ($4.24 per common share on an as if converted basis) and its Common Stock at $4.00 per share. The higher fair value attributable to the Mandatorily Convertible Preferred Shares versus Common Shares is due to the convertible feature of the Preferred Shares.

     CliqNow! Acquisition

     As of June 1, 1998, the Company acquired the CliqNow! division of K2 Design, Inc., an Internet advertising network comprised of medium to large Web sites organized into eight topical channels, for $4,295,000, plus acquisition costs

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(2) Acquisitions--Continued

of $95,800, with $1,295,000 payable in cash and $3,000,000 payable in Series B Convertible Redeemable Preferred Stock. The Company issued 3,000 shares of Preferred Stock which, by its terms, automatically converted into 230,415 shares of Common Stock upon consummation of the IPO, at the IPO price per share, net of the underwriting discount, or $13.02 per share, which was deemed to be the fair value of the securities. Approximately $223,200 of the aggregate purchase price was allocated to net tangible assets consisting primarily of cash, accounts receivable, property and equipment, accounts payable and accrued liabilities. The purchase price in excess of the fair value of identifiable tangible and intangible assets and liabilities assumed in the amount of $4,167,600 was allocated to goodwill and is being amortized over its estimated useful life of two years.

     Summary

     Each of the Acquisitions has been accounted for using the purchase method of accounting, and accordingly, each purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition dates. The historical carrying amounts of such assets and liabilities approximated their fair values. The following summarizes the purchase price allocation for each of the respective acquisitions:


                                                                              PURCHASE PRICE ALLOCATION
                                                                   ------------------------------------------------
                                                                         NET
                                                                       TANGIBLE        IN-PROCESS
                                  EFFECTIVE         ACQUISITION         ASSETS        RESEARCH AND     INTANGIBLES/
ACQUIRED ENTITY                      DATE              COSTS        (LIABILITIES)      DEVELOPMENT       GOODWILL
--------------------------   -------------------   -------------   ---------------   --------------   -------------
Petry                        February 25, 1998     $ 4,292,800      $ (2,064,400)      $       --     $ 6,357,200
Advercomm                    February 25, 1998       2,790,500            85,400               --       2,705,100
Intelligent Interactions     April 13, 1998          7,670,500          (154,200)       5,477,300       2,347,400
CliqNow!                     June 1, 1998            4,390,800           223,200               --       4,167,600
                                                   -----------      ------------       ----------     -----------
                                                   $19,144,600      $ (1,910,000)      $5,477,300     $15,577,300
                                                   ===========      ============       ==========     ===========

     The following unaudited pro forma consolidated amounts give effect to the Acquisitions as if they had occurred at January 1, 1997, or date of inception, if later, by consolidating the results of operations of Petry, Advercomm, Intelligent Interactions and CliqNow! with the results of the Company for year ended December 31, 1997 and the nine month periods ended September 30, 1997 and 1998. The pro forma adjustments include the elimination of all intercompany transactions. Advercomm was incorporated in November 1997 and had no operations in 1997; however, the operation of Advercomm's network based advertising services commenced on February 1, 1998; accordingly, Advercomm results of operations are only included in the pro forma statement of operations for the period from February 1, 1998 to February 25, 1998 (date of acquisition).

     The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(2) Acquisitions--Continued


                                                                                       Nine Months Ended
                                                               Year Ended                September 30,
                                                              December 31,    -----------------------------------
                                                                  1997              1997               1998
                                                            ---------------   ----------------   ----------------
   Total revenues .......................................    $  5,379,689      $   3,502,971      $  12,128,686
   Net loss .............................................      16,887,098        (13,449,881)       (21,022,208)
   Net loss attributable to common stockholders .........      17,433,098        (13,859,381)       (21,401,004)
   Net loss per share--basic and diluted ................    $       3.92      $       (3.18)     $       (2.46)
   Weighted average shares used in basic and diluted net
    loss per share calculation(1) .......................       4,443,053          4,363,405          8,688,842

------------
(1) The Company computes net loss per share in accordance with the provisions of SFAS No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98. Under SFAS No. 128 and SAB No. 98, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. The weighted average common shares used to compute pro forma basic net loss per share includes the actual weighted average common shares outstanding for the historical year ended December 31, 1997 and for the historical nine month periods ended September 30, 1997 and 1998, respectively, plus the common shares issued in connection with each of the Acquisitions from January 1, 1997 or inception of operations of the acquired companies, if later. The common stock issued in connection with the acquisition of each of the acquired companies were as follows: Intelligent Interactions' 949,242 shares, as if the acquisition occurred on January 1, 1997; Petry's 2,623,591 shares based on the February 1, 1997 date of inception of operations and Advercomm's 1,705,334 shares based on the February 1, 1998 date of inception of operations, all of which were adjusted for the weighted average period such shares were considered to be outstanding. In addition, diluted net loss per share is equal to basic net loss per share as common stock issuable upon exercise of employee stock options and upon exercise of outstanding warrants are not included because they are antidilutive. In future periods, the weighted average shares used to compute diluted earnings per share will include the incremental shares of Common Stock relating to outstanding options and warrants to the extent such incremental shares are dilutive.


(3) Balance Sheet Components

  Prepaid Expenses and Other Current Assets

                                            December 31,
                                       -----------------------    September 30,
                                           1996         1997          1998
                                       -----------   ---------    -------------
                                                                   (unaudited)
   Prepaid operating lease .........    $108,946      $    --       $114,940
   Prepaid insurance ...............          --           --        105,463
   Barter receivable ...............      85,358           --             --
   Other prepaid ...................      43,223       14,936        108,207
                                        --------      -------       --------
                                        $237,527      $14,936       $328,610
                                        ========      =======       ========

  Property and Equipment, Net

                                                                      December 31,
                                                              -----------------------------    September 30,
                                                                   1996            1997            1998
                                                              -------------   -------------   --------------
                                                                                                (unaudited)
   Computer equipment .....................................    $1,893,217      $  972,283       $1,973,359
   Furniture and fixtures .................................        87,922              --          214,637
   Leasehold improvements .................................        33,517              --           21,069
                                                               ----------      ----------       ----------
                                                                2,014,656         972,283        2,209,065
   Less accumulated depreciation and amortization .........      (336,720)       (380,946)        (734,786)
                                                               ----------      ----------       ----------
                                                               $1,677,936      $  591,337       $1,474,279
                                                               ==========      ==========       ==========

     During September 1997, as part of the Company's consolidation and downsizing, it conducted a book-to-physical inventory of its property and equipment. As a result of this book-to-physical observation, the Company

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(3) Balance Sheet Components--Continued

identified and wrote-off $756,795 of equipment purchases, net of accumulated depreciation, that could no longer be located and has instituted additional controls to safeguard its fixed assets.

  Intangible Assets

                                                    December 31,
                                             --------------------------    September 30,
                                                 1996           1997           1998
                                             ------------   -----------   --------------
                                                                            (unaudited)
   Goodwill ..............................    $      --      $     --      $ 15,149,791
   Less accumulated amortization .........           --            --        (3,630,573)
                                              ---------      --------      ------------
                                              $      --      $     --      $ 11,519,218
                                              =========      ========      ============
   Licenses ..............................    $  37,040      $     --      $     58,760
   Trademarks ............................        4,165         4,165             4,165
                                              ---------      --------      ------------
                                                 41,205         4,165            62,925
   Less accumulated amortization .........      (23,918)       (1,454)          (39,616)
                                              ---------      --------      ------------
                                              $  17,287      $  2,711      $     23,309
                                              =========      ========      ============

  Accrued Liabilities

                                                       December 31,
                                                 -------------------------    September 30,
                                                     1996          1997           1998
                                                 -----------   -----------   --------------
                                                                               (unaudited)
   Professional fees .........................    $102,105      $225,691       $   96,982
   Employee commissions and expenses .........          --            --        1,425,347
   Ad management fees ........................          --            --          160,639
   Barter payable ............................      85,358            --               --
   Affiliate royalties .......................      43,955        81,384          390,303
   Prizes ....................................      68,474            --               --
   Rent and lease obligations ................          --            --          176,019
   Other .....................................     214,463       164,130          476,870
                                                  --------      --------       ----------
                                                  $514,355      $471,205       $2,726,160
                                                  ========      ========       ==========

(4) Income Taxes

     No provision for federal or state income taxes has been recorded as the Company incurred net operating losses for all periods presented and has no carryback potential. At December 31, 1997, the Company had approximately $13,394,000 of federal net operating loss carryforwards available to offset future taxable income; such carryforwards expire in various years through 2012.

     As a result of various equity transactions during 1996 and 1997 as well as during 1998 (see notes 2 and 6), management believes the Company has undergone an "ownership change" as defined by section 382 of the Internal Revenue Code. Accordingly, the utilization of a portion of the net operating loss carryforwards may be limited. Due to this limitation, and the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, no tax benefit for losses has been recorded by the Company in 1995, 1996 and 1997, and a full valuation allowance has been recorded for the entire amount of the net deferred tax asset.

     The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of federal deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are presented below.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Income Taxes--Continued


                                                                                   1996              1997
                                                                             ---------------   ---------------
   Deferred tax assets:
      Net operating loss carryforwards ...................................    $  2,223,000      $  4,554,000
      Deferred revenues ..................................................         527,000            33,000
      Accounts receivable principally due to allowance for doubtful
       accounts ..........................................................          22,000            22,000
      Other ..............................................................          24,000            22,000
                                                                              ------------      ------------
   Gross deferred tax assets .............................................       2,796,000         4,631,000
   Less: valuation allowance .............................................      (2,698,000)       (4,501,000)
                                                                              ------------      ------------
          Net deferred tax assets ........................................          98,000           130,000
                                                                              ------------      ------------
   Deferred tax liabilities:
      Plant and equipment, principally due to differences in depreciation          (98,000)         (130,000)
                                                                              ------------      ------------
   Gross deferred tax liabilities ........................................         (98,000)         (130,000)
                                                                              ------------      ------------
                                                                              $         --      $         --
                                                                              ============      ============

(5) Notes Payable

   Notes Payable--Related Parties

     An officer and stockholder of the Company loaned the Company $80,000 in 1995 at an interest rate of 5.76%. The entire principal and accrued interest totaling $85,618 related to those loans were paid in full in 1996. Affiliates of this same stockholder loaned the Company $10,000 and $25,000 in 1995 at interest rates of 6.97% and 6.19%, respectively. The entire principal balance of $35,000 related to those loans was paid in full in 1995. In addition, an officer and stockholder of the Company loaned the Company $7,000 in 1995 at an interest rate of 6.60%. This loan was offset against certain personal expenses paid by the Company on behalf of this officer and stockholder.

   Mandatory Conversion Subordinated Notes

     In August, September and October 1996, the Company issued Mandatory Conversion Subordinated Notes ("Notes") in the aggregate principal amount of $1,500,000, and bearing an interest rate equal to 8% per annum and convertible into Series A Preferred Stock at the price per share achieved in the then proposed private placement of Series A Preferred Stock. Under the terms and conditions of the Notes, the Notes were converted into 52,262 shares of Series A Preferred Stock of the Company upon completion of the November 1996 private placement of Series A Preferred Stock at the purchase price per share ($28.70) of such sale of Series A Preferred Stock (See Note 6--Convertible Preferred Shares). All accrued interest on these Notes, aggregating $21,919, was paid to the holders thereof in connection with the conversion to Convertible Preferred Shares.

     In connection with the issuance of Mandatory Convertible Subordinated Notes in August 1996, in the principal amount of $500,000, the Company also issued to the note holder detachable warrants to purchase 6,533 of the Company's Common shares at a price of $11.48 per share. Such warrants expire no later than three years from the date of issuance. The value attributed to the warrants of $17,900 was recorded as debt discount and subsequently charged to interest expense in connection with the conversion of the aforementioned notes. The Company determined the value of the warrants based upon its estimate of its effective borrowing rate of 12% at the date of issuance.

   Senior Convertible Notes Payable--Related Parties

     During 1997, the Company received $2,500,000 in proceeds from the issuance of senior convertible notes payable primarily to affiliates of stockholders of the Company, bearing an interest rate of 8% compounded semi-annually. The notes, including interest thereon, were due on the earlier of prepayment, redemption, conversion of

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(5) Notes Payable--Continued

the notes into common stock or May 15, 1999, the maturity date. Each of the notes was issued with detachable warrants allowing such holders to purchase shares of the Company's common stock at prices ranging from $1.60 to $11.48 per share. The value attributed to the warrants of $201,000 has been recorded as debt discount and is being amortized to interest expense using the imputed interest method over the term of the notes. The Company determined the value of the warrants based upon its estimate of its effective borrowing rates at the date of each issuance (which rates were 12% prior to September 1, 1997 and 15% subsequent to September 1, 1997).

     The notes were convertible into common stock at conversion prices, as defined in the original note agreements, ranging from $1.60 to $11.48 per share upon occurrence of certain events, subject to anti-dilution provisions. The original conversion price for the $1.5 million of Notes issued prior to September 1, 1997 was $11.48 per share and for the $1.0 million of Notes issued between September 1, 1997 and December 31, 1997 was $1.60 per share. The conversion prices were determined by negotiations among the parties. On December 22, 1997, $94,757 of the notes, including interest thereon, were converted into 59,184 shares of common stock at $1.60 per share. During 1997, the Company recorded $42,652 of interest expense in connection with the amortization of the debt discount and conversion of the aforementioned notes.

     During January 1998, the Company received $150,000 in proceeds from the issuance of senior convertible notes payable with terms similar to the notes issued during 1997. The notes were convertible into 43,321 shares of common stock at $3.48 per share, subject to anti-dilution provisions. The value attributable to 4,310 warrants, to purchase shares of the Company's common stock at $3.48 per share, of $12,156 was recorded as debt discount. The Company determined the value of the warrants based upon its estimate of its effective borrowing rate of 15% at the date of issuance.

     In connection with the Securities Purchase Agreement and the Merger, $2,056,250 of the Senior Convertible Notes Payable--Related Parties, plus accrued interest thereon, were converted into 750,586 shares of common stock, and approximately $500,000 of such notes, plus accrued interest thereon, was converted into 77,450 shares of common stock. With regard to the $1.5 million of notes issued prior to September 1, 1997, the original conversion price of $11.48 per share was adjusted to $8.36 per share under the anti-dilution provisions triggered by the subsequent financings at lower conversion prices per share.

     Additionally, in accordance with the terms and conditions of the Securities Purchase Agreement (which terms and conditions were determined by negotiations among the various parties to the agreement), 177,679 warrants converted into 99,119 shares of Common Stock. Accordingly, the Company charged the unamortized portion of the applicable debt discount of $146,000 to interest expense in connection with the conversion of the Notes.

     Loan Payable--Related Party

     On September 30, 1998, the Company settled all of its obligations to Petry Media Corporation which arose in connection with the Company's acquisition of Petry in February 1998. In connection therewith, the Company made a lump sum payment in the amount of $828,500 settling its outstanding loan payable and royalty payable balances of $183,500 and $217,500, respectively, at September 30, 1998, as well as any additional obligations in connection with its contingent purchase obligation to Petry Media Corporation, the total of which was limited to $1,000,000. Accordingly, the difference between the lump sum payment of $828,500 and the Company's outstanding obligations of $401,000 was attributed to the contingent purchase obligation which was accounted for as an adjustment of $427,500 to the Petry purchase price. Such amount is now included as part of goodwill and will be amortized over its remaining amortization period commencing October 1, 1998.

     Warrants

     In connection with the issuance of Mandatory Convertible Subordinated Notes in August 1996, in the principal amount of $500,000, the Company also issued to the note holder detachable warrants to purchase 6,533 of the

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(5) Notes Payable--Continued

Company's Common shares at a price of $11.48 per share. Such warrants expire no later than three years from the date of issuance. The Company recorded an original issue debt discount on such warrants.

     On April 9, 1997, the Company granted warrants to a consultant to purchase 4,375 of the Company's Common shares at an exercise price of $49.72 per share. The fair value, using a Black-Scholes Option Model, of the warrants was deemed insignificant on the date of grant.

     In connection with the issuance of Senior Convertible Notes Payable--Related Parties, warrants to purchase 169,316 and 35,609 Common shares at a prices ranging from $1.60 to $11.48, were outstanding as of December 31, 1997 and February 25, 1998, respectively, and such warrants expire no later than three years from the date of issuance. The Company recorded an original issue debt discount on such warrants.

     On February 24, 1998, Interactive Imaginations and Michael P. Paolucci entered into a Confidential Separation Agreement and General Release ("Separation Agreement") pursuant to which Mr. Paolucci's employment as an executive, but not as a Director, of Interactive Imaginations was terminated as of February 24, 1998. The terms of the Separation Agreement generally provide that Mr. Paolucci and Interactive Imaginations agreed to release and discharge the other party (and its successors and assigns) from all causes of action, claims, judgments, obligations, damages or liabilities. Interactive Imaginations agreed to issue to Mr. Paolucci Class C Warrants to purchase up to 625,000 shares of Common Stock at an exercise price of $3.81 per share. Accordingly, the Company recorded compensation expense of $450,000 during the first quarter of 1998 in connection with this transaction based upon an independent valuation of the Class C Warrants. In addition, Interactive Imaginations agreed to extend the term from January 31, 2000 to January 31, 2005 in respect of a fully vested option held by Mr. Paolucci to purchase 13,000 shares of Interactive Imaginations common stock at $1.72 per share. No compensation expense was recorded in connection with such extension although the exercise price of $1.72 per share was below the fair value of the Company's Common Stock on the date the options were extended, at $3.81 per share, such amount was deemed insignificant on the date of extension.

     In February 1998, the Company issued to a consultant 28,750 warrants to purchase common stock at an exercise price of $3.48 in exchange for services. Under the terms and conditions of the Securities Purchase Agreement (as determined by negotiations among the parties to such agreement), such warrants were converted into 12,650 shares of Common Stock. The Company recorded compensation expense of $20,240, based upon the fair market value ($1.60 per common share as determined by an independent valuation of the Company's Common Stock) of the 12,650 shares of Common Stock into which the warrants were converted under the terms and conditions of the Securities Purchase Agreement.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(5) Notes Payable--Continued

     Warrant activity during the periods indicated is as follows:


                                                                              Weighted
                                                                              Average
                                                               Warrants       Exercise
                                                                Granted        Price
                                                             ------------   -----------
   Outstanding at December 31, 1995 ......................            0
   Granted ...............................................        6,533      $  11.48
   Exercised .............................................            0
   Canceled ..............................................            0
                                                              ---------
   Outstanding at December 31, 1996 ......................        6,533         11.48
   Granted ...............................................      173,695          3.56
   Exercised .............................................            0
   Canceled ..............................................            0
                                                              ---------
   Outstanding at December 31, 1997 ......................      180,228          3.84
   Granted ...............................................    3,985,615          8.34
   Exercised .............................................     (362,858)         6.15
   Canceled ..............................................            0
                                                              ---------
   Outstanding at September 30, 1998 (unaudited) .........    3,802,985      $   8.32
                                                              =========

     All warrants are exerciseable and have expiration dates generally five years from the date of grant.

(6) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock

     Common Stock

     In connection with its formation in September 1994, the Company authorized 1,000,000 Common shares, par value $.01 per share, and immediately thereafter issued a total of 25,000 Common shares to its founders in exchange for approximately $30,000 worth of expenses, as well as $15,000 in cash.

     In February 1995, the Company amended its capital structure to eliminate the existing Common shares and create Common Stock Class A and Common Stock Class B. Accordingly, the Company amended its Certificate of Incorporation to provide for: (i) conversion of the 1,000,000 authorized Common shares (975,000 authorized but not issued; 25,000 issued and outstanding) into 250,000 Class A Common shares, par value $.01 per share; and (ii) authorization of 250 Class B Common shares, par value $.01 per share.

     In March 1995, the Company issued a total of 250 Class B Common shares in exchange for approximately $93,000 in cash, which were subsequently (in June
1995) converted to 15,677 Class A Common shares. During the remainder of 1995, the Company issued a total of 32,656 additional Class A Common shares in exchange for $1,289,000 in cash. As of December 31, 1995, the Company had authorized: (i) 1,000,000 Class A Common shares, of which 73,333 were issued and outstanding; and (ii) 1,000 Class B Common shares, of which none were outstanding.

     During 1996, the Company issued an additional 34,371 Class A Common shares in exchange for $4,525,000 in cash. Each Class A common share was converted into 2.5 shares of Common Stock pursuant to a recapitalization in March 1996.

     As part of an employment agreement, an officer of the Company was given approximately 12,500 shares of common stock which were to be issued pro rata on a monthly basis, over a three-year period beginning in July 1996, as additional compensation. On October 31, 1997, the officer signed a termination agreement with the

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(6) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

Company whereby the officer received the remaining 8,333 of the 12,500 shares. The Company recorded compensation expense at the time of each issuance of Common Stock based upon the Company's estimate of the fair value using the conversion rates of the Company's most recent issuance of convertible debt. The fair market value of the shares issued at the date of each issuance was approximately $11.48 per share in 1996 and $11.48 per share for issuances prior to September 1, 1997 and $1.60 per share for issuances between September 1, 1997 and October 31, 1997. As a result, for the years ended December 31, 1996 and 1997, the Company recorded compensation expense of $37,627 and $31,891, respectively.

     In February 1998, the Company awarded to the President 56,250 shares of restricted common stock which were granted at the fair market value of the Company's Common Stock of $1.60 per share determined by an independent appraisal of the Company's Common Stock in connection with the Initial Merger, and vest over a three year period. In connection with this issuance, the Company is recognizing compensation expense of $90,000 ratably over a three-year period. For the nine-month period ended September 30, 1998, the Company recognized $17,500 in compensation expense.

     In March 1996, the Company's shareholders approved a recapitalization plan which provided for: (i) conversion of the 1,000,000 authorized Class A Common Shares into 30,000,000 Common Shares, par value $.01 per share; (ii) conversion of each of the 107,703 issued and outstanding Class A Common shares into 2.5 of the new Common Shares (any remaining fractional shares could be purchased or sold by each shareholder in the conversion); and (iii) conversion of the 1,000 authorized Class B Common shares into 2,000,000 Preferred Shares, par value $.01 per share.

     In August 1998, the Company completed an offering of 3,550,000 shares of its common stock, par value $.01 per share, in an initial public offering at an offering price of $14.00 per share. Net proceeds to the Company from this initial public offering totaled $44.8 million, after offering costs of $1.4 million.

     Convertible Preferred Shares

     In November 1996, the Company designated 500,000 Convertible Preferred Shares, par value $.01 per share, out of the 2,000,000 Preferred Shares which were authorized in March 1996, the rights and preferences of which are generally senior to the Company's Common Shares and are more fully described in the Company's Amended Certificate of Incorporation (the "Amended Certificate"). Thereafter, the Company completed a private placement of 140,722 Preferred Shares for an aggregate price of $4,038,722. Such consideration consisted of the cancellation of outstanding Notes (described above) in the aggregate principal amount of $1,500,000 plus $2,538,722 in cash. Each Preferred Share is convertible into 2.5 Common Shares (subject to anti-dilution adjustment as set forth in the Amended Certificate) upon the occurrence of certain events in respect of the Company or the holders of Preferred Shares. The Preferred share conversion feature is subject to anti-dilution adjustment. In January 1997, the Company issued 17,422 shares of Preferred Stock for a payment of $500,011 in cash.

     As of December 31, 1996 and 1997, the 140,722 and 158,144 issued and outstanding Preferred Shares were convertible into 351,805 and 542,908 Common Shares, however, no Preferred Shares were converted as of those dates.

     These Preferred Shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, as defined, on a pari passu basis, were entitled to receive an amount equal to $28.70 per share, to be paid out of the assets of the Company available for distribution before any such payments were to be made on any shares of the Company's common shares or any other capital stock of the Company other than the Preferred Shares, plus any declared and unpaid dividends.

     The Preferred Shares were subject to mandatory conversion, and would automatically convert into common shares, as noted above, in the event:

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(6) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

    (i) the Company successfully consummated a firm commitment for an underwritten initial public offering of its equity securities for:

     (a) a gross per share price offered to the public of at least 200% of the then current per share conversion price, as defined; and

     (b) a total gross offering amount, as defined, of at least $20,000,000;
         or

   (ii) the holders of a majority of the Preferred Shares voted in favor of or consent to such conversion.

     For as long as the Preferred Shares were outstanding, the Company could not, without the prior written consent or affirmative vote of the holders of at least 66 2/3 % of all of the outstanding Preferred Shares:

    (i) authorize or issue any other equity securities of the Company which rank superior to the Preferred Shares with respect to conversion, dividends, redemption, liquidation, antidilution or other preferences, designations, rights or powers;

   (ii) authorize or issue any securities of the Company which have voting rights superior to the Preferred Shares; or

  (iii) otherwise amend, alter or repeal the preferences, designations, rights or powers of the Preferred Shares or enter into any transaction that shall result in any such amendment, alteration, or repeal, which would have an adverse effect upon holders of such shares.

     On February 25, 1998, in accordance with the terms and conditions of the Securities Purchase Agreement, all 158,144 issued and outstanding Preferred Shares were converted into 542,908 Common Shares, after giving effect to anti-dilution provisions.

     Mandatorily Redeemable Convertible Preferred Stock

     On February 25, 1998, the Company entered into a Securities Purchase Agreement for the sale and issuance of 10,060,002 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A ("Mandatorily Redeemable Convertible Preferred Stock" or "Series A"), par value $.01 per share, 1,320,904 Class A Warrants to purchase common stock at an exercise price of $7.62 per share and 1,320,904 Class B Warrants to purchase common stock at an exercise price of $11.42 per share in a private placement for total proceeds of $10,060,002.

     After giving effect to the Securities Purchase Agreement, including the Merger, the capital stock of the Company consisted of: (i) 100,000,000 common shares, of which 6,870,300 shares were issued and outstanding, 2,641,808 shares were reserved for issuance upon conversion of issued and outstanding Mandatorily Redeemable Convertible Preferred Stock or "Series A," 1,320,904 shares were reserved for issuance upon exercise of issued and outstanding Class A Warrants, 1,320,904 shares were reserved for issuance upon exercise of issued and outstanding Class B Warrants, 643,750 were reserved for issuance upon exercise of issued and outstanding Class C Warrants, 35,609 were reserved for issuance upon exercise of issued and outstanding unclassified warrants, 62,757 (subject to adjustment) were reserved for issuance upon exercise of outstanding convertible debentures, and 1,437,500 shares were reserved for issuance to key employees, officers and directors of, and consultants to, the Company under stock incentives that had been granted or were available for grant by the Company pursuant to the 1998 Stock Incentive Plan; and (ii) 30,000,000 preferred shares, of which 10,060,002 were outstanding, all of which were designated as Mandatorily Redeemable Convertible Preferred Stock or Series A shares, all of which were in a private placement.

     The Series A shares ranked (i) prior to the Common Stock of the Company;
(ii) pari passu with any Securities (as defined in the Securities Purchase Agreement); and (iii) junior to any Senior Securities, in each case as to dividends and other distribution of assets and upon liquidation, dissolution or winding up of the Company, whether

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(6) Common Stock, Convertible Preferred Shares and Mandatorily Redeemable Convertible Preferred Stock--Continued

voluntary or involuntary. The Series A shareholders were entitled to receive, when and as declared by the Board of Directors out of funds legally available, dividends at a rate of $0.04 per share per annum. Such dividends were cancelled pursuant to the Securities Purchase Agreement because the Company consummated a qualified initial public offering (as defined in the Securities Purchase Agreement) prior to January 31, 1999.

     Each share of Series A was convertible, at the option of the holder, at any time and without the payment of additional consideration into common stock determined by the sum of (i) the Payment Price of $1.00 per Series A share divided by the conversion price of $3.81 per common share (as adjusted), plus
(ii) all accrued and unpaid dividends with respect to such share divided by the dividend conversion price which is equal to twice the conversion price of $3.81.

     The Company's Mandatorily Redeemable Convertible Preferred Stock was subject to certain anti-dilution protection, if the Company raises funds in the future, while the Preferred Stock was still outstanding, at a common stock-equivalent value which was less than the conversion price of the Preferred Stock. The Preferred Stock was converted, by its terms, automatically into common stock simultaneously with the completion of the August initial public offering. Accordingly, there was no adjustment to the conversion ratio.

     Each Series A share (and, as applicable, all accrued but unpaid dividends thereon) was automatically converted into common shares at the conversion price (and dividend conversion price) immediately upon the closing of the August initial public offering.

     In the event the Company had not completed a qualified public offering on or prior to the fifth anniversary of the original issue date, each shareholder of record of Series A shares would have the right to cause the Company to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A shares by paying cash of $1.00 per share plus any dividends accrued. Additionally, if the Company failed to maintain at least $10 million of Key-Man Life Insurance on the President and Chief Executive Officer of the Company, each shareholder of record of Series A Shares would have the right to cause the company to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A Shares by paying cash of $1.00 per share plus any dividends accrued.

     Series A shareholders had one vote for each full common share into which a Series A share would be convertible.

     All of the Company's mandatorily redeemable convertible preferred stock converted into 3,577,118 shares of Common Stock (including 935,269 common shares issued in connection with the Intelligent Interactions acquisition on a converted basis and 2,641,849 common shares issued in connection with the Initial Merger on a converted basis) and 3,000 shares of Series B Preferred Stock (representing 230,415 common shares issued in connection with the CliqNow! acquisition on a converted basis), representing 3,807,533 shares of Common Stock in the aggregate which, by their terms, automatically converted in connection with the Company's August initial public offering.

     In conjunction with the Securities Purchase Agreement, the Company issued both Class A Warrants and Class B Warrants to purchase 1,320,904 shares of the Company's common stock, par value $.01 per share, at $7.62 and $11.42 per share, respectively. Such warrants are immediately exerciseable and expire on February 25, 2003. No value has been attributed to the Class A and Class B warrants based upon an independent valuation of the securities.

(7) Stock Option Plan

 1995 Stock Option Plan--amended

     During 1995, the Company established the 1995 Stock Option Plan, which was amended (the "Amended Plan") by the board of directors in December 1996. Under the Amended Plan, the board of directors may issue incentive stock options or non-qualified stock options to purchase up to 217,500 common shares. Incentive stock options may be granted

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(7) Stock Option Plan--Continued

to officers who are employees of the Company, Directors of the Company and other employees of the Company who are deemed to be "key employees." Incentive stock options must be issued at the fair market value of the Company's common stock at the date the option is issued. Non-qualified stock options may be granted to officers, directors, other employees, consultants and advisors of the Company. The option price for non-qualified stock options shall be at least 85% of the fair market value of the Company's common stock. The granted options under the amended plan shall be for periods not to exceed ten years. Options granted to shareholders who own greater than 10% of the outstanding stock must be issued at 110% of the fair market value of the stock on the date the options are granted. Subsequent to December 31, 1997, the Amended Plan was replaced by the 1998 Stock Incentive Plan (see below).

     The per share weighted-average fair value of stock options granted during 1995, 1996 and 1997 was $2.56, $9.28 and, $1.60, respectively, on the date of grant using the Black-Scholes method with the following weighted-average assumptions: 1995--risk-free interest rate 6.39%, and an expected life of two years; 1996--risk-free interest rate 6.18%, and an expected life of three years; and 1997--risk-free interest rate 5.64%, and an expected life of two years.

     The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the accompanying financial statements.

     Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:


                                  1995               1996               1997
                            ----------------   ----------------   ----------------
   Net loss:
    As reported .........     $ (1,168,144)      $ (6,795,675)      $ (5,305,828)
    Pro forma ...........       (1,179,998)        (6,838,920)        (5,322,570)
   Net loss per share:
    As reported .........     $      (2.78)      $      (6.48)      $      (4.88)
    Pro forma ...........            (2.80)             (6.52)             (4.90)

     Stock option activity during the periods indicated is as follows:

                                                                      Weighted
                                                                      average
                                                         Options      exercise
                                                         granted       price
                                                       -----------    --------
   Outstanding at December 31, 1994 ...............           --      $   --
   Granted ........................................       64,425        3.08
   Exercised ......................................           --          --
   Canceled .......................................           --          --
                                                          ------      ------
   Outstanding at December 31, 1995 ...............       64,425        3.08
   Granted ........................................       56,889       11.28
   Exercised ......................................           --          --
   Canceled .......................................      (13,017)       5.12
                                                         -------      ------
   Outstanding at December 31, 1996 ...............      108,297        7.16
   Granted (a) ....................................      207,797        1.60
   Exercised ......................................           --          --
   Canceled .......................................      (22,783)       6.44
                                                         -------      ------
   Outstanding at December 31, 1997 ...............      293,311      $ 3.72
                                                         =======      ======
   Vested at December 31, 1997 ....................      132,373
                                                         =======
   Options available at December 31, 1997 .........           --
                                                         =======

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(7) Stock Option Plan --Continued

   (a) At December 31, 1997, the total number of options outstanding for purchase of common shares under the Amended Plan exceeded the options available for issuance. Subsequent to December 31, 1997, the Company replaced the Amended Plan with the 1998 Stock Incentive Plan (see below) and increased the number of shares available under the plan to a maximum of 3,000,000.

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                        OPTIONS OUTSTANDING              OPTIONS EXERCISABLE
                                ----------------------------------- -----------------------------
                                     WEIGHTED
                                      AVERAGE          WEIGHTED                       WEIGHTED
     RANGE OF         NUMBER         REMAINING          AVERAGE         NUMBER        AVERAGE
 EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
----------------- ------------- ------------------ ---------------- ------------- ---------------
$1.60-1.72           264,918        7.1 years          $  1.60         105,230        $  1.60
  4.00-5.16            9,464        2.1 years             4.92           8,214           5.04
 8.00-11.92           18,929        3.3 years            10.80          18,929          10.80
                     -------                                           -------
                     293,311                                           132,373
                     =======                                           =======

 1998 Stock Incentive Plan

     During 1998, the board of directors and stockholders of the Company approved the 1998 Stock Incentive Plan as amended (the "Plan"). The following is a summary of the material features of the Plan. This Plan replaced the 1995 Stock Option Plan--Amended.

     All employees of and consultants to the Company are eligible under the Plan. Eligibility under the Plan shall be determined by the Stock Incentive Committee. The Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified stock options; (ii) stock appreciation rights, in tandem with stock options or free standing; and (iii) restricted stock. In addition, the Plan provides for the non-discretionary award of stock options to non-employee directors of the Company.

     A maximum of 3,000,000 shares of Common Stock may be issued or used for reference purposes pursuant to the Plan. The maximum number of shares of Common Stock subject to each of stock options or stock appreciation rights that may be granted to any individual under the Plan is 187,500 for each fiscal year during the term of the Plan. If a stock appreciation right is granted in tandem with a stock option, it shall be applied against the individual limits for both stock options and stock appreciation rights, but only once against the maximum number of shares available under the Plan.

     Subsequent to December 31, 1997 through September 30, 1998, the Company granted a total of 1,071,495 stock options; 477,750 of such were at an exercise price of $4.00 per share, 300,000 of such were granted at an exercise price of $6.00 per share and 212,807 of such were assumed as a result of the acquisition of Intelligent Interactions at exercise prices ranging from $0.16 to $0.48 per share, and 80,938 of such were at exercise prices of $9.00 to $14.00 per share, which were granted at the fair market value of the underlying stock at the time of grant. At September 30, 1998, the Company had 1,190,999 options outstanding at a weighted average exercise price of $4.20 per share (see Note 13).

     The Company has recorded a deferred compensation charge of approximately $331,500 in the second quarter of 1998, in connection with the grant of approximately 300,000 stock options to employees, representing the difference between the deemed fair value of the Company's Common Stock for accounting purposes and the exercise price of such options at the date of grant. Such amount is presented as reduction of stockholders' equity (deficit) and amortized over the vesting period of the applicable options, generally over four years. The Company granted such options at a weighted average exercise price of $5.74 per share. Amortization of deferred stock compensation is recorded in general and administrative expense in the consolidated statement of operations.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(8) Major Contracts

     In November 1996, the Company entered into an agreement with SegaSoft to license the rights to its registration-driven ad targeting software. The contract term was for two years from the earlier of the first commercial use of SegaSoft's Heat Network or August 1, 1997. The Company accounted for the SegaSoft agreement in accordance with Statement of Position 91-1," Software Revenue Recognition. The Company received license fees of $1.8 million, of which $1.2 million was received by December 31, 1996. In addition, the Company received a $300,000 non-refundable consulting retainer fee in November 1996. This fee, plus an additional $100,000 credit, was applied against consulting service fees for design modifications to the software for the SegaSoft Heat Network, which were recognized as revenues as services were performed. The Company accounted for the majority of the license fee, or $1.3 million, as performance occurred over the period during which the licensed software was transferred to SegaSoft and modified to perform to SegaSoft's specifications. The period in which the fees associated with software license transfer and consulting services both commenced in November 1996 and concluded in August 1997. For the years ended December 31, 1996 and 1997 and for the nine months ended September 30, 1998, the Company recorded approximately $429,000, $1,681,000 and $0 in revenue, respectively, the cost of sales associated with the Segasoft consulting and license fee were $9,800, and $57,400 and $0, respectively for all periods presented.

     During 1996, the Company entered into an agreement with SegaSoft for advertising on the Company's ContentZone Web sites and/or Riddler.com. The term of the contract was for one year from the date of signing. The Company received a prepayment in full for $540,000 in 1996. Revenue from the agreement was recognized ratably over the terms of the contracts. For the years ended December 31, 1996 and 1997, the Company recorded $212,000 and $326,000 in revenue, respectively.

     During 1996, the Company entered into an agreement with Microsoft Corporation for advertising on the Company's ContentZone Web sites. The term of the contracts was for one year from the date of signing. The Company received a prepayment in full for $150,000 in 1996. Revenue from the agreement was recognized ratably over the terms of the contracts. For the years ended December 31, 1996 and 1997, the Company recorded $75,000 and $75,000 in revenue, respectively.


(9) Supplemental Cash Flow Information

     Supplemental disclosure of cash flow information:

     During 1996, 1997 and 1998, the amount of cash paid for interest was $27,535, $0 and $0, respectively.

     Non-cash financing activities:

     During 1996, the Company converted $1.5 million of mandatory conversion subordinated notes into Preferred Shares.

     During 1997, the Company converted $94,757 of senior convertible notes into common stock.

     For the nine months ended September 30, 1998, the Company issued an aggregate of 5,278,167 shares of common stock, 3,561,505 Series A shares, 3,000 Series B shares, 265,212 Class A Warrants, 265,212 Class B Warrants and 136,553 Class C Warrants in connection with the Acquisitions.

     For the nine months ended September 30, 1998, the Company converted all outstanding shares of convertible preferred stock into 4,350,441 shares of common stock, converted $2,556,250 of senior convertible notes payable--related parties, plus accrued interest, into 828,036 shares of Common Stock and outstanding warrants were converted into 191,349 shares of common stock.

     For the nine months ended September 30, 1998, the Company recorded imputed interest payable on loans payable--related party of $9,000.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(9) Supplemental Cash Flow Information --Continued

     In February 1998, the Company issued warrants to a former officer for $450,000 (see Note 5).

     In April 1998, the Company issued 5,909 shares of common stock to a consultant for $22,500.

     In September 1998, the Company entered into a capital lease for approximately $85,000 of equipment.


(10) Commitments

     The Company leases its facilities and certain equipment under operating lease agreements. During May 1996, the Company converted its New York office lease agreements to a month-to-month basis for approximately 11,000 square feet of office space. Rental expense from operating leases amounted to $31,000, $175,000, $183,000 and $417,000 for the years ended 1995, 1996 and 1997 and for the nine month period ended September 30, 1998, respectively.

     On June 1, 1996, the Company entered into an eighteen-month operating lease for the use of computer equipment with a fair market value of approximately $852,000. The lease requires six quarterly payments of $163,420 beginning on June 1, 1996. In October 1997, the lease agreement was modified and as a result the quarterly payments were adjusted to $45,935 through the extended term of the lease, November 30, 1998. Rent expense for the operating lease was $381,313 and $611,637 for the years ended 1996 and 1997, respectively.

     Future minimum payments under noncancelable operating leases at December 31, 1997 are as follows:

                                                    Operating
Year ending December 31                              leases
-----------------------                            ----------
   1998 ........................................    $271,000
   1999 ........................................     128,000
   2000 ........................................      23,000
   2001 ........................................       1,000
                                                    --------
       Total minimum payments required .........    $423,000
                                                    ========

     Interactive Imaginations also entered into a Consulting Agreement, dated as of January 1, 1998 with Neterprises, Inc. ("Consulting Agreement"), pursuant to which Mr. Paolucci, President and sole stockholder of Neterprises, Inc., agreed to provide management and consulting services to Interactive Imaginations for a term of up to one year in connection with the identification and evaluation of potential strategic relationships and potential acquisition targets. In return for such services, Mr. Paolucci received a lump sum payment of $180,000 and currently receives a monthly fee of $12,500.

     In 1998, the Company entered into a lease agreement for space rental at its new corporate headquarters for a period of 5 years. The Company's annual lease expense for this office space will be approximately $1.2 million. The Company expects to incur approximately $1 million in leasehold improvements in connection with the new office space.

     On May 14, 1998 and July 7, 1998, the Company entered into two operating leases for computer equipment and software related to its Adfinity system, with a combined fair market value of $849,488. The operating lease as, amended, requires monthly payments and expires in September, 2001. Total rent expense for currently outstanding leases is expected to be approximately $90,500 per quarter.

     On May 1, 1998 the Company entered into a one year operating lease for space to house its Adfinity system, including leasing telephone equipment to transmit data. Monthly rent expense is $27,000.

                               24/7 MEDIA, INC.
             (Successor Company to Interactive Imaginations, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                           December 31, 1996 and 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(11) Legal Proceedings

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity. During 1997, the Company successfully defended claims against the Company; however, legal costs incurred in connection with such claims amounted to $232,304.


(12) Stock Split

     On July 20, 1998, the Company effected a 1-for-4 reverse stock split. Accordingly, all references in the financial statements to the number of shares and to per share amounts have been retroactively restated to reflect these changes.


(13) Subsequent Events--Unaudited

     During the fourth quarter of 1998, the Company entered into a lease line of credit for up to $3.0 million to finance capital equipment. As of December 1998, total obligations under this lease line of credit were approximately $600,000.

     Subsequent to September 30, 1998, the Company completed three transactions that involved the use of net cash for investing activities. On December 30, 1998, the Company completed the acquisition, for $1.0 million in cash, for an initial 80% (on an as converted basis) interest in CardSecure, Inc., which manufactures the transactional banner software that the Company employs in its e-commerce applications. CardSecure also operates a Web site hosting service. On December 31, 1998, the Company invested $3.0 million in cash and issued 203,851 shares of common stock to China.com Corporation in exchange for a 10% equity interest in China.com. Finally, on January 20, 1999, the Company invested a total of $3.9 million to purchase a 60% interest in InterAd Holdings Limited, which will operate the 24/7 Media Europe Network. The Company expects to invest an additional aggregate of $5 million of working capital in CardSecure and InterAd in 1999 to support their future operations.

     On December 14, 1998, the Company entered into a severance agreement with Yale R. Brown, a former director and Executive Vice President under which Mr. Brown resigned as an officer and director. The Company agreed to pay Mr. Brown the sum of $136,894 as severance, including attorneys' fees, and the Company exchanged mutual releases of substantially all claims arising out of this employment.

     During the fourth quarter of 1998, the Company granted 384,150 stock options at exercise prices of $6.75 to $31.88 per share, which were granted at the fair market value of the underlying stock at the time of grant. These stock options have a weighted average exercise price of $13.42 per share. During January 1999, the Company granted 647,000 stock options at exercise prices of $27.00 to $41.50 per share, which were granted at the fair market value of the underlying stock at the time of grant. These stock options have a weighted average exercise price of $27.09 per share.

     During January 1999, Mr. Paolucci exercised his Class C Warrants to purchase 625,000 shares of common stock at an exercise price of $3.81 per share in exchange for 546,775 shares of common stock in a cashless exercise.

                          INDEPENDENT AUDITORS' REPORT


The Members of Interactive Holdings, LLC
(successor to Petry Interactive, Inc.)

     We have audited the accompanying balance sheet of Interactive Holdings, LLC (successor to Petry Interactive, Inc.) as of December 31, 1997 (Successor), and the related statements of operations and cash flows for the period from February 1, 1997 (inception) to September 28, 1997 (Predecessor) and for the period from September 29, 1997 to December 31, 1997 (Successor). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interactive Holdings, LLC as of December 31, 1997 (Successor), and the results of its operations and its cash flows for the period February 1, 1997 (inception) to September 28, 1997 (Predecessor) and the period from September 29, 1997 to December 31, 1997 (Successor) in conformity with generally accepted accounting principles.

     As discussed in note 1 to the financial statements, on September 29, 1997, Interactive Holdings, LLC acquired Petry Interactive, Inc. As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and, therefore, is not comparable.


                                                 KPMG LLP


New York, New York
June 2, 1998

                See accompanying notes to financial statements.

                           INTERACTIVE HOLDINGS, LLC
                    (SUCCESSOR TO PETRY INTERACTIVE, INC.)


                                 BALANCE SHEET


                                                                                  December 31,
                                                                                      1997
                                                                                 -------------
                                                                                   Successor
                                     ASSETS
Current Assets:
   Cash ......................................................................    $  117,849
   Accounts receivable, net of allowance for doubtful accounts of $158,777 ...       803,089
   Prepaid expenses and other current assets .................................         6,449
                                                                                  ----------
       Total current assets ..................................................       927,387
                                                                                  ----------
Other assets .................................................................         5,000
                                                                                  ----------
       Total assets ..........................................................    $  932,387
                                                                                  ==========

                        LIABILITIES AND MEMBERS' DEFICIT
Current Liabilities:
   Loan payable--related party ...............................................    $  300,000
   Accounts payable ..........................................................         8,875
   Accrued liabilities .......................................................     1,297,024
                                                                                  ----------
       Total current liabilities .............................................     1,605,899
                                                                                  ----------
Other long-term liabilities ..................................................        16,733
                                                                                  ----------
Total liabilities ............................................................     1,622,632
                                                                                  ----------

Members' deficit:
   Common Stock; $0.01 par value, 200,000 shares authorized, 100 shares issued
    and outstanding ..........................................................             1
   Paid in capital ...........................................................         6,000
   Members' deficit ..........................................................      (696,246)
                                                                                  ----------
       Total members' equity (deficit) .......................................      (690,245)
                                                                                  ----------

Commitments and contingencies
       Total liabilities and members' deficit ................................    $  932,387
                                                                                  ==========

                See accompanying notes to financial statements.

                           INTERACTIVE HOLDINGS, LLC
                    (SUCCESSOR TO PETRY INTERACTIVE, INC.)


                           STATEMENTS OF OPERATIONS


                                                 Period from
                                              February 1, 1997         Period from
                                                 (inception)        September 29, 1997
                                                     to                     to
                                             September 28, 1997     December 31, 1997
                                            --------------------   -------------------
                                                (Predecessor)          (Successor)
Advertising revenue .....................       $    514,982           $  754,279
Cost of revenues ........................            449,621              724,973
                                                ------------           ----------
       Gross profit .....................             65,361               29,306
                                                ------------           ----------

Operating expenses:
   Sales and marketing ..................          1,306,125              424,386
   General and administrative ...........            950,210              295,163
                                                ------------           ----------
       Total operating expenses .........          2,256,335              719,549
   Interest expense .....................                 --                6,000
                                                ------------           ----------
       Net loss .........................       $ (2,190,974)          $ (696,243)
                                                ============           ==========

                See accompanying notes to financial statements.

                           INTERACTIVE HOLDINGS, LLC
                    (SUCCESSOR TO PETRY INTERACTIVE, INC.)


                           STATEMENTS OF CASH FLOWS

                                                                          Period from
                                                                       February 1, 1997       Period from
                                                                          (inception)      September 29, 1997
                                                                              to                   to
                                                                      September 28, 1997   December 31, 1997
                                                                     -------------------- -------------------
                                                                         (Predecessor)        (Successor)
Cash flows from operating activities:
   Net loss ........................................................     $ (2,190,974)        $ (696,243)
   Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation ...................................................           10,358                 --
    Provision for doubtful accounts ................................           12,992            145,786
    Imputed interest on loan payable--related party ................                               6,000
    Changes in operating assets and liabilities, net of acquisition:
     Accounts receivable ...........................................         (424,800)          (410,861)
     Prepaid assets and other current assets .......................           (5,490)              (960)
     Other assets ..................................................               --             (5,000)
     Accounts payable ..............................................           15,000             (6,125)
     Accrued liabilities ...........................................          528,501            785,252
                                                                         ------------         ----------
       Net cash used by operating activities .......................       (2,054,413)          (182,151)
                                                                         ------------         ----------

Cash flows from financing activities:
   Proceeds from loan payable--related party .......................               --            300,000
   Net cash transferred from--related party ........................        2,180,617                 --
                                                                         ------------         ----------
       Net cash provided by financing activities ...................        2,180,617            300,000
                                                                         ------------         ----------
       Net change in cash ..........................................          126,204            117,849

Cash at the beginning of period ....................................               --                 --
                                                                         ------------         ----------
Cash at end of period ..............................................     $    126,204         $  117,849
                                                                         ============         ==========

                See accompanying notes to financial statements.

                           INTERACTIVE HOLDINGS, LLC
                      (FORMERLY PETRY INTERACTIVE, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                               December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies

 (a) Summary of Operations

     Interactive Holdings, LLC. (the "Company") operates a network of Web sites that enables both advertisers and Web publishers to capitalize on the many opportunities presented by Internet advertising, direct marketing and commerce. The Company generates revenues by delivering advertisements and promotions to Web sites affiliated with the Company ("Affiliated Web sites"). The Company was formed on September 24, 1997, to acquire Petry Interactive, Inc., a wholly owned subsidiary of Petry Media Corporation. The Company did not have any operations prior to its acquisition of Petry Interactive, Inc. At the time of its acquisition, Petry Interactive, Inc.'s operations consisted solely of a network of Web sites to which the Company delivered advertisements and promotions.

     Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communications medium, prospective project development efforts, and the acceptance of the Company's solutions by the marketplace.

     On February 24, 1998, the Company distributed all of the issued and outstanding shares of Petry Interactive, Inc. to its members, and such shares were exchanged by Interactive Holdings, LLC's members for 2,623,592 shares of 24/7 Media, Inc.'s stock under a Plan of Merger and Securities Purchase Agreement.

 (b) Basis of Presentation

     On February 1, 1997, Petry Interactive commenced its Internet advertising network solutions business (Predecessor). Predecessor financial statements presented herein relate solely to that business. On September 29, 1997, the Company entered into a Stock Purchase Agreement whereby all of the outstanding shares of Petry Interactive, Inc. were purchased by the Company in exchange for $100 in cash plus a warrant to purchase 20% of the Company for $0.25. Accordingly, the statements of operations and cash flows for the period February 1, 1997 (inception) to September 28, 1997 reflect the operations of the Predecessor, and the balance sheet as of December 31, 1997 and the statements of operations, members' deficit and cash flows for the period September 29, 1997 to December 31, 1997 reflect the operations and financial position under the ownership of the Company (Successor).

     As a result of the change in control, the financial information for the period after the change in control is presented on a different cost basis than that for the period before the change in control and, therefore, is not comparable.

     The accompanying financial statements include certain corporate general and administrative expenses incurred on a consolidated basis by PMC for the period February 1, 1997 (inception) to September 28, 1997 that have been allocated to the Company. Such allocations include corporate salaries, rent, professional services and depreciation and are included in general and administrative expenses in the Company's statement of operations. In management's opinion, the basis for the allocation of such costs is reasonable and is based upon a proportionate allocation of actual costs incurred using an estimate of the amount of time spent and equipment and space used. However, the expenses allocated to the Company, although made on a basis management believes to be reasonable, may not necessarily be representative of what the Company would have incurred on a stand alone basis.

                           INTERACTIVE HOLDINGS, LLC
                       (FORMERLY PETRY INTERACTIVE, INC.)

                    NOTES TO FINANCIAL STATEMENTS--Continued
                               December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies --Continued

     Allocated costs are as follows:

                                       Period from
                                     February 1, 1997
                                      (inception) to
                                    September 28, 1997
                                   -------------------
                                      (Predecessor)
   Corporate salaries ............       $534,686
   Rent ..........................         63,896
   Professional services .........         23,594
   Depreciation ..................         10,358
                                         --------
                                         $632,534
                                         ========

     The purchase of the Predecessor Interactive Holdings LLC was accounted for using the purchase method of accounting. The estimated fair value of the net assets acquired is as follows:

   Accounts receivable, net ......................    $538,013
   Prepaid and other current assets ..............       5,490
   Accounts payable and accrued expenses .........     543,502

     The estimated fair value of the net assets acquired was determined by management by reference to the fair value of these instruments at the date of purchase which approximated their financial statement carrying amount.

 (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (d) Income Taxes

     For the period February 1, 1997 (inception) to September 28, 1997, federal and state income taxes are provided as if the Company filed a separate tax return. On a stand alone basis, the Company owes no current taxes and has not been allocated any income tax expense (benefit) by PMC.

     For the period September 29, 1997 to December 31, 1997, for federal and state income tax purpose, the Company is treated as a partnership. The Company incurred a net operating loss of $696,243 for the period, accordingly, no provision has been made for income taxes, as income or loss is included in the tax returns of the members.

 (e) Revenue Recognition

     The Company's advertising revenues are derived principally from short-term advertising agreements in which the Company delivers advertising impressions or full-page deliveries for a fixed fee to third-party Web sites comprising the Petry Network. For the period February 1, 1997 (inception) to September 28, 1997, revenues from advertising were recognized ratably over the term of the agreement as services were performed. For the period from September 29, 1997, to December 31, 1997, revenues from advertising are recognized in the period the advertising impressions are delivered provided collection of the resulting receivable is probable.

     Third party Web sites which register web page(s) with the Company's network and display advertising banners on those pages are commonly referred to as "Affiliated Web sites." These third party Web sites are not "related party"

                           INTERACTIVE HOLDINGS, LLC
                       (FORMERLY PETRY INTERACTIVE, INC.)

                    NOTES TO FINANCIAL STATEMENTS--Continued
                               December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Summary of Operations and Significant Accounting Policies--Continued

relationships or transactions as defined in Statement of Financial Accounting Standards No. 57, "Related Party Disclosures." The Company pays its Affiliated Web sites a service fee for providing advertising space to the Petry Network. The Company becomes obligated to make payments to such Affiliated Web sites, which have contracted with the Company to be part of the Petry Network, in the period the advertising impressions are delivered. Such expenses are classified as cost of revenues in the statements of operations.

     At December 31, 1997, accounts receivable include approximately $500,700 of unbilled receivables for which revenue was recognized in 1997.

 (f) Advertising Expenses
     The Company expenses the cost of advertising and promoting its services as incurred. Such costs are included in sales and marketing in the statement of operations and totaled $18,000 and $19,765 for the period February 1, 1997 (inception) to September 28, 1997 and for the period September 29, 1997 to December 31 1997, respectively.

 (g) Financial Instruments and Concentration of Risk
     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, accounts receivable, accounts payable and accrued liabilities. At December 31, 1997 the fair value of these instruments approximated their financial statement carrying amount.

     Accounts receivable have been derived from advertising fees billed to advertisers located in the United States. The Company generally requires no collateral. The Company maintains reserves for potential credit losses. At December 31, 1997, one customer accounted for over 10% of the Company's accounts receivable, accounting for 12% of total receivables.

(2) Balance Sheet Components

   Accrued Liabilities

     A summary of accrued liabilities follows:

                                     December 31,
                                         1997
                                    -------------
   Affiliate royalties ..........    $  684,532
   Ad management fees ...........       219,120
   Employee commissions .........       203,729
   Other ........................       189,643
                                     ----------
                                     $1,297,024
                                     ==========

(3) Loan Payable--Related Party

     In connection with the Stock Purchase Agreement with PMC, dated September 29, 1997, PMC agreed to lend an aggregate of $300,000 during the period September 29, 1997 to December 31, 1997. The loan is repaid at a rate of 5% of the gross commissions or other revenues received by the Company, after deducting advertising agency commissions and web-site royalties. The loan has no stated interest and is expected to be paid within the next year.

     In accordance with Staff Accounting Bulletin Topic 5:T, the Company has imputed an interest cost because these loans have no stated interest rate. The imputed interest rate used was based on a market rate of interest of 12%. For the three month period ended December 31, 1997, interest expense was $6,000.

                           INTERACTIVE HOLDINGS, LLC
                       (FORMERLY PETRY INTERACTIVE, INC.)

                    NOTES TO FINANCIAL STATEMENTS--Continued
                               December 31, 1997
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Commitments

     In connection with the Stock Purchase Agreement dated September 29, 1997, the Company is obligated to pay PMC a royalty of 5% of the gross commissions or other revenues received by the Company, after deducting advertising agency commissions and web-site royalties. Total royalties to be paid will not exceed $1,000,000. Any payments of the royalty amount commences upon full repayment of the loan payable--related party (See note 3). As of December 31, 1997, the Company had accrued $16,733 in royalty payments to PMC which are included in other long-term liabilities.

(5) Legal Proceedings

     The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material effect on the Company's financial position, results of operation or liquidity.

(6) Warrants

     In connection with the Stock Purchase Agreement dated September 29, 1997, the Company issued to PMC a warrant for 25 shares of common stock, $.01 par value for $0.25. The warrant was exercised in connection with the February 1998 Plan of Merger and Securities Purchase Agreement (see Note 1).

                   Report of Independent Public Accountants


To Intelligent Interactions Corporation:

     We have audited the accompanying balance sheets of Intelligent Interactions Corporation (a Delaware corporation in the development stage) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' deficit and cash flows for the period from inception (February 28, 1995) to December 31, 1995 and the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelligent Interactions Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from inception to December 31, 1995 and the years ended December 31, 1996 and 1997, in conformity with generally accepted accounting principles.


                      /s/ ARTHUR ANDERSEN LLP
Washington, D.C.
May 13, 1998

      INTELLIGENT INTERACTIONS CORPORATION (A Development Stage Company)


                                BALANCE SHEETS

                                                                                              December 31,              March 31,
                                                                                      -----------------------------  ---------------
                                                                                           1996           1997             1998
                                                                                      ------------- ---------------  ---------------
                                         ASSETS                                                                      (unaudited)
Current assets:
  Cash and cash equivalents .........................................................  $  531,100    $     423,548    $       3,675
  Accounts receivable ...............................................................          --           23,768           87,499
  Other current assets ..............................................................         100            7,169           13,568
                                                                                       ----------    -------------    -------------
    Total current assets ............................................................     531,200          454,485          104,742
                                                                                       ----------    -------------    -------------
Property and equipment, at cost:
  Computer equipment ................................................................      93,243          151,163          151,163
  Furniture and fixtures ............................................................       2,329           16,648           16,648
  Software ..........................................................................       2,656           22,714           22,714
                                                                                       ----------    -------------    -------------
                                                                                           98,228          190,525          190,525
  Less--Accumulated depreciation ....................................................     (11,537)         (46,073)         (61,074)
                                                                                       ----------    -------------    -------------
                                                                                           86,691          144,452          129,451
                                                                                       ----------    -------------    -------------
    Total assets ....................................................................  $  617,891    $     598,937    $     234,193
                                                                                       ==========    =============    =============
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ..................................................................  $   27,298    $     100,542    $     121,801
  Accrued expenses ..................................................................      36,184          121,991          183,102
  Line of credit ....................................................................          --           19,583           17,195
  Note payable to officer ...........................................................      86,446               --               --
  Convertible notes payable .........................................................          --          450,000          450,000
                                                                                       ----------    -------------    -------------
    Total current liabilities .......................................................     149,928          692,116          772,098
Commitments (Note 5) ................................................................
Convertible, redeemable preferred stock; $0.01 par value
  Series A; 71,870 shares authorized; 71,870 issued and outstanding in 1996, 1997 and 1998, respectively; entitled to liquidation preference of $16.42 per share plus unpaid dividends; 8% per annum ($1,209,075, $1,303,483 and $1,327,085
   in the aggregate in 1996, 1997 and 1998, respectively) ...........................   1,209,075        1,303,483        1,327,085
  Series A-1; 71,870 shares authorized; none issued or outstanding ..................          --               --               --
  Series AA; 54,150 shares authorized; 0 and 54,142 issued and outstanding in 1996 and in 1997 and 1998, respectively; entitled to liquidation preference of $18.47 per share plus unpaid dividends; 8% per annum ($1,056,447 and $1,076,447 in
   the aggregate in 1997 and 1998, respectively) ....................................          --        1,056,447        1,076,447
  Series AA-1; 54,150 shares authorized; none issued or outstanding .................          --               --               --
  Series AAA; 78,304 shares authorized; 0 and 48,712 issued and outstanding in
   1996 and in 1997 and 1998, respectively; entitled to liquidation preference of
   $20.53 per share plus unpaid dividends; 8% per annum ($1,030,948 and
   $1,050,949 in 1997 and 1998, respectively in the aggregate).......................          --        1,030,948        1,050,949
  Series AAA-1; 78,304 shares authorized; none issued or outstanding ................          --               --               --
                                                                                       ----------    -------------    -------------
    Total convertible, redeemable preferred stock value                                 1,209,075        3,390,878        3,454,481
                                                                                       ----------    -------------    -------------
Stockholders' deficit:
  Common stock; $0.01 par value; 930,000 shares authorized; 230,170 shares issued
   and outstanding in 1996, 1997, and 1998, respectively ............................       2,412            2,412            2,412
  Additional paid-in capital ........................................................     142,290          142,290          142,290
  Treasury stock ....................................................................      (6,600)          (6,600)          (6,600)
  Deficit accumulated during the development stage ..................................    (879,214)      (3,622,159)      (4,130,488)
                                                                                       ----------    -------------    -------------
    Total stockholders' deficit .....................................................    (741,112)      (3,484,057)      (3,992,386)
                                                                                       ----------    -------------    -------------
    Total liabilities and stockholders' deficit .....................................  $  617,891    $     598,937    $     234,193
                                                                                       ==========    =============    =============

      The accompanying notes are an integral part of these balance sheets.

                      INTELLIGENT INTERACTIONS CORPORATION
                         (A Development Stage Company)

                           STATEMENTS OF OPERATIONS


                                     Period From                                                                        Period From
                                      Inception                                                                          Inception
                                    (February 28,                                                                      (February 28,
                                       1995) To      Year Ended      Year Ended       Quarter Ended   Quarter Ended      1995) To
                                     December 31,   December 31,    December 31,        March 31,       March 31,        March 31,
                                         1995           1996            1997               1997            1998            1998
                                   --------------- -------------- ----------------   --------------- --------------- ---------------
                                                                                       (unaudited)     (unaudited)      (unaudited)
Revenues:
 Consulting and license
  fees and support ...............   $       --      $       --     $     65,432       $       --      $   88,362      $    153,794
 Cost of revenues ................           --              --               --               --          13,200            13,200
                                     ----------      ----------     ------------       ----------      ----------      ------------
    Gross profit .................           --              --           65,432               --          75,162           140,594
Operating expenses:
 Sales and marketing .............           --         254,515        1,249,910          182,043         226,548         1,730,973
 Product development .............       21,964          92,280          327,995           91,386          66,738           508,977
 General and
  administrative .................      133,238         350,368        1,055,589          250,165         221,168         1,760,363
                                     ----------      ----------     ------------       ----------      ----------      ------------
Total operating expenses .........      155,202         697,163        2,633,494          523,594         514,454         4,000,313
                                     ----------      ----------     ------------       ----------      ----------      ------------
Loss from operations .............     (155,202)       (697,163)      (2,568,062)        (523,594)       (439,292)       (3,859,719)
Interest income (expense),
 net .............................          473          (1,438)           6,861              460          (5,434)              462
Other income .....................           --           3,085               --               --              --             3,085
                                     ----------      ----------     ------------       ----------      ----------      ------------
Net loss .........................     (154,729)       (695,516)      (2,561,201)        (523,134)       (444,726)       (3,856,172)
Less dividends on
 preferred stock .................           --         (28,969)        (181,744)         (23,602)        (63,603)         (274,316)
                                     ----------      ----------     ------------       ----------      ----------      ------------
Net loss applicable to
 common stock ....................   $ (154,729)     $ (724,485)    $ (2,742,945)      $ (546,736)     $ (508,329)     $ (4,130,488)
                                     ==========      ==========     ============       ==========      ==========      ============

      The accompanying notes are an integral part of these balance sheets.

      INTELLIGENT INTERACTIONS CORPORATION (A Development Stage Company)

                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                Stockholders'
                                                                                   Deficit
                                                                             -------------------
                                                         Preferred Stock        Common Stock
                                                     ----------------------- -------------------
                                                       Shares      Amount      Shares    Amount
                                                     ---------- ------------ ---------- --------
Inception, February 28, 1995 .......................       --    $       --        --    $   --
 Sale of Common Stock to Founders at $0.60 per
  share, July, September, and December 1995 ........       --            --   206,670     2,067
 Stock issued to employees for services rendered
  valued at $0.60 per share, December 1995..........       --            --    14,500       145
 Net loss ..........................................       --            --        --        --
                                                       ------    ----------   -------    ------
Balance, December 31, 1995 .........................       --            --   221,170     2,212
 Stock issued to employee for services rendered
  valued at $0.60 per share, February 1996..........       --            --    20,000       200
 Sale of Series A Preferred Stock to investors
  valued at $16.42 per share, September 1996........   71,870     1,180,106        --        --
 Repurchase of 11,000 of terminated employee's
  shares by the Company at $0.60 per share,
 November 1996 .....................................       --            --        --        --
 Accrued dividends on Preferred Stock ..............       --        28,969        --        --
 Net loss ..........................................       --            --        --        --
                                                       ------    ----------   -------    ------
Balance, December 31, 1996 .........................   71,870     1,209,075   241,170     2,412
 Sale of Series AA Preferred Stock to investors
  valued at $18.47 per share, April 1997............   54,142     1,000,002        --        --
 Sale of Series AAA Preferred Stock to investors
  valued at $20.53 per share, August 1997...........   48,712     1,000,057        --        --
 Accrued Dividends on Preferred Stock ..............       --       181,744        --        --
 Net loss ..........................................       --            --        --        --
                                                       ------    ----------   -------    ------
Balance, December 31, 1997 .........................  174,724     3,390,878   241,170     2,412
 Accrued dividends on Preferred Stock
  (unaudited) ......................................       --        63,603        --        --
 Net loss (unaudited) ..............................       --            --        --        --
                                                      -------    ----------   -------    ------
Balance, March 31, 1998 (unaudited) ................  174,724    $3,454,481   241,170    $2,412
                                                      =======    ==========   =======    ======

                                                               Stockholders' Deficit
                                                     ------------------------------------------
                                                                                    Deficit
                                                                                  Accumulated
                                                      Additional                   During the
                                                        Paid-In      Treasury     Development
                                                        Capital       Stock          Stage
                                                     ------------ ------------- ---------------
Inception, February 28, 1995 .......................   $     --     $      --    $         --
 Sale of Common Stock to Founders at $0.60 per
  share, July, September, and December 1995 ........    121,935            --              --
 Stock issued to employees for services rendered
  valued at $0.60 per share, December 1995..........      8,555            --              --
 Net loss ..........................................         --            --        (154,729)
                                                       --------     ---------    ------------
Balance, December 31, 1995 .........................    130,490            --        (154,729)
 Stock issued to employee for services rendered
  valued at $0.60 per share, February 1996..........     11,800            --              --
 Sale of Series A Preferred Stock to investors
  valued at $16.42 per share, September 1996........         --            --              --
 Repurchase of 11,000 of terminated employee's
  shares by the Company at $0.60 per share,
 November 1996 .....................................         --        (6,600)             --
 Accrued dividends on Preferred Stock ..............         --            --         (28,969)
 Net loss ..........................................         --            --        (695,516)
                                                       --------     ---------    ------------
Balance, December 31, 1996 .........................    142,290        (6,600)       (879,214)
 Sale of Series AA Preferred Stock to investors
  valued at $18.47 per share, April 1997............         --            --              --
 Sale of Series AAA Preferred Stock to investors
  valued at $20.53 per share, August 1997...........         --            --              --
 Accrued Dividends on Preferred Stock ..............         --            --        (181,744)
 Net loss ..........................................         --            --      (2,561,201)
                                                       --------     ---------    ------------
Balance, December 31, 1997 .........................    142,290        (6,600)     (3,622,159)
 Accrued dividends on Preferred Stock
  (unaudited) ......................................         --            --         (63,603)
 Net loss (unaudited) ..............................         --            --        (444,726)
                                                       --------     ---------    ------------
Balance, March 31, 1998 (unaudited) ................   $142,290     $  (6,600)   $ (4,130,488)
                                                       ========     =========    ============

        The accompanying notes are an integral part of these statements.

                      INTELLIGENT INTERACTIONS CORPORATION
                         (A Development Stage Company)

                           STATEMENTS OF CASH FLOWS

                                                          Period From
                                                           Inception
                                                         (February 28,
                                                            1995) To      Year Ended      Year Ended
                                                          December 31,   December 31,    December 31,
                                                              1995           1996            1997
                                                        --------------- -------------- ----------------
Cash flows from operating activities:
 Net loss .............................................   $ (154,729)    $  (695,516)    $ (2,561,201)
 Adjustments to reconcile net loss to net cash used
  in operating activities--
  Depreciation ........................................        2,185           9,352           34,536
  Compensation expense on stock grants ................        8,700          12,000               --
  Changes in operating assets and liabilities:
   Accounts receivable ................................           --              --          (23,768)
   Other current assets ...............................       (1,000)            900           (7,069)
   Accounts payable and accrued expenses ..............        5,497          57,985          159,051
                                                          ----------     -----------     ------------
    Net cash used in operating activities .............     (139,347)       (615,279)      (2,398,451)
Cash flows from investing activities:
 Purchases of property and equipment ..................      (13,109)        (85,119)         (92,297)
                                                          ----------     -----------     ------------
    Net cash used in investing activities .............      (13,109)        (85,119)         (92,297)
Cash flows from financing activities:
 Proceeds from sale of common stock ...................      124,002              --               --
 Proceeds from sale of preferred stock ................           --       1,180,106        2,000,059
 Purchase of treasury shares ..........................           --          (6,600)              --
 Proceeds from note payable ...........................           --              --          450,000
 Net proceeds from (payments on) line of credit .......       10,000         (10,000)          19,583
 Net proceeds from (payments on) note payable to
  officer .............................................       56,000          30,446          (86,446)
                                                          ----------     -----------     ------------
    Net cash provided by financing activities .........      190,002       1,193,952        2,383,196
                                                          ----------     -----------     ------------
Net increase (decrease) in cash .......................       37,546         493,554         (107,552)
Cash and cash equivalents, beginning of period ........           --          37,546          531,100
                                                          ----------     -----------     ------------
Cash and cash equivalents, end of period ..............   $   37,546     $   531,100     $    423,548
                                                          ==========     ===========     ============
Supplemental cash flow information:
 Cash paid for interest ...............................   $       --     $    10,331     $     15,284
                                                          ==========     ===========     ============

                                                                                           Period From
                                                                                            Inception
                                                                                          (February 28,
                                                         Quarter Ended   Quarter Ended      1995) To
                                                           March 31,       March 31,        March 31,
                                                              1997            1998            1998
                                                        --------------- --------------- ----------------
                                                          (unaudited)     (unaudited)      (unaudited)
Cash flows from operating activities:
 Net loss .............................................   $ (523,134)     $ (444,726)     $ (3,856,172)
 Adjustments to reconcile net loss to net cash used
  in operating activities--
  Depreciation ........................................        3,815          15,001            61,074
  Compensation expense on stock grants ................           --              --            20,700
  Changes in operating assets and liabilities:
   Accounts receivable ................................         (100)        (63,731)          (87,499)
   Other current assets ...............................      (19,192)         (6,399)          (13,568)
   Accounts payable and accrued expenses ..............      101,677          82,370           304,903
                                                          ----------      ----------      ------------
    Net cash used in operating activities .............     (436,934)       (417,485)       (3,570,562)
Cash flows from investing activities:
 Purchases of property and equipment ..................      (50,749)             --          (190,525)
                                                          ----------      ----------      ------------
    Net cash used in investing activities .............      (50,749)             --          (190,525)
Cash flows from financing activities:
 Proceeds from sale of common stock ...................           --              --           124,002
 Proceeds from sale of preferred stock ................           --              --         3,180,165
 Purchase of treasury shares ..........................           --              --            (6,600)
 Proceeds from note payable ...........................           --              --           450,000
 Net proceeds from (payments on) line of credit .......           --          (2,388)           17,195
 Net proceeds from (payments on) note payable to
  officer .............................................      (28,101)             --                --
                                                          ----------      ----------      ------------
    Net cash provided by financing activities .........      (28,101)         (2,388)        3,764,762
                                                          ----------      ----------      ------------
Net increase (decrease) in cash .......................     (515,784)       (419,873)            3,675
Cash and cash equivalents, beginning of period ........      531,100         423,548                --
                                                          ----------      ----------      ------------
Cash and cash equivalents, end of period ..............   $   15,316      $    3,675      $      3,675
                                                          ==========      ==========      ============
Supplemental cash flow information:
 Cash paid for interest ...............................   $    1,928      $    6,626      $     32,241
                                                          ==========      ==========      ============

        The accompanying notes are an integral part of these statements.

                     INTELLIGENT INTERACTIONS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(1) Business Description and Risk Factors

     Intelligent Interactions Corporation (the "Company"), was incorporated on February 28, 1995, in the state of Delaware. The Company is developing the Intelligent Programming Engine (IPE[TM]), an enabling technology necessary to ensure the economic viability of the information super highway. The IPE[TM] provides targeted content delivery through interactive on-line networks. The Company is in the development stage and has a limited operating history, has incurred operating losses since its inception, and expects losses to continue and increase. Since its inception, the Company has been engaged in development and organizational efforts, including development of its IPE[TM] software technology; creation of development and deployment plans; and recruitment of administrative, technical, and business development staff. Many of the Company's current and potential competitors have substantially greater financial and technological resources, sales and marketing capabilities, and experience than the Company. The Company's success will depend on the continued service of its management team and technical personnel. There can be no assurance that the Company will be successful in the development or commercialization of its services.

     In April 1998, the Company was acquired by 24/7 Media, Inc. ("24/7 Media" See Note 8). 24/7 Media has committed to fund the future operations of Intelligent Interactions.

     Common Stock Split
     Pursuant to the amendment of its certificate of incorporation in 1996, the Company exchanged existing outstanding common stock for 241,170 shares of $0.01 par value common stock completing a 10 to 1 stock split. All amounts have been restated to reflect the 10 to 1 stock split and change in par value.

(2) Summary of Significant Accounting Policies

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Included in cash and cash equivalents are investments in a money market account.

     Property and Equipment
     Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over a three-year period. Depreciation expense for 1996 and 1997 was $9,352 and $34,536, respectively.

     Income Taxes
     The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Management has established a valuation reserve against the net deferred tax asset related primarily to the Company's net operating loss carryforward.

     The Company, with the consent of its stockholders, had previously elected under the Internal Revenue Code to be an "S" corporation, effective February 28, 1995. In lieu of corporate income taxes, the stockholders of an

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(2) Summary of Significant Accounting Policies --Continued

"S" corporation are taxed on their proportionate shares of the Company's taxable income. No provision or liability for income taxes has been included in the financial statements for the period of time that the Company was a Subchapter "S" corporation.

     The Company terminated the Subchapter "S" election, by the admittance of a nonqualified stockholder, on September 10, 1996.

     Revenue Recognition

     Revenue from software licenses and software support agreements is recognized ratably over the term of the agreement. Revenue from consulting services is recognized as the services are provided.

     The American Institute of Certified Public Accountants (the "AICPA") has issued a Statement of Position (the "SOP") SOP-97-2, "Software Revenue Recognition," and is effective for fiscal years beginning after December 15, 1997. The Company adopted SOP-97-2 effective January 1, 1998 and the adoption did not have a material impact on the Company.

     Product Development Costs

     Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant.

     Unaudited Interim Financial Statements

     The accompanying balance sheet as of March 31, 1998 and the accompanying statements of operations stockholders' deficit and cash flows for the three months ended March 31, 1997 and 1998 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

     Increase in Authorized Shares

     In March 1998, the Board of Directors increased the authorized stock of the company to consist of 930,000 shares of common stock, $0.01 par value, and 78,304 shares of Series AAA Preferred Stock, no par value. All share amounts in the accompanying financial statements reflect the increase in authorized shares.

     Reclassifications

     Certain reclassifications of prior year amounts have been made to conform to the December 31, 1997 presentation.


(3) Line of Credit and Note Payable

     The Company maintains a line of credit with a bank in the amount of $50,000. The agreement with the bank provides for a floating interest rate of prime plus 2 percent, which was 10.25 and 10.50 percent as of December 31, 1996 and 1997, respectively. Borrowings are secured by government securities belonging to a founder of the Company. The line of credit expires in September 1998. There were no borrowings outstanding at December 31, 1996 and 1997.

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(3) Line of Credit and Note Payable --Continued

     In January 1997, the Company obtained an additional line of credit with a bank in the amount of $400,000. The agreement with the bank provides for a floating interest rate of prime plus one and a half percent which was 10 percent at December 31, 1997. Borrowings are secured by all assets of the Company. The line of credit expires on July 31, 1998. As of December 31, 1997, borrowings of $19,583 were outstanding. The line was repaid and cancelled in April 1998.

     During 1995, the Company borrowed $56,000 from the Company's founder and principal stockholder. The note was originally due in December 1996 and accrued interest at an annual rate of 10 percent, which was to be paid quarterly. During 1996, the Company borrowed an additional $55,500 from the Company's founder and principal stockholder. All amounts outstanding at September 6, 1996, under these notes as well as the 1995 note, plus accrued interest on those amounts were converted into one instrument in the amount of $113,856. Principal and interest at the annual rate of 10 percent is due monthly over a 12 month period that began in October 1996. During 1996, the Company paid $27,410 and $7,052 in principal and interest, respectively, on this obligation. During 1997, the balance of $86,446 and $3,642 in principal and interest, respectively, was paid on this obligation.

     During 1997, the Company received an aggregate of $450,000 in proceeds from the issuance of convertible notes payable, bearing an interest rate of 9.5 percent per annum. The notes, and accrued interest, are due on June 29, 1998. The notes are convertible into any new series of preferred stock ("New Series") issued by the Company through June 29, 1998 at the same price at which the New Series is issued. If the Notes are not so converted within this period, thereafter, each holder of the notes will have the right to convert the principal and interest of its note into the Series AAA Preferred stock with a purchase price of $20.53. The Notes were converted as a result of the Merger (Note 8) at the same price at which the New Series is issued.

(4) Stockholders' Equity

     Common Stock
     In September 1996, the Company amended its certificate of incorporation to increase the number of authorized shares of common stock from 25,000 to 900,000 shares, as well as to effect a 10 for 1 stock split. Common shares are subject to repurchase by the Company under certain circumstances. In the event a stockholder terminates employment with the Company, the Company may elect to repurchase any or all of the shares at the higher of the employee's original purchase price per share or fair market value. To the extent the employee's shares are not fully vested, the Company may elect to repurchase any or all of the unvested shares at the employee's original purchase price. The Company also has the right of first refusal to purchase a stockholder's shares for the price offered to the stockholder in the event a stockholder elects to sell his or her shares. This right of first refusal and repurchase upon termination expires in the event of an initial public offering of the Company's stock. The Company recognized compensation expense on the shares of common stock issued to employees in 1995 and 1996 for services rendered. Compensation expense was $8,700 and $12,000 for the years ended December 31, 1995 and 1996, respectively.

   Preferred Stock

     In 1996, the Company issued 71,870 shares of Series A Convertible, Redeemable and Voting Preferred Stock ("Series A Preferred Stock") at $16.42 per share. The Preferred Stock is redeemable at any time after September 10, 2003, upon written request from not less than 67 percent of the outstanding Preferred stockholders at the time of the request. The redemption price shall be paid in cash equal to the original issue price per share ($16.42) plus any accrued but unpaid dividends. Dividends are cumulative and accrue at the rate of 8 percent per share per annum.

     In April 1997, the Company issued 54,l42 shares of Series AA Convertible, Redeemable and Voting Preferred Stock ("Series AA Preferred Stock") at $18.47 per share. The Series AA Preferred Stock is redeemable at any time after April 16, 2004, upon written request from not less than 67 percent of the outstanding Preferred stockholders at the time of request. The redemption price shall be paid in cash equal to the original price per share ($18.47) plus any accrued but unpaid dividends. Dividends are cumulative and accrue at the rate of 8 percent per share per annum.

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Stockholders' Equity --Continued

     In August 1997, the Company issued 48,712 shares of Series AAA Convertible, Redeemable and Voting Preferred Stock ("Series AAA Preferred Stock") at $20.53 per share. The Series AAA Preferred Stock is redeemable at any time after August 11, 2004, upon written request from not less than 67 percent of the outstanding Preferred stockholders at the time of request. The redemption price shall be paid in cash equal to the original price per share ($20.53) plus any accrued but unpaid dividends. Dividends are cumulative and accrue at the rate of 8 percent per share per annum.

     The Series A, Series AA, and Series AAA (collectively, "Preferred Stock") automatically converts to common stock at an initial ratio of 1 to 1 upon a firm commitment of an underwritten public offering, at not less than $65.68 per share or $10,000,000 in aggregate proceeds. The conversion ratio is adjustable for certain future dilutive events. Conversion to common stock can also occur upon written request of 67 percent of the outstanding Preferred stockholders.

     In the event of liquidation, dissolution, or winding up of the Company, the holders of each share of Preferred Stock will be paid out prior to and in preference of holders of common stock in an amount equal to the original issue price ($16.42 for Series A, $18.47 for Series AA, and $20.53 for Series AAA) plus all declared but unpaid dividends.

     Warrants

     The convertible notes payable contained detachable warrants which can be exercised after the first to occur of the conversion of the notes into the New Series or June 29, 1998. If the Notes convert into the New Series, the warrants will be exercisable for the New Series at the same price as those received by the New Series. If the Notes do not convert into the New Series by June 29, 1998, the warrants will thereafter be exercisable for the Series AAA Preferred Stock at a purchase price of $20.53. Such warrants will expire within five years of the agreement. The aggregate purchase price payable upon full exercise of the warrants equals $157,500 and the number of shares issuable upon full exercise equals the aggregate purchase price divided by the purchase price per share under the warrants. The warrants were deemed to have no value as the Company believes the exercise price of the warrants is in excess of the fair value of the Company's common stock. In addition, the warrants were terminated as a result of the Merger (Note 8).

 1996 Stock Option Plan
     The Company has issued stock options to its employees under the 1996 Equity Incentive Plan. These options were issued at fair market value at the date of grant. These options are summarized as follows:


                                                        Number      Weighted Average       Option Price
                                                      of Shares      Exercise Price         Per Share
                                                     -----------   ------------------   -----------------
   Company inception .............................          --           $  --          $   --
   Granted .......................................      70,700            1.09          0.60 -- 1.65
   Exercised .....................................          --              --           --
   Forfeited .....................................     (10,000)            .60          0.60
                                                       -------           -----          ------
   Balance at December 31, 1996 ..................      60,700            1.17          0.60 -- 1.65
   Granted .......................................      22,500            1.77          1.65 -- 2.05
   Exercised .....................................          --              --           --
   Forfeited .....................................     (24,000)           1.65          1.65
                                                       -------           -----          ------
   Balance at December 31, 1997 ..................      59,200            1.20          0.60 -- 2.05
   Granted .......................................       2,000            2.05          2.05
   Exercised .....................................          --              --           --
   Forfeited .....................................      (9,600)           1.65          1.65
                                                       -------           -----          ------
   Balance at March 31, 1998 (unaudited) .........      51,600          $ 1.15          $0.60 -- 2.05
                                                       =======          ======          ===============

     No options are exercisable at December 31, 1996 and 1997. The weighted average remaining life for options outstanding at December 31, 1996 and 1997, was 7.14 years and 6.47 years, respectively, and at March 31, 1998 was 6.11 years.

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(4) Stockholders' Equity --Continued

     In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option or similar equity instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period.

     SFAS No. 123 allows an entity to continue to use the intrinsic value method as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and management has elected to do so. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. However, entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied. Accordingly, net loss would be as follows:

                      As Reported        Pro Forma
Year Ended              Net Loss         Net Loss
-----------------   ---------------   --------------
   1996 .........    $   (695,516)     $   (701,914)
   1997 .........      (2,561,201)       (2,564,751)

     The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1996 and 1997: no dividend yield, zero percent volatility, risk-free interest rates approximating 6 percent, and the estimated life of the option is the contractual term of the option. The weighted-average fair value of options granted for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, were $0.39, $0.79, $0.72 and $0.89, respectively.

(5) Commitments

     In January 1997, the Company entered into a noncancelable operating lease for office space that expires April 30, 1998. Minimum lease payments required under this lease are $23,576 in 1998. Total rent paid in 1996 and 1997 was $27,086 and $69,000, respectively.

(6) Income Taxes

     As of December 31, 1996 and 1997, the Company had net operating loss carryforwards for Federal income tax purposes of approximately $213,000 and $3,082,000, respectively, that begin expiring in 2011. Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of significant changes in the ownership of the Company.

     SFAS No. 109 requires that the tax benefit of financial reporting net operating losses and tax credits be recorded as an asset to the extent that management assesses the utilization of such net operating losses and tax credits to be "more likely than not." As of December 31, 1996 and 1997, the Company's net deferred tax assets were approximately $81,000 and $1,171,000, respectively, which consists primarily of the net operating loss carryforward and a valuation reserve was recorded against the entire amount.

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)

(7) Accrued Expenses

     Accrued expenses consists of the following as of:

                              December 31,
                                                     March 31,
                            1996         1997          1998
                         ----------   ----------   ------------
                                                    (unaudited)
Vacation                  $13,808      $ 33,809      $ 23,685
Accrued Compensation           --        20,000        26,000
Professional Fees              --        36,000        73,000
Travel Expenses                --        21,425        36,042
Other                      22,376        10,757        24,375
                          -------      --------      --------
                          $36,184      $121,991      $183,102
                          =======      ========      ========

(8) Intelligent Interactions Acquisition

     During April 1998, 24/7 Media, Inc. ("24/7 Media") acquired all of the outstanding stock of Intelligent Interactions (the "Merger").

     Upon consummation of the Merger, each share of common stock of Intelligent Interactions was converted into approximately 4.1 shares of common stock, 0.6 Class A Warrants, 0.6 Class B Warrants and 0.3 Class C Warrants of 24/7 Media. In the aggregate 949,243 shares of Common Stock, 3,561,505 shares of Series A Preferred Stock, 265,152 Class A Warrants, 265,152 Class B Warrants and 136,553 Class C Warrants were issued in connection with the transaction. The Warrants expire on April 10, 2003.

     The Series A shares rank (i) prior to the Common Stock of 24/7 Media; (ii) pari passu with any Securities (as defined in the Securities Purchase Agreement); and (iii) junior to any Senior Securities, in each case as to dividends and other distribution of assets and upon liquidation, dissolution or winding up of 24/7 Media, whether voluntary or involuntary. The Series A shareholders are entitled to receive, when and as declared by the Board of Directors out of funds legally available, dividends at a rate of $0.04 per share per annum. Such dividends shall be cancelled pursuant to the Securities Purchase Agreement if 24/7 Media consummates a qualified initial public offering (as defined in the Securities Purchase Agreement) prior to January 1, 1999.

     Each share of Series A shall be convertible, at the option of the holder, at any time and without the payment of additional consideration into common stock determined by the sum of (i) the Payment Price of $1.00 per Series A share divided by the conversion price of $3.81 per common share (as adjusted), plus (ii) all accrued and unpaid dividends with respect to such share divided by the dividend conversion price of equal to twice the conversion price of $3.81.

     Each Series A share (and, as applicable, all accrued but unpaid dividends thereon), shall automatically be converted into common shares at the conversion price (and dividend conversion price) immediately upon the closing of a qualified public offering.

     In the event 24/7 Media has not completed a qualified public offering on the prior to the fifth anniversary of the original issue date, each shareholder of record of Series A shares will have the right to cause 24/7 Media to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A shares by paying cash of $3.81 per share plus any dividends accrued. Additionally, if 24/7 Media fails to maintain at least $10 million of Key-Man Life Insurance on the President and Chief Executive Officer of the Company, each shareholder of record of Series A Shares will have the right to cause the company to redeem at the option of the shareholder all or part of the shareholder's outstanding Series A Shares by paying cash of $3.81 per share plus any dividends accrued.

     Series A shareholders have one vote for each full common share into which a Series A share would be convertible.

                     INTELLIGENT INTERACTIONS CORPORATION

                     As of December 31, 1997 and 1996 and
                        As of March 31, 1998 (unaudited)
         (All information subsequent to December 31, 1997 is Unaudited)
(8) Intelligent Interactions Acquisition --Continued

     Each share of Preferred Stock, Series A Preferred Stock, Series AA Preferred Stock or Series AAA Preferred Stock of Intelligent Interactions was converted to approximately 18 shares of Mandatorily Redeemable Convertible Preferred Stock--Series A, par value $.01 per share, 2.7 Class A Warrants (exercise price of $7.62), 2.7 Class B Warrants (exercise price of $11.42) and
1.4 Class C Warrants (exercise price of $3.81) of 24/7 Media. The convertible note payable was also converted into Mandatorily Redeemable Convertible Preferred Stock--Series A and the detachable warrants were terminated as a result of the merger.

     In addition, each option to purchase shares of common stock of Intelligent Interactions was converted into an option to purchase approximately 4 shares of common stock of 24/7 Media under the terms and pursuant to the conditions of the 24/7 Media 1998 Stock Incentive Plan.

                   Report of Independent Public Accountants


To CliqNow!:

     We have audited the accompanying balance sheet of CliqNow!, a division of K2 Design, Inc. as of December 31, 1997 and the related statements of operations and changes in parent company's investment and advances and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CliqNow! as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                      /s/ ARTHUR ANDERSEN LLP


Roseland, New Jersey
June 12, 1998

                                   CLIQNOW!
                        (A Division of K2 Design, Inc.)


                                BALANCE SHEETS

                                                                                 December 31,      March 31,
                                                                                     1997            1998
                                                                                --------------   ------------
                                    ASSETS                                                         (unaudited)
Current Assets:
  Cash ......................................................................      $      0        $      0
  Accounts receivable, net of allowance for doubtful accounts of $21,000.....       535,708         634,643
  Prepaid and other current assets ..........................................        52,960          12,250
                                                                                   --------        --------
    Total current assets ....................................................       588,668         646,893
Fixed Assets, net of accumulated depreciation ...............................        30,936          36,574
                                                                                   --------        --------
    Total assets ............................................................      $619,604        $683,467
                                                                                   --------        --------
           LIABILITIES AND PARENT COMPANY'S INVESTMENT AND ADVANCES
Current Liabilities:
  Accounts payable ..........................................................      $165,337        $183,051
  Accrued liabilities .......................................................       189,297         164,586
  Deferred revenue ..........................................................        25,607         336,172
                                                                                   --------        --------
    Total current liabilities ...............................................       380,241         683,809
Parent Company's Investment and Net Advances ................................       239,363            (342)
                                                                                   --------        --------
    Total liabilities and parent company's investment and advances ..........      $619,604        $683,467
                                                                                   --------        --------


               The accompanying notes to financial statements are
                      an integral part of these statements.

                                   CLIQNOW!
                        (A Division of K2 Design, Inc.)

                    STATEMENTS OF OPERATIONS AND CHANGES IN
                    PARENT COMPANY'S INVESTMENT AND ADVANCES

                                                  Year Ended      Quarter Ended     Quarter Ended
                                                 December 31,       March 31,         March 31,
                                                     1997              1997             1998
                                                --------------   ---------------   --------------
                                                                   (unaudited)       (unaudited)
Advertising Revenues ........................     $  896,427       $   15,295        $  500,559
 Cost of Revenues ...........................        479,742            4,616           284,452
                                                  ----------       ----------        ----------
   Gross Profit .............................        416,685           10,679           216,107
Operating Expenses:
 Sales and Marketing ........................        417,093           60,694           122,198
 General and Administrative .................        461,755           77,073           143,365
                                                  ----------       ----------        ----------
Total Operating Expenses ....................        878,848          137,767           265,563
Loss from operations ........................       (462,163)        (127,088)          (49,456)
Provision for Income Taxes ..................             --               --                --
                                                  ----------       ----------        ----------
Net loss ....................................       (462,163)        (127,088)          (49,456)
Parent Company's Investment and Net Advances,
 beginning of the period ....................             --               --           239,363
Parent Company advances (payments) ..........        701,526          147,619          (190,249)
                                                  ----------       ----------        ----------
Parent Company's Investment and Net Advances,
 end of the period ..........................     $  239,363       $   20,531        $     (342)
                                                  ==========       ==========        ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                                   CLIQNOW!
                        (A Division of K2 Design, Inc.)


                           STATEMENTS OF CASH FLOWS

                                                                 Year Ended      Quarter Ended     Quarter Ended
                                                                December 31,       March 31,         March 31,
                                                                    1997              1997             1998
                                                               --------------   ---------------   --------------
                                                                                  (unaudited)       (unaudited)
Cash Flows from Operating Activities:
 Net loss ..................................................     $ (462,163)      $ (127,088)       $  (49,456)
 Adjustments to reconcile net loss to net cash provided
  by (used in) operating activities:
  Depreciation .............................................          8,809               --             3,806
  Changes in operating assets and liabilities:
   Accounts receivable .....................................       (535,708)         (15,295)          (98,935)
   Prepaid and other current assets ........................        (52,960)              --            40,710
   Accounts payable ........................................        165,337               --            17,714
   Accrued liabilities .....................................        189,297           10,514           (24,711)
   Deferred revenue ........................................         25,607               --           310,565
                                                                 ----------       ----------        ----------
    Net cash provided by (used in) operating
     activities ............................................       (661,781)        (131,869)          199,693
Cash Flows from Investing Activities:
 Purchases of fixed assets .................................        (39,745)         (15,750)           (9,444)
Cash Flows from Financing Activities:
 Increase (decrease) in due to parent company, net .........        701,526          147,619          (190,249)
                                                                 ----------       ----------        ----------
    Net increase in cash ...................................             --               --                --
Cash, beginning of the period ..............................             --               --                --
                                                                 ----------       ----------        ----------
Cash, end of the period ....................................     $       --       $       --        $       --
                                                                 ==========       ==========        ==========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                                   CLIQNOW!
                         (A Division of K2 Design, Inc)

                         NOTES TO FINANCIAL STATEMENTS
                          As of December 31, 1997 and
                        As of March 31, 1998 (unaudited)

(1) Organization and Business

     CliqNow! ("Cliq" or "the Company") is a division of K2 Design, Inc. ("K2"). The Company was established in 1996 with operations commencing in 1997. The Company creates Web site networks which are composed of individual, homogenous websites joined by a link page. Each website network creates a synergy yielding greater exposure for each website than could have been achieved individually.

     K2 is a full service interactive communications, design and technology company, engaged primarily in the business of interactive advertising. K2 also provides various other information delivery services. K2's customers are primarily U.S.-based corporations operating in a wide variety of industries.

(2) Summary of Significant Accounting Policies

     Use of Estimates in the Preparation of Financial Statements
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Basis of Presentation
     The accompanying financial statements include certain corporate general and administrative expenses incurred on a consolidated basis by K2 that have been allocated to the Company. Such allocations include various sales and marketing costs, general and administrative expenses, depreciation and other indirect costs and are included in the Company's statement of operations. In management's opinion, the basis for the allocation of such costs is reasonable and is based upon proportionate allocation of actual costs incurred using an estimate of the amount of time spent and equipment and space used. However, the expenses allocated to the Company, although made on a basis management believes to be reasonable, may not necessarily be representative of what the Company would have incurred on a stand-alone basis.

     Allocated costs are as follows:

                                             Three Months       Year Ended
                                           Ended March 31,     December 31,
                                                 1998              1997
                                          -----------------   -------------
   General and administrative .........        $ 85,409          $303,565
   Sales and marketing ................           1,864                --
   Depreciation .......................           3,806             8,809
   Other indirect costs ...............          22,451           120,953
                                               --------          --------
                                               $113,530          $433,327
========================================       ========          ========

     The allocation of costs for the three months ended March 31, 1997 was not material.


     Revenue Recognition
     The Company sells advertising space for banners on all webpages in the network. The advertisers are pre-billed based on terms of the specific agreements entered into. Revenue is earned progressively as adviews occur. At the end of each reporting period all unearned revenue is deferred.


     Each website is paid a commission based on the number of clicks on their respective website.

                                   CLIQNOW!
                        (A Division of K2 Design, Inc.)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
                          As of December 31, 1997 and
                        As of March 31, 1998 (unaudited)

(2) Summary of Significant Accounting Policies --Continued

     Fixed Assets

     Fixed assets are carried at cost and depreciated using the straight-line method over the estimated useful lives. Fixed assets are primarily comprised of computer equipment and are being depreciated over three years.


     Income Taxes

     K2 has elected to be treated as a C Corporation. As a result, K2 is subject to Federal, New York state and city income taxes on K2's taxable income. Cliq's operations are included in the consolidated tax return of K2. Income taxes are calculated and provided for on a consolidated basis. Accordingly, no provision for income taxes has been recorded for Cliq for the year ended December 31, 1997.

     Federal, state and city income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred taxes were not significant for the year ended December 31, 1997.


     Fair Value of Financial Instruments

     The carrying amounts of the Company's cash, accounts receivable, and accounts payable approximate fair market value based upon the relatively short-term nature of these financial instruments.


     Unaudited Interim Financial Statements
     The accompanying balance sheet as of March 31, 1998 and the accompanying statements of operations and changes in parent Company's investment and advances, and cash flows for the three months ended March 31, 1997 and 1998 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.


     Reclassifications

     Certain expenses in the December 31, 1997 statement of operations of Cliq have been classified on a basis different than those reported in the December 31, 1997 Form 10-K of K2.


(3) Parent Company's Investment and Advances

     Operations of Cliq are funded through advances from K2. As of December 31, 1997, $701,526 of advances from K2 were outstanding. Those advances have no defined repayment terms and will be repaid from the operations of Cliq. In addition, the balance at December 31, 1997 also includes the accumulated losses of Cliq from inception.


(4) Major Customers

     During 1997, the Company had sales to 2 customers representing 23% and 11% of revenues. The Company had accounts receivable from these customers amounting to $307,501 as of December 31, 1997.


(5) Subsequent Event (unaudited)

     In May 1998, K2 entered into an agreement with 24/7 Media, Inc. to sell the Cliq division. K2 will receive $1 million in cash and $3 million in 24/7 Media, Inc. Series B Convertible Preferred Stock. A portion of this cash and stock will be paid to executives of Cliq.

================================================================================

                               4,000,000 Shares


                               [24/7 LOGO OMITTED]



                                  Common Stock



                              -------------------
                              P R O S P E C T U S
                              -------------------



                              Merrill Lynch & Co.
                          Allen & Company Incorporated
                                CIBC Oppenheimer
                               J.P. Morgan & Co.
                           PaineWebber Incorporated







                                         , 1999

================================================================================

EDGAR GRAPHIC-IMAGES DESCRIPTION:

INSIDE FRONT COVER

Graphic:      Logo of Company
Language:     We provide advertising solutions to advertisers and
              web sites by offering media expertise combined with sophisticated technology. We reach one-half of the online audience.
              Source: Media Metrix, December 1998, indicating that we reached over 28 million users representing 50% of the online audience.

INSIDE FRONT GATEFOLD

Title:        24/7 MEDIA AT A GLANCE
Caption 1:    STRATEGIES FOR CONTINUED GROWTH. Our objective is to
              provide superior turnkey advertising solutions for web sites and maximize the effectiveness of Internet advertising campaigns.
              - Expand our networks of Web sites.
              - Maximize sales and marketing effectiveness.
              - Increase value of ad inventory.
              - Enhance capabilities of ad targeting technology.
              - Provide highest level of customer service.

Caption 2:    BRAND NAME WEB SITES. We provide advertising sales
              solutions for more than 125 high profile Web sites. (see inside back cover for additional Web sites). [Names of Web sites to be inserted]

Caption 3:    INDUSTRY GROWTH. Revenue from Worldwide Internet advertising is estimated to increase from $1.5 billion in 1998 to $15.3 billion in 2003.
              - Graphic bar chart depicting growth of the online advertising industry.
              - Source: Forrester Research, Media and Technologies Report,
              August 1998.
              - We cannot be certain that such rapid industry growth rates will be achieved or that we will experience similar rates of growth.

Caption 4:    EXPERIENCED MANAGEMENT TEAM. Our senior managers have
              extensive media sales and technology expertise. Combined: More than 85 years experience in advertising sales and media and more than 30 years experience in technology and operations.

Caption 5:    REACH. During December 1998, the one billion impressions generated by our networks of Web sites reached 50% of U.S. Internet users.
              - Graphic bar chart depicting our reach statistics relative to those of other Web sites.
              - Source: Media Metrix, Top Web Properties, December 1998. Media
              Metrix does not rank ad networks.
              *Based upon our list of Web sites submitted to Media Metrix.

Caption 6:    ENHANCED TECHNOLOGY. More than ad serving - a technology
              platform designed with database marketing in mind. Adfinity was developed to address the opportunities presented by online database marketing.

              Adfinity's management system serves ads to and supports our networks of Web sites.

Caption 7:    PRESTIGIOUS ADVERTISERS. We maintain sales and marketing
              relationships with leading Internet and traditional advertisers and advertising agencies. (see inside back cover for additional advertisers).
              -[Names of advertisers to be inserted]

INSIDE BACK COVER

Caption:      24/7 MEDIA.
              We provide turnkey advertising sales solutions to top Web sites and maintain sales and marketing relationships with leading advertisers.
              -(Advertisers:)
              -[Names of advertisers to be inserted]
              - This is a partial, but representative, list of our advertisers and Web sites. [Names of Web sites to be inserted.]
              - See the "Business" section of this prospectus for additional advertisers and Web sites.

                                    Part II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.


           SEC registration fee ......................    $   45,877
           NASD fee ..................................
           Nasdaq Listing Fee ........................
           Legal fees and expenses ...................       125,000
           Printing and engraving expenses ...........       175,000
           Accounting fees and expenses ..............
           Blue Sky fees and expenses ................
           Transfer agent and registrar fees .........         5,000
           Miscellaneous .............................        55,000
                                                          ----------
             Total ...................................    $
                                                          ==========

Item 14. Indemnification of Directors and Officers.

     The General Corporation Law of the State of Delaware ("DGCL") permits the Company and its stockholders to limit directors' exposure to liability for certain breaches of the directors' fiduciary duty, either in a suit on behalf of the Company or in an action by stockholders of the Company.

     The Certificate of Incorporation of the Company (the "Charter") eliminates the liability of directors to stockholders or the Company for monetary damages arising out of the directors' breach of their fiduciary duty of care. The Charter also authorizes the Company to indemnify its directors, officers, incorporators, employees, and agents with respect to certain costs, expenses, and amounts incurred in connection with an action, suit, or proceeding by reason of the fact that such person was serving as a director, officer, incorporator, employee, or agent of the Company. In addition, the Charter permits the Company to provide additional indemnification rights to its officers and directors and to indemnify them to the greatest extent possible under the DGCL. The Company has entered into indemnification agreements with each of its officers and directors and intends to enter into indemnification agreements with each of its future officers and directors. Pursuant to such indemnification agreements, the Company has agreed to indemnify its officers and directors against certain liabilities, including liabilities arising out of the offering made by this registration statement.

     The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this registration statement.

     The Underwriting Agreement filed as Exhibit 1.1 hereto provides for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the Underwriters and their controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.


Item 15. Recent Sales of Unregistered Securities

     The Registrant has sold and issued the following securities within the past three years. None of the transactions set forth below involved any public offering or any underwriter, and the Company believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of
Section 4(2) thereof, Regulation D promulgated thereunder, or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701, or, with respect to paragraph 13 below, in reliance on Rule 145(a)(2) under the Securities Act. The recipients in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company. The shares of common stock set forth below reflect the one for four reverse split of the Registrant's Common Stock to be effective prior to the closing of the offering of common stock.

(1) During 1996, the Registrant issued 34,371 shares of its Class A Common Stock (which were converted into 85,928 shares of common stock) to certain members of senior management, including Michael P. Paolucci, immediate family members of senior management, and certain sophisticated investors, including The Travelers Insurance Company, for an aggregate purchase price of $4,525,000. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(2) In August 1996, the Registrant issued convertible subordinated notes to G.E. Pension Trust, The Travelers Insurance Company and Porridge Partners II, institutional investors, in the principal amount of $500,000, convertible into common stock at a price of $11.48 per share and warrants to purchase 6,533 shares of common stock at a price of $11.48 per share. Each of the purchasers was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(3) In November 1996 through January 1997, the Registrant completed a series of private placements of 158,144 shares of preferred stock, to a group of investors including The Travelers Insurance Company, convertible into common stock at a price of $11.48 per share, subject to anti-dilution adjustment, for an aggregate purchase price of $4,538,733. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(4) During 1997, the Registrant received $2,500,000 in proceeds from the issuance of senior convertible notes primarily to affiliates and stockholders of the Company, including The Travelers Insurance Company, bearing an interest rate of 8% compounded semiannually. Each of the notes was issued with detachable warrants allowing the holder to purchase shares of common stock at price ranges ranging from $1.60 to $11.48 per share. Each of the investors was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act. was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(5) In April 1997, the Registrant granted warrants to Hambrecht & Quist, LLC, an investment banking firm, to purchase 4,375 shares of common stock at $49.72 per share. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(6) In January 1998, the Registrant issued $150,000 in senior convertible notes to The Travelers Insurance Company, convertible into 43,321 shares of common stock at $3.48 per share. The purchaser was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(7) In January 1998, the Registrant granted warrants to purchase 28,750 shares of common stock to Cowan and Company, an investment banking firm, in consideration of services rendered to the Registrant. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(8) In connection with the February 1998 merger of Petry Interactive, Inc. and Advercomm, Inc. with and into the Registrant, (i) the Registrant issued 2,623,592 shares of common stock to former shareholders of Petry Interactive, Inc., including David J. Moore, Mark A. Burchill and Scott E. Cohen, and 1,705,334 shares of common stock to former shareholders of Advercomm, Inc., including Jacob I. Friesel and Garrett P. Cecchini; (ii) the Registrant granted a former employee (Michael P. Paolucci) warrants to purchase 625,000 shares of common stock at a purchase price of $3.81 per share in connection with the termination of such employee's employment with the Registrant; (iii) the registrant issued to certain investors 10,060,002 shares of preferred stock, convertible into common stock at a conversion price of $3.81 per share, for aggregate proceeds of $10,000,000; (iv) the Registrant granted certain investors warrants to purchase 1,320,904 share of common stock at $7.61 per share and warrants to purchase 1,320,904 shares of common stock at $11.42 per share; (v) the Registrant granted to consultants warrants to purchase an aggregate of 18,750 shares of common stock at $3.81 per share. Each of the recipients of securities pursuant to the Merger Agreement was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(9) In connection with the reincorporation of the Registrant from a New York corporation to a Delaware corporation in March 1998, the Company issued shares of its Common Stock and Series A Convertible Preferred Stock in exchange for the issued and outstanding capital stock of its predecessor corporation. In addition, in connection with such reincorporation, all options and warrants to purchaser common shares of the predecessor were converted into options or warrants to purchase shares of Common Stock.

(10) In connection with the April 1998 acquisition of Intelligent Interactions, Corp., (i) the Registrant issued 949,243 shares of common stock to certain former shareholders of Intelligent Interactions Corp., including Yale

R. Brown and Matthew B. Walker; (ii) the Registrant issued 3,561,505 shares of preferred stock, convertible into common stock at a conversion price of $3.81 per share, to certain former preferred shareholders of Intelligent Interactions Corp; (iii) the Registrant granted to certain former shareholders of Intelligent Interactions Corp., including Yale R. Brown and Matthew B. Walker, warrants to purchase 265,152 shares of common stock at a purchase price of $7.61 per share, warrants to purchase 265,152 shares of common stock at a purchase price of $11.42 per share and warrants to purchase 136,553 shares of common stock at a purchase price of $3.81 per share. Each of the recipients of securities pursuant to the Merger Agreement was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(11) In April 1998, the Registrant issued 5,909 shares of common stock to Heritage Capital Corp., an investment banking firm, in consideration of services rendered to the Registrant. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(12) In June 1998, in connection with the acquisition of the CliqNow! division of K2 Design, Inc., the Registrant issued to K2 Design 3,000 shares of the Registrant's Series B Convertible Preferred Stock, which automatically converted into 230,415 shares of common stock at the time of the initial public offering. The recipient was sophisticated within the meaning of the exemption provided for by Section 4(2) of the Securities Act.

(13) The Registrant from time to time has granted stock options to employees in reliance upon an exemption under the Securities Act of 1933 pursuant to Rule
701. From January 1996 through January 15, 1999 an aggregate of 2,441,176 shares of common stock were issued pursuant to option exercises at exercise prices ranging from $0.16 to $41.50 to employees, directors and consultants.

(14) We issued 203,851 shares of common stock to China.com Corporation in connection with an Equity Exchange Agreement, dated December 31, 1998. The recipient was sophisticated within the meaning of the exemption provided for by
Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedule/Index


     The following exhibits are filed herewith or incorporated herein by reference.



Exhibit
Number       Description
----------   --------------------------------------------------------------------------------------------
   1.1       *Form of Underwriting Agreement.
   1.2       *Form of Lock Up Agreement.
   3.1       +Amended and Restated Certificate of Incorporation of the Company.
   3.2       +By-laws of the Company.
   5.1       *Opinion of Proskauer Rose LLP.
  10.1       +1998 Stock Incentive Plan.
  10.2       +Form of Stock Option Agreement.
10.3.1       +Lease Agreement, dated April 30, 1998, between the Company and 38-32 Associates.
10.3.2       +Lease Option Notice, dated July 7, 1998 between the Company and 38-32 Associates.
  10.4       +Agreement and Plan of Merger dated February 2, 1998 by and among Interactive
              Imaginations, Inc., 24/7 Acquisition Corp., Petry Interactive, Inc. and Advercomm, Inc.
  10.5       +Agreement and Plan of Merger dated as of April 9, 1998 by and among 24/7 Media, Inc.,
              Interactions Acquisition Corp. and Intelligent Interactions Corporation and the persons set forth on the signature pages thereto.
  10.6       +Asset Purchase Agreement, dated as of June 1, 1998, by and between 24/7 Media, Inc. and
              K2 Design, Inc.
  10.7       +Securities Purchase Agreement, dated February 25, 1998, among Interactive Imaginations and certain investors named therein.
  10.8       +Registration Rights Agreement, dated April 9, 1998 by and among 24/7 Media, Inc., The
              Travelers Insurance Company, Prospect Street NYC Discovery Fund, L.P., Prospect Street
              NYC Co-Investment Fund, L.P. , Big Flower Digital Services, Inc., David Banks, Trinity
              Ventures V, L.P., Trinity V Side-By-Side Fund, L.P., Zero Stage Capital V Limited
              Partnership, and F&W Investments 1996.
  10.9       +Employment Agreement between David J. Moore and Interactive Imaginations, Inc., dated
              February 24, 1998.
  10.10      +Employment Agreement between Jacob I. Friesel and Interactive Imaginations, Inc., dated
              February 24, 1998.
  10.11      +Employment Agreement between Yale R. Brown and 24/7 Media, Inc., dated April 9, 1998.
  10.12      +Employment Agreement between C. Andrew Johns and 24/7 Media, Inc., dated April 20,
              1998.
  10.13      +Consulting Agreement dated as of January 1, 1998 by and between Interactive Imaginations,
              Inc. and Neterprises, Inc.
  10.14      +Confidential Separation Agreement and General Release by and between Michael P. Paolucci and Interactive Imaginations, Inc., dated February 24, 1998.

  10.15      +Form of Indemnification Agreement.
  10.16      +GlobalCenter Master Service Agreement, dated May 1, 1998.
  10.17      +Operating Lease agreement dated June 1, 1996 between Brentwood Credit Corporation, AT&T
              Systems Leasing and Interactive Imaginations, Inc. (including amendments thereto).
  10.18      +Operating Lease agreement, dated May 18, 1998, as amended on July 7, 1998 between Sun
              Microsystems and 24/7 Media, Inc. and as amended on July 7, 1998.
  10.19      +Pledge and Security Agreement, dated as of November 11, 1997, between Interactive
              Imaginations, Inc. and The Travelers Insurance Company.

10.20       +Senior Convertible Note with Warrants Purchase Agreement, dated as of June 11, 1997, between Interactive Imaginations, Inc. and The Travelers Insurance Company.
10.21       +Amended and Restated Stockholders' Agreement by and among 24/7 Media, Inc. and certain investors named therein.
11.1         Statement regarding computation of per share earnings.
21.1        *Subsidiaries of the Company.
23.1         Consent of KPMG LLP.
23.2         Consent of Arthur Andersen LLP.
23.3         Consent of Arthur Andersen LLP.
23.4        *Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1         Powers of Attorney (included with signature page).
27.1         Financial Data Schedule.

----------------
   + Incorporated by reference to Exhibits to the Registrant's Registration Statement on Form S-1 (File No.
     333-56085).
  * To be filed by amendment.

Item 17. Undertakings
     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENT, that each person or entity whose signature appears below constitutes and appoints David J. Moore, C. Andrew Johns and Mark
E. Moran, and each of them, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-1 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on January 20, 1999.

                                     24/7 MEDIA, INC.

                                     By:  /s/ David J. Moore
                                     ----------------
                                     David J. Moore
                                     Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 20, 1999 by the following persons in the capacities indicated:



         Signature                                  Title
---------------------------   ------------------------------------------------
/s/ David J. Moore            Chief Executive Officer and Director
-------------------------
                              (Principal Executive Officer)
David J. Moore
                              Chairman of the Board
-------------------------
R. Theodore Ammon
/s/ Jacob I. Friesel          Executive Vice President and Director
-------------------------
Jacob I. Friesel
/s/ John F. Barry             Director
-------------------------
John F. Barry
                              Director
-------------------------
Jack L. Rivkin
/s/ Arnie Semsky              Director
-------------------------
Arnie Semsky
/s/ Charles W. Stryker        Director
-------------------------
Charles W. Stryker, Ph.D.
/s/ C. Andrew Johns           Executive Vice President, Treasurer & Chief
-------------------------
                              Financial Officer (Principal Financial Officer)
C. Andrew Johns
/s/ Stuart D. Shaw            Senior Vice President and Controller
-------------------------
                              (Principal Accounting Officer)
Stuart D. Shaw

Exhibits and Financial Statement Schedule/Index



Exhibit
Number       Description
----------   --------------------------------------------------------------------------------------------
   1.1       *Form of Underwriting Agreement.
   1.2       *Form of Lock Up Agreement.
   3.1       +Amended and Restated Certificate of Incorporation of the Company.
   3.2       +By-laws of the Company.
   5.1       *Opinion of Proskauer Rose LLP.
  10.1       +1998 Stock Incentive Plan.
  10.2       +Form of Stock Option Agreement.
10.3.1       +Lease Agreement, dated April 30, 1998, between the Company and 38-32 Associates.
10.3.2       +Lease Option Notice, dated July 7, 1998 between the Company and 38-32 Associates.
  10.4       +Agreement and Plan of Merger dated February 2, 1998 by and among Interactive
              Imaginations, Inc., 24/7 Acquisition Corp., Petry Interactive, Inc. and Advercomm, Inc.
  10.5       +Agreement and Plan of Merger dated as of April 9, 1998 by and among 24/7 Media, Inc.,
              Interactions Acquisition Corp. and Intelligent Interactions Corporation and the persons set forth on the signature pages thereto.
  10.6       +Asset Purchase Agreement, dated as of June 1, 1998, by and between 24/7 Media, Inc. and
              K2 Design, Inc.
  10.7       +Securities Purchase Agreement, dated February 25, 1998, among Interactive Imaginations and certain investors named therein.
  10.8       +Registration Rights Agreement, dated April 9, 1998 by and among 24/7 Media, Inc., The
              Travelers Insurance Company, Prospect Street NYC Discovery Fund, L.P., Prospect Street
              NYC Co-Investment Fund, L.P. , Big Flower Digital Services, Inc., David Banks, Trinity
              Ventures V, L.P., Trinity V Side-By-Side Fund, L.P., Zero Stage Capital V Limited
              Partnership, and F&W Investments 1996.
  10.9       +Employment Agreement between David J. Moore and Interactive Imaginations, Inc., dated
              February 24, 1998.
  10.10      +Employment Agreement between Jacob I. Friesel and Interactive Imaginations, Inc., dated
              February 24, 1998.
  10.11      +Employment Agreement between Yale R. Brown and 24/7 Media, Inc., dated April 9, 1998.
  10.12      +Employment Agreement between C. Andrew Johns and 24/7 Media, Inc., dated April 20,
              1998.
  10.13      +Consulting Agreement dated as of January 1, 1998 by and between Interactive Imaginations,
              Inc. and Neterprises, Inc.
  10.14      +Confidential Separation Agreement and General Release by and between Michael P. Paolucci and Interactive Imaginations, Inc., dated February 24, 1998.
  10.15      +Form of Indemnification Agreement.
  10.16      +GlobalCenter Master Service Agreement, dated May 1, 1998.
  10.17      +Operating Lease agreement dated June 1, 1996 between Brentwood Credit Corporation, AT&T
              Systems Leasing and Interactive Imaginations, Inc. (including amendments thereto).
  10.18      +Operating Lease agreement, dated May 18, 1998, as amended on July 7, 1998 between Sun
              Microsystems and 24/7 Media, Inc. and as amended on July 7, 1998.
  10.19      +Pledge and Security Agreement, dated as of November 11, 1997, between Interactive
              Imaginations, Inc. and The Travelers Insurance Company.

10.20       +Senior Convertible Note with Warrants Purchase Agreement, dated as of June 11, 1997, between Interactive Imaginations, Inc. and The Travelers Insurance Company.
10.21       +Amended and Restated Stockholders' Agreement by and among 24/7 Media, Inc. and certain investors named therein.
11.1         Statement regarding computation of per share earnings.
21.1        *Subsidiaries of the Company.
23.1         Consent of KPMG LLP.
23.2         Consent of Arthur Andersen LLP.
23.3         Consent of Arthur Andersen LLP.
23.4        *Consent of Proskauer Rose LLP (included in Exhibit 5.1).
24.1         Powers of Attorney (included with signature page).
27.1         Financial Data Schedule.

----------------
   + Incorporated by reference to Exhibits to the Registrant's Registration
     Statement on Form S-1 (File No. 333-56085).
   * To be filed by amendment.